Form 10KSB40, Exhibit 13
period 1997-12-31
CECIL BANCORP INC
filed 1998-03-23
CIK 926865

                              CECIL BANCORP, INC.

                               ANNUAL REPORT FOR
                                THE YEAR ENDED
                               DECEMBER 31, 1997

FINANCIAL HIGHLIGHTS


                                                                For the Year Ended
                                                                   December 31,            Change
                                                               --------------------  ----------------
                                                                 1997       1996     Amount   Percent
                                                               --------   ---------  ------   -------
                                                                  (In thousands)      (In thousands)
Results of Operations:
---------------------
  Interest income........................................       $  5,018   $  4,655   $  363     7.8%
  Interest expense.......................................          2,438      2,236      202     9.0
  Net interest income....................................          2,580      2,419      161     6.7
  Provision for loan losses..............................             87        103      (16)  (15.1)
  Net interest income after provision
   for loan losses.......................................          2,493      2,316      177     7.6
  Non-interest income....................................            352        316       36    11.6
  Non-interest expense (a)...............................          1,843      2,015     (173)   (8.6)
  Federal income taxes...................................            437        302      134    44.8
  Net earnings (b).......................................            566        315      251    79.6

                                                                   December 31,            Change
                                                               --------------------  ----------------
                                                                 1997       1996     Amount   Percent
                                                               --------   ---------  ------   -------
                                                              (In thousands, except shares outstanding)
Financial Position:
------------------
  Total assets...........................................       $ 63,660   $ 60,264   $3,396     5.6%
  Loans receivable and mortgage-backed
   securities (c)........................................         56,495     53,653    2,842     5.3
  Deposits...............................................         52,954     47,365    5,589    11.8
  Stockholders' equity...................................          7,484      7,053      431     6.1
  Number of shares outstanding (actual)..................        470,182    469,358      824     0.2

-------------------------

(a) For the year ended December 31, 1996, includes a one-time special assessment of $270,000 imposed by the Omnibus Consolidated Appropriations Act of 1996 to fully fund the Savings Association Insurance Fund ("SAIF").
(b) For the year ended December 31, 1996, after-tax effect to net income of the special assessment to fund the SAIF was $166,000. Without the premium, net earnings would have been $481,000, a 51.7% increase over net earnings for 1995.
(c)  Includes loans held-for-sale and mortgage servicing rights.

SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                   At December 31,
                                    -----------------------------------------------
                                      1997      1996      1995      1994      1993
                                    --------  --------  --------  --------  --------
                                                   (In Thousands)
Total amount of:
  Assets..........................   $63,660   $60,264   $53,991   $47,517   $44,783
  Loans receivable, net (a).......    54,678    51,488    47,154    39,181    34,485
  Cash and investment securities..     5,368     5,167     4,500     6,045     8,498
  Mortgage-backed securities......     1,817     2,165       872     1,026       545
  Savings accounts................    52,954    47,365    44,649    39,500    41,064
  Borrowings......................     1,750     4,500     1,250        --        --
  Stockholders' Equity............     7,484     7,053     7,031     7,073     3,216

Number of:
  Real estate loans outstanding...     1,202     1,194     1,131     1,328     1,023
  Savings accounts................     7,222     6,755     6,533     6,326     6,302
  Offices.........................         2         2         2         2         2

-------------------------

(a)  Includes loans held for sale and mortgage-servicing rights.



CONSOLIDATED SUMMARY OF OPERATIONS


                                                 Year Ended At December 31,
                                    -------------------------------------------------
                                      1997      1996       1995      1994      1993
                                    --------  --------   --------  --------  --------
                                                   (In Thousands)
Interest income..................     $5,018    $4,655     $3,975    $3,218    $3,249
Interest expense.................      2,438     2,236      1,867     1,557     1,609
Net interest income before
 provision for loan losses.......      2,580     2,419      2,108     1,661     1,640
Provision for loan losses........         87       103         35        34        28
                                      ------    ------     ------    ------    ------
Net interest income after
 provision for loan losses.......      2,493     2,316      2,073     1,627     1,612
Noninterest income...............        352       316        234       223       257
Noninterest expense..............      1,843     2,015 (a)  1,794     1,334     1,209
Income before income taxes and
 cumulative effect of accounting
 change..........................      1,003       617        513       516       660
Federal income tax expense.......        437       302        196       202       257
                                      ------    ------     ------    ------    ------
Income before cumulative effect
 of accounting change............        566       315        317       314       403
Cumulative effect of accounting
 change..........................         --        --         --        --        10
                                      ------    ------     ------    ------    ------
Net income.......................     $  566    $  315 (b) $  317    $  314    $  413
                                      ======    ======     ======    ======    ======

-------------------------

(a) For the year ended December 31, 1996, includes a one-time special assessment of $270,000 imposed by the Omnibus Consolidated Appropriations Act to fully fund the SAIF.
(b) After-tax effect to net income of the special assessment to fully fund the SAIF which was $166,000. Without the special assessment, net earnings would have been $481,000.

KEY OPERATING RATIOS


                                                           At or for the
                                                     Year Ended December 31,
                                                   ---------------------------
                                                    1997      1996      1995
                                                   -------  -------    -------

PERFORMANCE RATIOS:
   Return on average assets (net income divided
      by average total assets)...................     .90%     .54% (a)    .62%

   Return on average equity (net income
      divided by average equity).................    7.72     4.50  (b)   4.53

   Equity-to-assets ratio (average equity
      divided by average total assets)...........   11.66    12.07        13.77

   Interest rate spread..........................    4.01     3.90         3.88

   Net interest margin...........................    4.35     4.32         4.33

   Average interest-earning assets as a
     percentage of average interest-bearing
     liabilities.................................  108.32   110.63       111.69

ASSET QUALITY RATIOS:
   Nonperforming loans as a percentage
      of total loans.............................    1.10      .50          .46

   Nonperforming assets as a percentage
      of total assets............................     .95      .43          .40

   Net charge-offs to average loans..............     .06      .04          .06

   Allowance for loan losses as a
     percentage of total loans...................     .32      .23          .24

   Allowance for loan losses as a
     percentage of non-performing loans..........   29.31%   40.14%       52.77%

-------------------------

(a) For the year ending December 31, 1996, this number is net of after-tax effect of special SAIF assessment. Without the special assessment, this ratio would have been .83%.
(b) For the year ending December 31, 1996, this number is net of after-tax effect of special SAIF assessment. Without the special assessment, this ratio would have been 6.88%.

                     BUSINESS OF THE COMPANY AND THE BANK

CECIL BANCORP, INC.

     Cecil Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Maryland in July 1994 at the direction of the Board of Directors of Cecil Federal Savings Bank (the "Bank" or "Cecil Federal") for the purpose of serving as a savings institution holding company of Cecil Federal upon the acquisition of all of the capital stock issued by Cecil Federal in its conversion from mutual to stock form (the "Conversion"). Substantially all of the Company's assets consists of the outstanding capital stock of Cecil Federal. The Company's principal business is the business of Cecil Federal and its wholly owned subsidiaries. Therefore, most of the discussion in this Annual Report relates to the business of the Bank rather than the business of the Company.

CECIL FEDERAL SAVINGS BANK

     Cecil Federal is a community-oriented financial institution which commenced operations in 1959 as a Federal mutual savings and loan association. It converted to a Federal mutual savings bank in January 1993 and, effective November 10, 1994, Cecil Federal converted from mutual to stock form. Its deposits have been federally insured up to applicable limits, and it has been a member of the Federal Home Loan Bank ("FHLB") system since 1959. Cecil Federal's deposits are currently insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") and it is a member of the FHLB of Atlanta.

     Cecil Federal's primary business is the origination of mortgage loans secured by single-family residential real estate located primarily in Cecil County, Maryland, with funds obtained through the attraction of deposits, primarily certificate accounts with terms of 60 months or less, savings accounts and transaction accounts. To a lesser extent, Cecil Federal also makes loans on commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Cecil Federal also makes consumer loans including education loans, personal and commercial lines of credit, automobile loans and loans secured by deposit accounts. Cecil Federal purchases mortgage-backed securities and invests in other liquid investment securities when warranted by the level of excess funds.

     The Bank has two wholly owned subsidiaries, Cecil Service Corporation and Northeastern Service Corporation. Cecil Service Corporation's primary business is leasing agent for the North East Plaza Branch and Northeastern Service Corporation's primary business is insurance agent for mortgage life and disability insurance for Cecil Federal's mortgage loan customers.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Cecil Federal's primary business is the origination of mortgage loans secured by single-family residential real estate located primarily in Cecil County, Maryland, with funds obtained through the attraction of deposits, primarily certificate accounts with terms of 60 months or less, savings accounts and transaction accounts. To a lesser extent, Cecil Federal also makes loans on commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Cecil Federal also makes consumer loans including education loans, personal and commercial lines of credit, automobile loans and loans secured by deposit accounts. Although consumer loans provide Cecil Federal with additional interest income, they also involve greater risk. Cecil Federal purchases mortgage-backed securities and invests in other liquid investment securities when warranted by the level of excess funds. Cecil Federal's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments and mortgage-backed securities. Cecil Federal's operations are influenced by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. Cecil Federal's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

     Cecil Federal's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans, investments and mortgage-backed securities and the average rate paid on deposits and borrowings (if any), as well as the relative amounts of such assets and liabilities. Cecil Federal, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

YEAR 2000 ISSUES

     As the Year 2000 approaches, there is growing concern that many computers and computer systems could malfunction. Banks, as with many other industries, could be faced with errors in their account processing, payment systems, ATM systems, security systems, or virtually any system controlled by a computer.

     The cause is rooted in the programming of the date field within computer systems and software. For many years, computer systems were designed to record only the last two digits of the year in the date field in order to save costly data storage space. This programming concept works well while we are still in the 1900's. This concept does not work well for the Year 2000, as that year could be read by a computer to mean 1900.

     Bank regulators and computer system experts are emphasizing that systems and software products be implemented and tested for Year 2000 readiness. This task is a monumental undertaking for all parties involved from vendor service providers, computer systems manufacturers, software providers, and finally the Bank. Cecil Federal Savings Bank is preparing itself for the millennium.

     In June 1997, the Bank prepared an action plan to begin evaluating our systems and software products. The Bank has implemented a strategy to arrive at a solution to meet the Year 2000 requirements.

     The Bank's plan consists of the following:

     Problem Awareness : The Bank is aware of the problems that could
     -----------------
potentially arise with the year 2000 problem. As of June 1997, the Bank began to analyze what systems and software needed to be reviewed to prepare well in advance.

     Assessment Phase : The Bank assessed and implemented a program needed to
     ----------------
meet system and software requirements prior to December 31, 1997. The Bank has implemented plans that will limit its exposure to the Year 2000 problem. The Bank has made contacts with all its third party vendors to assess the Bank's exposure to the problem. These include those that provide Account & Item Processing, System Hardware Setup and ATM Software; General Ledger Software; ATM Transaction Processing; the ATM Service Provider; ATM Software; Financial Reporting Software; Fed-Line Software; On-Line Bank Service Software; Loan Sales Software; Loan Documentation Software; HMDA/Geocoding Software; Payroll Processing; Computer Hardware; Spreadsheet Software; and Word Processing Software.

     All of the bank's vendors have been proactive in addressing the Year 2000 problem. The Bank's vendors have in place or will have in place procedures to minimize the Bank's risk to the Year 2000 problem by December 31, 1998.

     Renovation Phase : The Bank will review the status of its vendor's systems
     ----------------
and software as of February 1998 and determine the processes that need to be updated. The assessment phase will be reviewed and problem areas will be identified. Solutions to the problems will be discussed and procedures to eliminate the problems will be established and reviewed with the Board of Directors and management of the Bank. This process will be completed by March 31, 1998.

     Initial steps have been completed to assure compliance with the Year 2000 problem. The Bank has contracted with its major software vendor to implement a new front-end processing system to be installed in the third quarter of 1998. This system is already Year 2000 compliant. This system replaces our previous teller system which was not compliant. In addition, the Bank plans to install 20 new personal computers and two file server computers, which are also Year 2000 compliant. These two major investments along with continued evaluation of our existing systems and software products will provide some assurances as to compliance to Year 2000 issues.

     Validation Phase:  The Bank will validate any decision making by thoroughly
     ----------------
assessing the systems compatibleness with the Year 2000 issues. Validations will be recorded and presented to the Board of Directors. The target date for the validation phase is June 30, 1998.

     Implementation Phase: The Bank will monitor the implementation of the Year
     --------------------
2000 assessment and report results to the Board of Directors. The Bank will continue to stress with its vendors the importance of this project. The Bank will keep in continual contact with its vendors until a final solution and implementation has been completed. All plans are to be completed as outlined above. The implementation phase is to be completed by December 31, 1998.

     The Bank has budgeted $150,000 for the Year 2000 issues which consists of expenditures for computer systems, computer hardware, software updates, and installation. In addition, compliance assessment and compliance testing will be budgeted. The impact of these expenditures are expected to have a minor effect upon the company's results of operations, liquidity, and capital resources. The majority of the expenditures will be capital expenditures that will be depreciated over a five year period.

ASSET AND LIABILITY MANAGEMENT

     Key components of a successful asset/liability management strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios.

     Cecil Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities. In particular, Cecil Federal's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of one-year, three-year and five-year adjustable-rate mortgage loans secured by one- to four-family residential real estate and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. Since the early 1980's Cecil Federal has sought to make its loan portfolio more interest rate sensitive by originating adjustable rate mortgage loans for retention in its own portfolio. As of December 31, 1997, adjustable rate mortgage loans constituted approximately 73.9% of Cecil Federal's total loan portfolio. All fixed-rate mortgage loans are originated according to Federal Home Loan Mortgage Corporation ("FHLMC") standards for possible sale in the secondary mortgage market and, depending on market conditions, may be sold. Cecil Federal invests excess funds in adjustable-rate or short term (5 years or less) investments and mortgage-backed securities.

     Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows Cecil Federal to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows Cecil Federal to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996.

     The Company's assets increased by $3,396,607, or 5.6% to $63,660,230 at December 31, 1997 from $60,263,623 at December 31, 1996. The Company's emphasis on expanding the loans receivable portfolio continued. The loans receivable portfolio increased by $3,492,106, or 7.0% to $53,211,517 at December 31, 1997 from $49,719,411 at December 31, 1996. Cash and interest-earning cash increased as a result of increased savings deposits, the sale of mortgage loans and prepayments of the loan portfolio. The Company's investments held to maturity increased by $507,447, or 20.4% to $2,997,516 at December 31, 1997 from
$2,490,069 at December 31, 1996. Mortgage backed securities held to maturity decreased by $120,134, or 22.6% to $411,641 at December 31, 1997 from $531,775 at December 31, 1996. Mortgage backed securities held for investment decreased by $227,855, or 14.0% to $1,405,483 at December 31, 1997 from $1,633,338 at
December 31, 1996. The decreases in the mortgage backed securities were due to regular principal reductions on mortgage loans securing these investments. Plant, Property, and Equipment increased by $150,640, or 29.6% to $659,464 at December 31, 1997 from $508,824 at December 31, 1996. The increases were due mainly to remodeling costs at the main office and North East branches, the installation of our new remote ATM in Chesapeake City and the installation of safe deposit boxes at the main office and North East branch.

     The Company's liabilities increased $2,966,110, or 5.6% to $56,176,647 at December 31, 1997 from $53,210,537 at December 31, 1996. During the year ended December 31, 1997, the Company was able to increase savings deposits as a result of additional marketing campaigns, and also reduce advances due to the Federal Home Loan Bank of Atlanta. Savings Deposits increased $5,588,676, or 11.8% to $52,953,698 at December 31, 1997 from $47,365,022 at December 31, 1996.
Advances from the Federal Home Loan Bank of Atlanta decreased $2,750,000, or 61.1% to $1,750,000 at December 31, 1997 from $4,500,000 at December 31, 1996.
Other liabilities increased $196,943, or 61.4% to $517,604 at December 31, 1997 from $320,661 at December 31, 1996.

     The Company's stockholder's equity increased by $430,497, or 6.1% to $7,483,583 at December 31, 1997 from $7,053,086 at December 31, 1996. The increase was primarily due to an increase in retained earnings of $289,025, or 8.1%. For the year ended December 31, 1997, the Company paid its regular annualized dividends of $.40 per share plus a special dividend of $.23 per share.

RESULTS OF OPERATIONS

     Economic and Market Conditions.  Cecil Federal's results of operations are
     ------------------------------
influenced by the changes in the economic conditions prevailing in the market area and the general economy. Cecil Federal concentrates on the traditional thrift activities, continuing to emphasize one-to-four family residential lending within its market area. The Bank's philosophy for funding loans is to rely on deposits from its local market area rather than borrowing from outside sources, although the Bank does borrow funds as required to fund lending needs.

     During 1997, stable economic conditions prevailed in Cecil Federal's market area. Federal Reserve fiscal policy was left virtually unchanged, leaving a span of steady interest rates, both on savings and loan deposits. Demand for fixed-rate mortgages were constant, although refinancings were down. As the Bank expanded its outreach program, demand for small business and home equity loans increased. The volume of savings deposits increased, as the Bank focused on expanding its demand deposit base.

     Net Income. Net income increased $250,757, or 79.6% to $565,666 for the
     ----------
year ended December 31, 1997, from $314,909 for the same period in 1996. The annualized return on average assets and annualized return on average equity were 0.90% and 7.72% respectively, for the year ended December 31, 1997. This compares to an annualized return on average assets of 0.54% and 4.50% respectively for the same period in 1996.

     Net Interest Income. Net interest income, the Company's primary source of
     -------------------
income, increased $160,887, or 6.7% to $2,580,223 for the year ended December 31, 1997, from $2,419,336 for the year ended December 31, 1996. The weighted average yield on all interest earning assets increased from 8.32% for the year ended December 31, 1996, to 8.46% for the year ended December 31, 1997. The weighted average rate paid on interest bearing liabilities increased from 4.42% for the year ended December 31, 1996 to 4.45% for the year ended December 31, 1997.

     Interest on loans receivable increased by $287,228, or 6.7% to $4,588,913 for the year ended December 31, 1997 from $4,301,685 for the year ended December 31, 1996. The increase is attributable to both an increase in the weighted average yield and an increase in the average balance outstanding. The weighted average yield increased from 8.60% for the year ended December 31, 1996 to 8.68% for the year ended December 31, 1997.

     Interest on mortgage backed securities increased $24,228, or 22.0% to $134,423 for the year ended December 31, 1997 from $110,195 for the year ended December 31, 1996. The increase is a result of an increase in the average balance outstanding. Although the bank purchased additional mortgage backed securities during the quarter ended September 1996, there have been no new purchases of mortgage backed securities during 1997.

     Interest on investment securities increased $10,444, or 7.9% to $142,869 for the year ended December 31, 1997 from $132,425 for the year ended December 31, 1996. The increase is a result of an increase in the weighted average yield. Interest on other investment securities increased $41,175, or 37.1% to $152,161 for the year ended December 31, 1997 from $110,986 for the year ended December 31, 1996 as a result of an increase in both the weighted average yield and the average balance outstanding. Other investments primarily are short term liquidity accounts with variable rates.

     Interest paid on savings deposits increased $170,335, or 8.1% to $2,271,723 for the year ended December 31, 1997 from $2,101,388 for the year ended December 31, 1996. The increase was the result of an increase in the average balance outstanding. Interest expense paid on borrowings increased $31,853, or 23.7% to $166,420 for the year ended December 31, 1997 from $134,567 for the year ended December 31, 1996. The increase was a result of an increase in the average cost of funds.

     Provision for Loan Losses. Provisions for loan losses decreased $15,500, or
     -------------------------
15.1% to $87,000 for the year ended December 31, 1997 from $102,500 for the year ended December 31, 1996. The provision was decreased in connection with management's ongoing analysis of the loan portfolio. Loan loss reserves are based upon management's consideration of current and anticipated economic conditions which may affect the ability of borrowers to repay loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risk inherent in Cecil Federal's loan portfolio, and the estimated net realized value of the underlying collateral. The evaluation process in ongoing and results in variations in Cecil Federal's provision for loan losses in various periods.

     Noninterest income.  Noninterest income increased $36,500, or 11.6% to
     -------------------
$352,140 for the year ended December 31, 1997 from $315,640 for the year ended December 31, 1996. Loan servicing fees increased 16.1%, up $4,844 for the year ended December 31, 1997 over the same period in 1996. This was a result of the increase in balances of the servicing portfolio. Gains on sale of loans decreased $37,371, or 44.3% to $46,905 for the year ended December 31, 1997 from $84,276 for the year ended December 31, 1996. The decrease was attributable to a decline in the dollar volume of loan sales and the decreased yield spread between the market value at the time of origination and the sale of fixed-rate loans. Other fees increased $57,173 or 95.2% to $117,244 for the year ended December 31, 1997 from $60,071 for the year ended December 31, 1996. Increases were primarily attributable to increases in fee income from savings transaction accounts.

     Noninterest Expense.  Noninterest expense decreased $173,087, or 8.6% to
     --------------------
$1,842,779 for the year ended December 31, 1997 from $2,015,866 for the year ended December 31, 1996. The Company experienced an increase in compensation and benefits of $58,837, or 6.0% to $1,031,978 for the year ended December 31, 1997 from $973,141 for the year ended December 31, 1996. The increase can be attributable to general merit increases and costs of benefits and the hiring of an additional full-time employee. Equipment and data processing expense increased $27,378, or 17.3% to $185,507 for the year ended December 31, 1997 from $158,129 for the year ended December 31, 1996. The increase can be attributed to overall company growth of accounts and the installation of a new remote ATM. The Company also experienced a decline in the amount paid to the Savings Association Insurance Fund during the year ended December 31, 1997. Lower premium rates became effective January 1, 1997. The Company's SAIF premium declined $345,403, or 88.1% to $46,592 for the year ended December 31, 1997 as compared to $391,995 for the year ended December 31, 1996. The Company paid the lowest premium for FDIC/SAIF insurance among savings institutions during 1997, being 6.48 cents per thousand dollars of deposits. Other expenses increased $75,918, or 19.4% to $468,119 for the year ended December 31, 1997 from $392,201 for the year ended December 31, 1996. The increase is attributable to an increase in advertising & promotion expense, loan expense, stationery & office supplies, postage, meeting expense, and charitable contributions.

     Income Taxes.  Income tax expense for the year ended December 31, 1997 and
     -------------
December 31, 1996 was $436,918 and $301,701 respectively, which equates to effective rates of 43.6% and 48.9%, respectively.

RECAPITALIZATION OF THE SAVINGS ASSOCIATION INSURANCE FUND

     On September 30, 1996, Congress enacted and President Clinton signed the Omnibus Consolidated Appropriations Act. Among the law's many provisions is one which ends the deposit insurance premium disparity by fully funding the Savings Association Insurance Fund ("SAIF"). The bill provided for a one-time special assessment, estimated to be 65.7 basis points for an institution's deposit base as of March 31, 1995. As a result of this action, full pro rata sharing of the Financing Corporation ("FICO") debt service would begin no later than January 1, 2000. Until full pro rata FICO sharing is in place, FICO premiums for the Bank Insurance Fund ("BIF") and SAIF will 6.48 basis points, respectively, beginning January 1, 1997. Total premiums will be the sum of the FICO premium and any regular insurance assessment, which is currently zero for BIF institutions in the lowest risk category. Management anticipates paying the lowest premiums and future earnings will be effected by the decrease in deposit insurance expense.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

                                                                          Year Ended December 31,
                                             -----------------------------------------------------------------------------------
                                                   1997                              1996                        1995
                                             ---------------------------  ---------------------------  -------------------------
                                                                Average                      Average                     Average
                                             Average             Yield/   Average             Yield/   Average            Yield/
                                             Balance  Interest    Cost    Balance  Interest    Cost    Balance  Interest   Cost
                                             -------  --------  --------  -------  --------  --------  -------  --------   -----
                                                                           (Dollars in thousands)
Interest-earning assets:
   Loans receivables (1)...................  $52,884    $4,589     8.68%  $50,049    $4,302     8.60%  $44,243    $3,698   8.36%
   Investment securities...................    2,498       143     5.72     2,557       132     5.16     2,387       136   5.70
   Mortgage-backed securities..............    2,004       134     6.69     1,646       110     6.68       948        66   6.97
   Other interest-earning assets...........    1,931       152     7.87     1,726       111     6.43     1,159        75   6.47
                                             -------    ------            -------    ------            -------    ------
     Total interest-earning assets.........   59,317     5,018     8.46    55,978     4,655     8.32    48,737     3,975   8.16
                                                        ------                       ------                       ------
Noninterest-earning assets.................    3,504                        1,944                        2,116
                                             -------                      -------                      -------
     Total assets..........................  $62,821                      $57,922                      $50,853
                                             =======                      =======                      =======

Interest-bearing liabilities:
  Advances from FHLB.......................    2,608       166     6.37     2,443       126     5.16       792        34   4.26
  Deposits.................................   51,431     2,264     4.40    47,481     2,102     4.43    42,369     1,826   4.31
  Advances from borrowers for taxes
    and insurance..........................      745         8     1.07       677         8     1.18       474         7   1.51
                                             -------    ------            -------    ------            -------    ------
     Total interest-bearing liabilities....   54,784     2,438     4.45    50,601     2,236     4.42    43,635     1,867   4.28
                                                        ------                       ------                       ------
Non-interest-bearing liabilities...........      739                          328                          217
                                             -------                      -------                      -------
     Total liabilities.....................   55,523                       50,929                       43,852
Retained earnings..........................    7,298                        6,993                        7,001
                                             -------                      -------                      -------
     Total liabilities and retained
       earnings............................  $62,821                      $57,922                      $50,853
                                             =======                      =======                      =======
Net interest income........................             $2,580                       $2,419                       $2,108
                                                        ======                       ======                       ======
Interest rate spread.......................                        4.01%                        3.90%                      3.88%
                                                                   ====                         ====                      =====
Net yield on interest-earning assets.......                        4.35%                        4.32%                      4.33%
                                                                   ====                         ====                       ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                      108.32%                      110.63%                    111.69%
                                                                 ======                       ======                     ======
-------------------------

(1)  Includes loans held-for-sale.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of Cecil Federal for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume) and (iii) changes in both rate and volume (changes in rate multiplied by the changes in volume). Dollars are in thousands.\

                                                                Year Ended December 31,
                                      ---------------------------------------------------------------------------
                                         1997            vs.          1996        1996        vs.          1995
                                      ---------------------------------------  ----------------------------------
                                       Increase (Decrease) Due to                Increase (Decrease) Due to
                                      ---------------------------------------  ----------------------------------
                                                             Rate/                                Rate/
                                        Volume      Rate    Volume    Total     Volume    Rate   Volume    Total
                                      ----------  --------  -------  --------  --------  ------  -------  -------
                                                                    (In thousands)
Interest income:
  Loans receivable (1)..............      $ 244      $ 40    $   3       $287     $ 484   $106      $14    $ 604
  Mortgage-backed securities........         24        --       --         24        48     (2)      (2)      44
  Investment securities.............         (3)       15       (1)        11         8    (13)       1       (4)
  Other interest-earning assets.....         13        25        3         41        37     (1)      --       36
                                          -----      ----    -----       ----     -----   ----      ---    -----
     Total interest-earning assets..        278        80        5        363       577     90       13      680

Interest expense:
  Advances from FHLB................          9        29        2         40        70      7       15       92
  Deposits..........................        175       (14)       1        162       220     50        6      276
  Advances from borrowers for
    taxes and insurance.............          1        (1)      --         --         3     (1)      (1)       1
                                          -----      ----    -----       ----     -----   ----      ---    -----
     Total interest-bearing
       liabilities..................        185        14        3        202       293     56       20      369
                                          -----      ----    -----       ----     -----   ----      ---    -----
Change in net interest income.......      $  93      $ 66    $   2       $161     $ 284   $ 34      $(7)   $ 311
                                          =====      ====    =====       ====     =====   ====      ===    =====
--------------------

(1)     Includes loans held for sale.


LIQUIDITY AND CAPITAL RESOURCES

     Cecil Federal's principal sources of funds are cash, receipts from deposits, loan repayments by borrowers, proceeds from maturing investments, advances (when utilized) from the FHLB and net earnings. Cecil Federal has an agreement with the FHLB of Atlanta to provide cash advances, should the need for additional funds be required.

     For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable deposits and short-term borrowings. The minimum level of liquidity required by regulation is presently 4%. Cecil Federal's liquidity ratio at December 31, 1997, was approximately 13.33%. Cecil Federal maintains a higher level of liquidity than required by regulation as a matter of management philosophy in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

     Commitments to originate mortgage loans are legally binding agreements to lend to Cecil Federal's customers. Commitments at December 31, 1997 to originate adjustable-rate and fixed-rate mortgage loans were approximately $1,576,000, expiring in 60 days or less. Cecil Federal believes its liquidity is adequate to fund its future commitments.

     Cecil Federal has $27.4 million in certificates due within one year and $18.6 million in other deposits without specific maturity at December 31, 1997. Management estimates that most of the deposits will be retained or replaced by new deposits.

IMPACT OF INFLATION

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of Cecil Federal is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of Cecil Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

     Accounting for Impairment of a Loan.   Effective January 1, 1995, the
Company adopted the provisions of Statements of Financial Accounting Standards Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan. These statements define a loan as impaired when, based on the current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of a loan. If the value of the impaired loan is less than the recorded investment in the loan, the creditor shall recognize the impairment by creating a valuation allowance for the difference. The Company had no impaired loans at December 31, 1997 and 1996.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which was adopted by the Company effective January 1, 1997.
This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If the transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The adoption of SFAS 125 did not have a material impact on the Company's consolidated financial statements.

     Computing Earnings Per Share. Effective December 31, 1997, the Company adopted SFAS 128, "Earnings Per Share". This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and the denominator of the basic EPS calculation to the numerator and the denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This statement is effective for periods ending after December 15, 1997, and requires restatement of all prior periods presented.

     Disclosure of Capital Structure. In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure." Statement 129 consolidates existing guidance and requires entities (public and non-public) to disclose certain information about the entity's capital structure. This Statement is effective for financial statements for periods ending after December 15, 1997. It contains no change in disclosure requirements for entities such as the Company that were previously subject to the requirements of Opinions

10 - "Omnibus Opinion - 1966" and 15 - "Earnings Per Share" and Statement 47 - "Disclosure of Long-Term Obligations." Accordingly, this Statement will impose no new reporting requirements on the Company.

     Reporting Comprehensive Income. In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which will require reporting of "comprehensive income" and its components in financial statements. "Comprehensive income" will include net income and other items of comprehensive income, such as unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments, which are excluded from net income. This statement is effective for periods beginning after December 15, 1997 and requires the restatement of all prior periods presented. Upon adoption, this statement will result in additional financial statement disclosures.

     Accounting for ESOP. The Accounting Standards Division of the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and applies to shares of capital stock of sponsoring employers acquired by ESOPs after December 31, 1992 that had not been committed to be released as of January 1, 1992. SOP 93-6 will, among other things, change the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of Cecil Federal's ESOP shares, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Company's consolidated financial statements.

     Fair Value of Financial Instruments. In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which is applicable to financial statements of entities with total assets in excess of $150 million for fiscal years ending after December 15, 1992 and to financial statements of entities with total assets less than $150 million for fiscal years ending after December 15, 1994 (i.e., the fiscal year ending December 31, 1995 for Cecil Federal). SFAS No. 107 requires the disclosure of (i) fair value of financial instruments (both on- and off-balance sheet) for which it is practicable to estimate that value and (ii) the methods and significant assumptions used to estimate fair value. The statement excludes certain financial instruments from the disclosure requirements and does not prohibit the separate voluntary disclosure of the estimated fair value of non-financial intangible and tangible assets and non-financial liabilities. Because the statement requires only disclosure of fair value, without recognition of any changes in Cecil Federal's financial statements, there is no impact on Cecil Federal's financial condition or its results of operations.

          Accounting for Stock-Based Compensation. In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting for Awards of Stock-Based Compensation to Employees" ("SFAS No. 123"). SFAS No. 123 is effective for years beginning after December 15, 1995. Earlier application is permitted. The Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25. "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the
vesting period.   Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans -- the most common type of stock compensation plan -- have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Company intends to continue using the intrinsic value method and will provide the pro forma disclosures about its stock-based employee compensation plans in its 1996 financial statements, as required by SFAS No. 123.

                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS
                               -----------------


                                                             PAGE

            Independent Auditors' Report                      15

            Consolidated Statements of Financial Condition    16

            Consolidated Statements of Income                 18

            Consolidated Statements of
            Stockholders' Equity                              19

            Consolidated Statements of Cash Flows             20

            Notes to Consolidated Financial Statements        22

                      [SIMON, MASTER & SIDLOW LETTERHEAD]



BOARD OF DIRECTORS AND STOCKHOLDERS
CECIL BANCORP, INC. AND SUBSIDIARIES
ELKTON, MARYLAND



                          Independent Auditors' Report
                          ----------------------------


          We have audited the accompanying consolidated statements of financial condition of CECIL BANCORP, INC. AND SUBSIDIARIES as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of CECIL BANCORP, INC. AND SUBSIDIARIES as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                    SIMON, MASTER & SIDLOW, P.C.


January 21, 1998

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------


                                     ASSETS
                                     ------

                                                                   December 31,
                                                            --------------------------
                                                               1997         1996
                                                            -----------  -----------
Cash                                                        $   961,993  $ 1,678,415
Cash - Interest bearing                                         880,809      502,207
Investment securities
           Securities held-to-maturity (estimated
            market value of $2,997,188 in 1997 and
            $2,489,174 in 1996) (Note 3)                      2,997,516    2,490,069
           Securities available-for-sale at estimated
            market value (Note 3)                               528,043      496,358
Mortgage-backed securities
           Securities held-to-maturity (estimated
             market value of $410,332 in 1997 and
             $532,631 in 1996) (Note 3)                         411,641      531,775
           Securities available-for-sale at estimated
             market value (Note 3)                            1,405,483    1,633,338
Loans held for sale (estimated market value
   of $1,380,439 in 1997 and $1,716,993 in 1996)              1,362,969    1,707,883
Loans receivable, net (Note 4)                               53,211,517   49,719,411
Real estate owned                                               171,229
Office properties, equipment and leasehold
  improvements at cost, less accumulated depreciation
  and amortization (Note 6)                                     659,464      508,824
Stock in Federal Home Loan Bank of
  Atlanta - at cost (Note 7)                                    438,100      422,900
Accrued interest receivable (Note 5)                            466,610      432,828
Mortgage servicing rights                                       103,605       60,577
Prepaid expenses                                                 37,455       42,878
Other assets                                                     23,796       36,160
                                                            -----------  -----------

             TOTAL ASSETS                                   $63,660,230  $60,263,623
                                                            ===========  ===========


The accompanying notes are an integral part of the consolidated financial statements.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                December 31,
                                                        ----------------------------
                                                            1997           1996
                                                        -------------  -------------
LIABILITIES
           Savings deposits (Note 8)                     $52,953,698    $47,365,022
           Advance payments by borrowers for
             property taxes and insurance                    665,734        711,247
           Employee stock ownership debt (Note 13)           269,556        308,064
           Other liabilities                                 517,604        320,661
           Deferred taxes                                     20,055          5,543
           Advances from Federal Home Loan Bank
             of Atlanta (Note 9)                           1,750,000      4,500,000
                                                         -----------    -----------

             TOTAL LIABILITIES                            56,176,647     53,210,537
                                                         -----------    -----------

COMMITMENTS (Notes 4, 6 and 15)

STOCKHOLDERS' EQUITY
           Common stock, $.01 par value
             Authorized:  4,000,000 shares
             Issued and outstanding:  470,182 shares
                in 1997 and 469,358 shares in 1996             4,702          4,694
           Additional paid in capital                      4,000,351      3,940,728
           Net unrealized gain on securities
             available-for-sale                               18,786         13,139
           Employee stock ownership debt                    (269,556)      (308,064)
           Deferred compensation - Management
             Recognition Plan (Note 13)                     (118,361)      (156,047)
           Retained earnings, substantially
             restricted (Notes 10 and 11)                  3,847,661      3,558,636
                                                         -----------    -----------

             TOTAL STOCKHOLDERS' EQUITY                    7,483,583      7,053,086
                                                         -----------    -----------

             TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY                     $63,660,230    $60,263,623
                                                         ===========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------


                                                          Year ended December 31,
                                                    ------------------------------------
                                                       1997        1996         1995
                                                    ----------  ----------  ------------
INTEREST INCOME
           Loans receivable                         $4,588,913  $4,301,685   $3,697,693
           Mortgage-backed securities                  134,423     110,195       66,017
           Investment securities                       142,869     132,425      135,950
           Other interest-earning assets               152,161     110,986       74,960
                                                    ----------  ----------   ----------
             Total interest income                   5,018,366   4,655,291    3,974,620
                                                    ----------  ----------   ----------

INTEREST EXPENSE
           Deposits
             NOW accounts                               88,431      69,416       74,067
             Passbook accounts                         287,166     326,166      310,396
             Money market deposit accounts              72,786      82,288       95,105
             Certificates                            1,823,340   1,623,518    1,346,595
                                                    ----------  ----------   ----------
           Interest expense on deposits              2,271,723   2,101,388    1,826,163
           Borrowings                                  166,420     134,567       40,890
                                                    ----------  ----------   ----------
             Total interest expense                  2,438,143   2,235,955    1,867,053
                                                    ----------  ----------   ----------
             Net interest income                     2,580,223   2,419,336    2,107,567
           Provision for loan losses                    87,000     102,500       35,000
                                                    ----------  ----------   ----------
             Net interest income after provision
                for loan losses                      2,493,223   2,316,836    2,072,567
                                                    ----------  ----------   ----------

NONINTEREST INCOME (LOSS)
           Loan service charges                         34,971      30,127       23,986
           Dividends on FHLB stock                      31,231      30,453       30,660
           Gain on sale of loans                        46,905      84,276       16,147
           Checking account fees                       121,789     110,713       92,183
           Other                                       117,244      60,071       71,781
                                                    ----------  ----------   ----------
             Total noninterest income                  352,140     315,640      234,757
                                                    ----------  ----------   ----------

NONINTEREST EXPENSE
           Compensation and benefits                 1,031,978     973,141      997,513
           Occupancy expense                           110,583     100,400       82,338
           Equipment and data processing expense       185,507     158,129      124,326
           SAIF deposit insurance premium               46,592     391,995      110,985
           Other                                       468,119     392,201      478,736
                                                    ----------  ----------   ----------
             Total noninterest expense               1,842,779   2,015,866    1,793,898
                                                    ----------  ----------   ----------

             Income before income taxes              1,002,584     616,610      513,426
                                                    ----------  ----------   ----------

INCOME TAXES
           Current                                     422,406     225,671      204,340
           Deferred                                     14,512      76,030       (8,064)
                                                    ----------  ----------   ----------
             Total income taxes                        436,918     301,701      196,276
                                                    ----------  ----------   ----------

NET INCOME                                          $  565,666  $  314,909   $  317,150
                                                    ==========  ==========   ==========

Basic earnings per common share                          $1.29        $.72         $.72
                                                    ==========  ==========   ==========

Diluted earnings per common share                        $1.28        $.72
                                                    ==========  ==========

Cash dividends paid per common share                      $.63        $.56         $.56
                                                    ==========  ==========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                                    Net Unrealized Gain                 Deferred
                                                    (Loss) on Securities  Employee   Compensation-
                                                    available-for-sale,    Stock      Management
                               Common    Paid-in      net of Deferred     Ownership   Recognition     Retained      Total
Stockholders'                   Stock    Capital           Taxes            Plan         Plan         Earnings      Equity
                               ------   ----------  --------------------  ---------  --------------  ----------  -------------
BALANCE AT
 DECEMBER 31, 1994             $4,814   $3,925,163              ($ 2,896) ($385,080)      $          $3,530,718     $7,072,719
Change in net unrealized
 gain on securities
 available-for-sale                                                5,355                                                 5,355
Cash dividends paid                                                                                    (247,997)      (247,997)
Repayment of ESOP debt                                                       38,508                                     38,508
Release of ESOP shares                      38,508                                                                      38,508
Net income                                                                                              317,150        317,150
Funding of MRP trust                                                                       (263,351)                  (263,351)
Deferred compensation
 amortization                                                                                69,617                     69,617
                               ------   ----------  --------------------  ---------  --------------  ----------  -------------
BALANCE AT
 DECEMBER 31, 1995              4,814    3,963,671                 2,459   (346,572)       (193,734)  3,599,871      7,030,509
Change in net unrealized
 gain on securities
 available-for-sale                                               10,680                                                10,680
Cash dividends paid                                                                                    (243,671)      (243,671)
Repayment of ESOP debt                                                       38,508                                     38,508
Release of ESOP shares                      38,508                                                                      38,508
Net income                                                                                              314,909        314,909
Deferred compensation
 amortization                                                                                37,687                     37,687
Purchase of 24,037 shares
 of common stock                 (240)    (240,130)                                                    (112,473)      (352,843)
Sale of 12,034 shares
 of common stock                  120      177,381                                                                     177,501
Release of vested
 MRP shares                                  1,298                                                                       1,298
                               ------   ----------  --------------------  ---------  --------------  ----------  -------------
BALANCE AT
 DECEMBER 31, 1996              4,694    3,940,728                13,139   (308,064)       (156,047)  3,558,636      7,053,086
Change in net unrealized
 gain on securities
 available-for-sale                                                5,647                                                 5,647
Cash dividends paid                                                                                    (276,641)      (276,641)
Repayment of ESOP debt                                                       38,508                                     38,508
Release of ESOP shares                      38,508                                                                      38,508
Net income                                                                                              565,666        565,666
Deferred compensation
 amortization                                                                                37,686                     37,686
Sale of 824 shares
 of common stock                    8       14,617                                                                      14,625
Release of vested
 MRP shares                                  6,498                                                                       6,498
                               ------   ----------  --------------------  ---------  --------------  ----------  -------------
BALANCE AT
 DECEMBER 31, 1997             $4,702   $4,000,351             $  18,786  $(269,556) $     (118,361) $3,847,661     $7,483,583
                               ======   ==========  ====================  =========  ==============  ==========  =============

The accompanying notes are an integral part of the consolidated financial statements.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                                            Year ended December 31,
                                                                    ----------------------------------------------
                                                                         1997            1996            1995
                                                                    --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
           Interest and fees received on loans
             and investments                                         $   5,207,393   $   4,859,892   $   4,056,250
           Cash paid to suppliers and employees                         (1,672,955)     (1,871,546)     (1,714,039)
           Proceeds from sale of loans                                   3,010,289       2,572,339       1,062,447
           Origination of loans held for sale                           (2,833,100)     (3,307,500)     (1,717,900)
           Interest paid                                                (2,438,143)     (2,235,955)     (1,867,053)
           Income taxes paid                                              (276,591)       (201,588)       (200,745)
                                                                    --------------  --------------  --------------
             NET CASH PROVIDED (USED) BY
                OPERATING ACTIVITIES                                       996,893        (184,358)       (381,040)
                                                                    --------------  --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
           Proceeds from sale and maturities of
             investment securities                                       4,500,000       3,025,000       2,500,000
           Proceeds from maturities of
             mortgage-backed securities                                    352,652         441,671         165,426
           Purchases of investment securities                           (4,998,750)     (3,733,516)       (997,188)
           Purchases of mortgage-backed securities                                      (1,722,837)
           Loans originated                                            (17,986,830)    (21,293,098)    (17,351,174)
           Principal collected on loans                                 14,622,354      15,796,063      10,022,238
           Proceeds from sale of loans                                                   1,819,178
           Purchases of office properties,
             equipment and leasehold
             improvements                                                 (207,366)       (102,896)       (144,284)
           Proceeds from sale of real estate owned                                          74,726
           Purchase of real estate owned                                  (171,229)
           Purchase of stock in Federal Home Loan
             Bank of Atlanta                                               (15,200)
                                                                    --------------  --------------  --------------
              NET CASH USED BY
                INVESTING ACTIVITIES                                    (3,904,369)     (5,695,709)     (5,804,982)
                                                                    --------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
           Net increase (decrease) in demand deposits,
             NOW accounts, and savings accounts                         31,360,699      24,166,890      18,568,854
           Proceeds from sales of certificates                           8,831,888      12,103,204       9,805,826
           Payments of maturing certificates
             of deposits                                               (34,603,911)    (33,554,524)    (23,225,302)
           Increase (decrease) in advance payments
             by borrowers for property taxes
             and insurance                                                 (45,513)        221,782          97,298
           Proceeds from issuance of common stock                           14,626         178,799
           Advances from (repayments to) Federal
             Home Loan Bank of Atlanta                                  (2,750,000)      3,250,000       1,250,000
           Dividends paid                                                 (276,641)       (243,671)       (247,997)
           Unearned ESOP compensation decrease                              38,508          38,508          38,508
           Net funding of MRP trust                                                                       (193,734)
           Purchase of common stock                                                       (352,843)
                                                                    --------------  --------------  --------------
              NET CASH PROVIDED BY
                FINANCING ACTIVITIES                                     2,569,656       5,808,145       6,093,453
                                                                    --------------  --------------  --------------
NET DECREASE IN CASH AND CASH
           EQUIVALENTS                                                    (337,820)        (71,922)        (92,569)
                                                                    --------------  --------------  --------------
CASH AND CASH EQUIVALENTS
           BEGINNING OF YEAR                                             2,180,622       2,252,544       2,345,113
                                                                    --------------  --------------  --------------

           END OF YEAR                                               $   1,842,802   $   2,180,622   $   2,252,544
                                                                    ==============  ==============   =============

The accompanying notes are an integral part of the consolidated financial statements.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                  (Continued)




                                                               Year ended December 31,
                                                       ----------------------------------------
                                                           1997          1996          1995
                                                       ------------  ------------  ------------

RECONCILIATION OF NET INCOME TO NET CASH
 PROVIDED (USED) BY OPERATING ACTIVITIES

Net Income                                               $ 565,666     $ 314,909     $ 317,150

Adjustments to reconcile net income to
 net cash provided (used) by operating
 activities:
      Depreciation                                          56,726        48,376        36,945
      Provision for loan losses                             87,000       102,500        35,000
      Amortization of investment
         security premiums and (discounts)                  (8,743)       (7,495)      (43,906)
      Net amortization of deferred loan fees                              (1,722)       (7,453)
      Stock dividends                                      (30,655)      (23,576)      (13,203)
      Increase in accrued interest
         receivable                                        (33,782)      (54,547)      (72,418)
      (Increase) decrease in deferred
         taxes                                              14,512        49,236        (8,064)
      (Increase) decrease in mortgage
         servicing rights                                  (43,028)       60,577
      (Increase) decrease in prepaid
         expenses                                            5,423         5,068          (342)
      (Increase) decrease in other assets                   12,364       (18,215)      (11,514)
      Increase in other liabilities                        196,943       122,281        58,365
      (Increase) decrease in loans held
         for sale                                          130,284      (819,437)     (671,600)
      Distribution from MRP Trust                           44,183        37,687
                                                       -----------   -----------   -----------
                                                           431,227       499,267      (698,190)
                                                       -----------   -----------   -----------
                                                         $ 996,893     $(184,358)    $ 381,040)
                                                       ===========   ===========   ===========



The accompanying notes are an integral part of the consolidated financial statements.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------



1.   SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES

     a. Organization and Principles of Consolidation -- Cecil Bancorp,
        --------------------------------------------
Inc. (the Company) is a savings and loan holding company, and is the parent company of Cecil Federal Savings Bank (the Bank). The Company was incorporated in July 1994 and on November 10, 1994 acquired all of the common stock of the Bank upon its conversion from mutual to stock form. The consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly owned subsidiaries, Cecil Service Corporation and Cecil Financial Services Corporation.

The Bank is a member of the Federal Home Loan Bank System (FHLB) and is subject to regulation by the Office of Thrift Supervision (OTS), a division of the U.S. Government Department of Treasury. As a member of this System, the Bank maintains a required investment in capital stock of the FHLB. The Bank maintains insurance on savings deposits within certain limitations as a member of the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC). Regulatory reserve requirements, federal income tax requirements and related restrictions of retained earnings are discussed in Notes 10, 11 and 12.

     b. Cash and Cash Equivalents -- For purposes of reporting cash
        -------------------------
flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     c. Investment Securities -- Regulations require the Bank to
        ---------------------
maintain, in cash and U.S. Government and other approved securities, an amount equal to 4% of savings accounts (net of loans on savings accounts) plus short-term borrowings. In addition, short-term assets must constitute at least 1% of net withdrawable savings and short-term borrowings.

The Company carries certain investments at amortized cost, which are not adjusted to the lower of cost or market because management has the ability and intent to hold them to maturity. Gains and losses on sales of these securities are recognized when realized and are shown in the consolidated statements of operations.

The Company also classifies certain investments as available for sale because these securities are not intended to be held to maturity. Such securities are carried at fair value. Unrealized gains and losses, net of tax, on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)


1.   SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

     d. Allowance for Loan Losses -- A provision for loan losses is
        -------------------------
charged to operations based on management's evaluation of the potential loss in its portfolio. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters the estimated market value of the underlying collateral.

     e. Property and Equipment -- Depreciation of office buildings and
        ----------------------
equipment is accumulated on the straight-line method over the estimated useful lives of the related assets. Estimated lives are 50 years for buildings and three to fifteen years for equipment. Leasehold improvements are amortized on the straight line method over the remaining terms of the related leases or over their estimated useful lives, whichever is shorter.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

     f. Mortgage Loan Interest Income -- The Company provides an
        -----------------------------
allowance for uncollectible interest on all accrued interest related to loans 90 days or more delinquent. This allowance is netted against accrued interest receivable for financial statement disclosure. Such interest ultimately collected is credited to income in the period of recovery.

     g. Loans Held for Sale -- Mortgage loans originated and held for
        -------------------
sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Gains and losses on the sale of loans held for sale are determined using the specific identification method.

     h. Income Taxes -- Deferred taxes on income result from the
        ------------
recognition of the income tax effect of temporary differences in reporting transactions for financial and tax purposes. Such temporary differences relate primarily to deferred loan fees, interest received in advance, accrued compensation to directors, and the recapture of a special bad debt deduction (See Note 10).

The Company and the Bank along with its subsidiaries file consolidated tax returns.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



1.   SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

     i. Real Estate Owned -- Real estate properties acquired through, or
        -----------------
in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs related to the holding of property are expensed.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

     j. Mortgage-backed Securities -- Mortgage-backed securities
       --------------------------
represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Certain mortgage-backed securities are not adjusted to the lower of cost or market because management intends and has the ability to hold them to maturity. Should any be sold, cost of securities sold is determined using the specific identification method.

The Company also classifies certain mortgage-backed securities as available for sale because these securities are not intended to be held to maturity. Such securities are carried at fair value. Unrealized gains and losses, net of tax, on securities available for sale are recognized as direct increases or decreases in stockholders' equity.

     k. Loan Origination Fees -- Loan commitment fees and loan fees for
        ---------------------
originating loans are accounted for in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating and Acquiring Loans and Initial Direct Costs of Leases" (SFAS 91), which requires that certain direct costs associated with the loan originating process be netted against originating fees received, with the net resulting amount amortized over the contractual lives of the loan on the level-yield method as an adjustment to the loan's yield.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



1.   SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

     l. Use of Estimates -- The preparation of financial statements in
        ----------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     m. Loan Servicing -- The cost of mortgage servicing rights is
        --------------
amortized in proportion to, and over the period of, estimated net servicing revenue. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.

When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing receivable" or "deferred servicing revenue" is amortized over the estimated life using a method approximating the interest method.

Quoted market prices are not available for the excess servicing receivables. Thus, the excess servicing receivables and the amortization thereon are periodically evaluated in relation to estimated future servicing revenue, taking into consideration changes in interest rates, current repayment rates, and expected future cash flows. The Bank evaluates the carrying value of the excess servicing receivables by estimating the future servicing income of the excess servicing receivables based on management's best estimate of remaining loan lives and discounted at the original discount rate.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)


1.   SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

     n.  Other Matters - The Company has established a company-wide task
         -------------
force to review all computer-based systems and applications and develop a company-wide action plan for the century date change for the year 2000. The Company's goal is to have all systems and applications compliant with the century change by December 31, 1998. Preliminary cost estimates have not been finalized, but remediation efforts will be expensed. None of these costs is anticipated to have a material impact on the Company's results in any one period. In addition, the Company could possibly be affected by the century change to the extent other entities not affiliated with it are unsuccessful in addressing this issue on a timely basis.

     o. Reclassification of 1996 and 1995 Financial Statements -- Certain
        ------------------------------------------------------
reclassifications have been made to the 1996 and 1995 figures to conform with current year presentation.

2.   ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1995, the Company adopted the provisions of Statements of Financial Accounting Standards Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan. These statements define a loan as impaired when, based on the current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of a loan. If the value of the impaired loan is less than the recorded investment in the loan, the creditor shall recognize the impairment by creating a valuation allowance for the difference. The Company had no impaired loans at December 31, 1997 and 1996.

     In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which was adopted by the Company effective January 1, 1997. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If the transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The adoption of SFAS 125 did not have a material impact on the Company's consolidated financial statements.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)


2.   ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

     Effective December 31, 1997, the Company adopted SFAS 128, "Earnings Per Share". This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and the denominator of the basic EPS calculation to the numerator and the denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This statement is effective for periods ending after December 15, 1997, and requires restatement of all prior periods presented.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure." Statement 129 consolidates existing guidance and requires entities (public and non-public) to disclose certain information about the entity's capital structure. This Statement is effective for financial statements for periods ending after December 15, 1997. It contains no change in disclosure requirements for entities such as the Company that were previously subject to the requirements of Opinions 10 - "Omnibus Opinion -1966" and 15 - "Earnings Per Share" and Statement 47 - "Disclosure of Long-Term Obligations." Accordingly, this Statement will impose no new reporting requirements on the Company.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which will require reporting of "comprehensive income" and its components in financial statements. "Comprehensive income" will include net income and other items of comprehensive income, such as unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments, which are excluded from net income. This statement is effective for periods beginning after December 15, 1997 and requires the restatement of all prior periods presented. Upon adoption, this statement will result in additional financial statement disclosures.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



3.   INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

     The amortized costs and estimated market values of investment securities held-to-maturity as of December 31, 1997 and 1996 are as follows:


                                            Gross       Gross    Estimated
                             Amortized   Unrealized  Unrealized    Market
                                Cost       Gains       Losses      Value
                             ----------  ----------  ----------  ----------

As of December 31, 1997
 U.S. Treasury Securities
  and obligations of U.S.
  government corporations
  and agencies               $2,997,516  $           $      328  $2,997,188
                             ==========  ==========  ==========  ==========

                                          Gross       Gross       Estimated
                             Amortized    Unrealized  Unrealized  Market
                              Cost        Gains       Losses      Value
                             ----------  -----------  ----------  ----------
As of December 31, 1996
 U.S. Treasury Securities
  and obligations of U.S.
  government corporations
  and agencies               $2,490,069  $            $      895  $2,489,174
                             ==========  ===========  ==========  ==========

      The amortized costs and estimated market values of investment securities available-for-sale as of December 31, 1997 and 1996 are as follows:

                                          Gross       Gross       Estimated
                             Amortized    Unrealized  Unrealized  Market
                              Cost        Gains       Losses      Value
                             ----------  -----------  ----------  ----------

As of December 31, 1997
 Mutual Funds                $  527,946  $        97  $           $  528,043
                             ==========  ===========  ==========  ==========

As of December 31, 1996
 Mutual Funds                $  497,292  $            $      934  $  496,358
                             ==========  ===========  ==========  ==========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



3.   INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES (Continued)

     The amortized costs and estimated market values for mortgage-backed securities held-to-maturity as of December 31, 1997 and 1996 are as follows:

                                                    Gross       Gross     Estimated
                                       Amortized  Unrealized  Unrealized   Market
                                         Cost       Gains       Losses      Value
                                       ---------  ----------  ----------  ---------

            As of December 31, 1997
              FHLMC                     $411,641   $              $1,309   $410,332
                                       =========  ==========  ==========  =========

            As of December 31, 1996
              FHLMC                     $531,775        $856      $        $532,631
                                       =========  ==========  ==========  =========


      The amortized costs and estimated market values for mortgage-backed securities available-for-sale as of December 31, 1997 and 1996 are as follows:

                                                     Gross       Gross     Estimated
                                       Amortized   Unrealized  Unrealized    Market
                                          Cost       Gains       Losses      Value
                                       ----------  ----------  ----------  ----------

            As of December 31, 1997
              FHLMC                    $1,390,245     $15,238   $          $1,405,483
                                       ==========  ==========  ==========  ==========

            As of December 31, 1996
              FHLMC                    $1,622,718     $10,620   $          $1,633,338
                                       ==========  ==========  ==========  ==========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



3.   INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES (Continued)

     The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                 Estimated
                                                     Amortized    Market
                                                        Cost       Value
                                                     ----------  ----------

                  Due in one year or less            $2,997,516  $2,997,188
                  Mortgage backed securities          1,801,886   1,815,815

     U.S. Treasury securities and obligations of U.S. government corporations and agencies are included in investments on the balance sheet.

     Investment securities and mortgage backed securities carried at approximately $998,829 at December 31, 1997, were pledged to secure public deposits.


4.  LOANS RECEIVABLE

     Mortgage loans are generally of long-term nature with loans secured by residential or commercial real estate in Cecil County usually made for terms up to thirty (30) years. Income from these loans is recognized using the level yield method. The Bank is also active in the making of short-term (normally one year) interim construction loans. Interest is charged on these loans as the funds are disbursed and income is recognized when earned.

     All first mortgage loans are secured by a first lien on real property and are stated at their unpaid principal balance.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



4.   LOANS RECEIVABLE (Continued)

     A summary of mortgage loans follows:

                                               1997           1996
                                           -------------  -------------
            First mortgage loans
              1-4 Dwelling units           $ 41,865,880   $ 40,925,018
              5 or more                       1,065,865        100,143
              Non-Residential                 2,470,091      2,675,285
              Land                            1,389,904      1,569,033
              Construction                    3,134,181      2,920,115
                                           ------------   ------------
                                             49,925,921     48,189,594
            Other loans
              Home equity loans                 973,887        875,286
              Commercial loans                1,621,686        694,951
              Home improvement loans              9,000         12,139
              Consumer loans                  2,593,147      2,423,899
              Loans on savings deposits         542,116        631,776
              Education                          75,654         86,518
                                           ------------   ------------
                                             55,741,411     52,914,163
            Less:
              Undisbursed proceeds on
                loans in process               (892,917)    (1,260,066)
              Deferred loan fees               (100,467)      (109,112)
              Loans held for sale            (1,362,969)    (1,707,883)
              Allowance for loan losses        (173,541)      (117,691)
                                           $ 53,211,517   $ 49,719,411
                                           ============   ============

     The Bank serviced loans for others in the approximate amount of $18,832,000 and $16,795,000 in 1997 and 1996, respectively.

     An analysis of the allowance for loan losses for the years ended December 31, 1997 and 1996 is as follows:


                                                           1997            1996
                                                      ---------       ---------
              Balance at beginning of period          $ 117,691       $ 114,412
              Provision charged to operations            87,000         102,500
              Charge-offs, net                          (31,150)        (99,221)
                                                      ---------       ---------
              Balance at end of period                $ 173,541       $ 117,691
                                                      =========       =========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)

4.   LOANS RECEIVABLE (Continued)

     In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings with its officers and employees. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time comparable transactions were entered into with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable terms to the Bank. Loans to such borrowers, which in the aggregate exceeded $60,000 at December 31, 1997 are summarized as follows:

                  Balance beginning of year      $  343,768
                  Payments                          103,369
                                                 ----------
                  Balance end of year            $  240,399
                                                 ==========


     A summary of slow loans follows:


                                                Principal    Past Due
                                                Outstanding  Payments
                                                -----------  --------
            December 31, 1997
            First mortgage loans
              Conventional mortgage loans
              Single family dwellings            $1,031,090   $45,014
            Consumer loans                           56,223     8,749
                                                 ----------   -------
              Total                              $1,087,313   $53,763
                                                 ==========   =======

            December 31, 1996
            First mortgage loans
              Conventional mortgage loans
              Single family dwellings            $1,218,359   $57,760
            Consumer loans                           11,201     1,888
                                                 ----------   -------
              Total                              $1,229,560   $59,648
                                                 ==========   =======

     For the years ended December 31, 1997 and 1996 additional interest income before taxes amounting to $31,541 and $26,976, respectively, would have been recognized if interest on loans sixty days or more in arrears had been recorded based on original contract terms. The amount of interest included in interest income from the above loans as of December 31, 1997 amounted to $83,645.

     At December 31, 1997, the Bank had outstanding commitments to originate loans as follows:


                                 Fixed Rate         Variable Rate
                                (6.50%-7.25%)      (7 5/8%-9 1/8%)    Total
                                -------------      ---------------  ---------

  First mortgages                 $120,000            $669,000      $789,000

                                (9.00%-9.50%)
                                -------------
  Land development                $787,000                          $787,000

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



5.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 1997 and 1996, consists of the following:

                                                         1997         1996
                                                       --------     --------
                  Loans receivable                     $407,922     $352,817
                  Mortgage-backed securities              9,726       12,768
                  Investment securities                  48,962       67,243
                                                       --------     --------
                                                       $466,610     $432,828
                                                       ========     ========


6.   OFFICE PROPERTIES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Office properties, equipment and leasehold improvements are summarized by major classifications as follows:

                                                          1997       1996
                                                       ----------  ---------

                  Land                                 $   51,161   $ 51,161
                  Buildings and improvements              384,630    315,893
                  Furniture, fixtures and equipment       475,842    369,798
                  Leasehold improvements                  225,493    208,220
                                                       ----------   --------
                                                        1,137,126    945,072
                  Accumulated depreciation                477,662    436,248
                                                       ----------   --------
                                                       $  659,464   $508,824
                                                       ==========   ========

     Depreciation expense for the years ended December 31, 1997, 1996, and 1995 was $56,726, $48,376 and $36,945, respectively.

     Leasehold improvements relate to office space for the Bank's branch office and lending office. The branch office is being leased under the terms of an operating lease with renewal options for two successive five year terms which expire in May 2005. The lending office is being leased under the terms of an operating lease which expires in May 2000, with renewal options for three successive five year terms. Land is being leased for the operation of two Automatic Teller Machines under the terms of operating leases which expire through July 2002, with renewal options for three successive three year terms. Annual rental on these leases was $39,750, $38,380, and $26,553 in 1997, 1996, and 1995, respectively.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



6.   OFFICE PROPERTIES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS (Continued)

     The following is a schedule by years of future rental payments required under the operating leases for the remaining non-cancelable terms:

Year ending December 31, 1998     $ 40,950
                         1999       40,950
                         2000       30,450
                         2001       21,050
                         2002       19,050
                   Thereafter       41,650
                                  --------
                                  $194,100
                                  ========


7.  FEDERAL HOME LOAN BANK STOCK

     Investment in stock of the Federal Home Loan Bank is required of every federally-insured savings bank. The bank must own capital stock in an amount equal to the greater of 1% of its residential mortgages and mortgage-backed securities, or 3/10th of 1% of total assets. No ready market exists for the bank stock, and it has no quoted market value.



8.   SAVINGS DEPOSITS
                                                           1997        1996
                                                       ----------  ----------
      A summary of savings deposits follows:
         Vacation
           3.0%                                        $   19,049  $   18,783
                                                       ----------  ----------

         Christmas Clubs
           3.0%                                            59,780      60,693
                                                       ----------  ----------

         Passbook and Statement Accounts
           (weighted average 3.0%)                      9,314,931   9,997,007
                                                       ----------  ----------

         Negotiable Order Withdrawal
           Accounts 2.00%                               4,514,632   3,828,690
                                                       ----------  ----------

         Money Market Fund Accounts
           (weighted average 3.00%)                     2,648,733   2,618,289
                                                       ----------  ----------

      Regular checking (non-interest bearing)           1,492,303     682,845
                                                       ----------  ----------

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)


8.   SAVINGS DEPOSITS (Continued)

                                                       1997         1996
                                                    -----------  -----------

            Individual Retirement Accounts
              (weighted average 5.45% and 5.15%)    $ 7,520,379  $ 7,011,601

            91-Day Certificates
              (weighted average 4.00%)                6,224,487    4,320,548

            Money Market Certificates (6 mos.)
              (weighted average 5.12% and 5.00%)      4,919,335    4,004,051

            1 Year Certificates
              (weighted average 5.25% and 4.25%)      5,956,193    5,265,227

            14 Month Certificates
              (weighted average 5.53% and 5.42%)      1,061,177    1,138,702

            18 Month Certificates
              (weighted average 5.44% and 5.30%)      2,446,595    2,000,807

            30 Month Certificates
              (weighted average 5.58% and 5.45%)      2,498,861    2,261,525

            3 1/2 Year Certificates
              (weighted average 5.50%)                   52,003      176,717

            5 Year Certificates
              (weighted average 5.65%)                4,225,240    3,979,537
                                                    -----------  -----------

                                                     34,904,270   30,158,715
                                                    -----------  -----------

                                                    $52,953,698  $47,365,022
                                                    ===========  ===========

            Weighted average cost of savings
              deposits for the period ended           4.27%       4.46%
                                                    =======     =======

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)

8.   SAVINGS DEPOSITS (Continued)

     A summary of certificate accounts by maturity as of December 31, 1997 follows:


                  Under 12 months           $27,367,369
                  12 months to 24 months      5,334,755
                  24 months to 36 months      1,424,656
                  Over 36 months                777,490
                                            -----------
                                            $34,904,270
                                            ===========

     Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund.

     Savings deposits include certificates of deposit in denominations of $100,000 or more aggregating $8,771,314 and $8,337,820 as of December 31, 1997
and 1996.

     The bank held deposits of approximately $1,606,595 for related parties at December 31, 1997.


9.   ADVANCES FROM FEDERAL HOME LOAN BANK

     At December 31, 1997, short-term advances consist of the following:

                   Maturity           Interest
                     Date               Rate         December 31, 1997
                   --------           -------        -----------------

                  6/10/98             6.08%             $1,750,000
                                                        ==========

     Wholly owned first mortgage loans on 1-4 dwelling units with unpaid principal balances of approximately $27,520,000 were pledged to the FHLB as collateral on advances.

10.  INCOME TAXES

     Under the Internal Revenue Code in prior years, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction which was 8% for the year ended December 31, 1995. In 1996, the special bad debt deduction related to additions to tax bad debt reserves was repealed. In addition, the Bank must recapture into income the portion of its bad debt reserves above its 1987 level, over a six year period. The Bank qualifies for an additional two year deferral, therefore will begin to recapture the excess bad debt reserve in the tax year ending December 31, 1998. The Bank's excess bad debt reserve subject to recapture is approximately $326,000.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



10.  INCOME TAXES (Continued)

     The Bank's income tax expense is different from amounts computed by applying the statutory federal income tax rate because of the following:



                                            1997       1996         1995
                                          ---------  ---------  ------------
        Current:
          Federal at 34%                   $340,621   $177,262    $ 183,240
          State                              81,785     48,409       37,701

        Increase (decrease) in
          taxes resulting from:
            Special bad debt deduction                              (16,601)
            Deferred income                  14,512     76,030       (8,064)
                                           --------   --------    ---------

            Total                          $436,918   $301,701    $ 196,276
                                           ========   ========    =========

     Deferred income taxes (income tax benefits) result from timing differences in the recognition of income and expense for income tax and financial statement purposes. The source of these differences and the tax effect of each are as follows:


                                           1997          1996         1995
                                       ------------  ------------  -----------

       Loan fee income                   $   3,338   ($   17,639)  ($  7,210)

       Advance interest payments on
          mortgages                         (2,025)       (1,624)       (854)

       Employee benefit plans              (20,057)       41,662

       Provision for possible
          loan losses                        7,653        30,237

       Depreciation                          8,986

       Mortgage servicing rights            16,617        23,394
                                       ------------  ------------  -----------

                                         $  14,512    $   76,030   ($    8,064)
                                         =========    ==========   ===========


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



10. INCOME TAXES (Continued)

        The net deferred tax assets (liabilities) in the accompanying consolidated statements of financial condition include the following components:


                                                 1997        1996
                                              ----------  -----------

              Deferred tax liabilities        ($  93,828) ($  147,162)
              Deferred tax assets                 73,773      144,285
                                              ----------  -----------

              Net deferred tax liabilities    ($  20,055) ($    2,877)

        At December 31, 1997 and 1996, there is no valuation allowance maintained against the deferred tax assets. The Bank expects to fully realize the benefit of the deferred tax assets.


11. RETAINED EARNINGS

        Retained earnings are restricted by regulatory requirements and federal income tax requirements.

        In connection with the insurance of savings accounts by SAIF, the Bank is required to meet certain capital requirements based on computations prescribed by OTS (see Note 12).

        Payment of dividends on the common stock of the Company will be subject to the availability of funds from dividend distributions of the Bank, which are subject to various restrictions. Under regulations of the OTS, the Bank is not permitted to pay dividends on its common stock if its regulatory capital is reduced below the amount required for the "liquidation account" or the capital requirements imposed by FIRREA and the OTS. Since the bank meets the fully phased-in capital requirements under FIRREA, it may pay a cash dividend on its capital stock up to the higher of (i) 100% of its net income to date during the calendar year plus an amount not to exceed 50% of its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four quarter period.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



12.     REGULATORY CAPITAL MATTERS

        The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision
(OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all the capital adequacy requirements to which it is subject.

        As of December 31, 1997, the most recent notification from the OTS, the bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the following table. There are no events or conditions since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)
12.  REGULATORY CAPITAL MATTERS (Continued)

                                                            To Be Well Capitalized
                                                                 under Prompt
                                                               Corrective Action
                                    Actual                        Provisions
                                ---------------             ----------------------
                                 Amount  Ratio               Amount       Ratio
                                -------  ------             --------      -----
As of December 31, 1997        (in thousands)                  (in thousands)
 Total risk-based capital                           Greater           Greater
  (to risk-weighted assets)      $7,326   18.08%     Than   $  4,052   Than   10.0%
                                                    or = to           or = to
 Tier I capital                                     Greater           Greater
  (to risk-weighted assets)       7,150   17.65%     Than     2,431    Than    6.0%
                                                    or = to           or = to
 Tier I capital                                     Greater           Greater
  (to adjusted total assets)      7,150   11.23%     Than     3,183    Than    5.0%
                                                    or = to           or = to
 Tangible capital                                   Greater           Greater
  (to adjusted total assets)      7,160   11.25%     Than       955    Than    1.5%
                                                    or = to           or = to

As of December 31, 1996
 Total risk-based capital                           Greater           Greater
  (to risk-weighted assets)      $7,113   18.71%     Than   $ 3,802    Than   10.0%
                                                    or = to           or = to
 Tier I capital                                     Greater           Greater
  (to risk-weighted assets)       6,995   18.40%     Than     2,281    Than    6.0%
                                                    or = to           or = to
 Tier I capital                                     Greater           Greater
  (to adjusted total assets)      6,995   11.61%     Than     3,013    Than    5.0%
                                                    or = to           or = to
 Tangible capital                                   Greater           Greater
  (to adjusted total assets)      7,056   11.71%     Than       904    Than    1.5%
                                                    or = to           or = to

13.     OFFICER, DIRECTOR, AND EMPLOYEE PLANS

        a.  Employee Stock Ownership Plan -- In conjunction with the plan of
            -----------------------------
conversion, he Board of Directors approved a contributory Employee Stock Ownership Plan (ESOP) for employees who have attained age 21 and completed one year of service with the Company or its subsidiaries, effective January 1, 1994. The ESOP acquired 38,508 shares of common stock in November 1994 for $385,080 financed by a loan from the Company. Shares acquired with such loan proceeds are to be held in a suspense account for allocation among the participants as the loan is repaid. The loan agreement is secured by a pledge of the common stock owned by the ESOP and purchased with the proceeds of the loan. The outstanding loan balance is included as a liability in the accompanying consolidated statements of financial condition, and the Company's obligation related to the ESOP debt is reflected as a reduction in stockholders' equity. The loan is to be paid in annual installments of $38,508 plus interest at prime plus 1% (9.5% at December 31, 1997) over a ten year period. Payments began on December 31, 1995. The Bank contributes sufficient cash funds to the ESOP to repay the loan, plus such other amounts as the Company's Board of Directors may determine in its discretion.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)

13.     OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        a.  Employee Stock Ownership Plan (Continued)
            -----------------------------
Contributions to the ESOP and shares released from the suspense account are to be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company. Participants must be employed at least 500 hours in a calendar year in order to receive an allocation. Forfeitures will be reallocated to participants on the same basis as other contributions. Dividends paid on allocated shares are expected to be used to repay the ESOP loan, credited to participant accounts within the ESOP, or paid to participants; dividends on unallocated shares are expected to be used to repay the ESOP loan. The Company is to administer the ESOP.

        The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as unearned ESOP shares, a reduction of stockholders' equity. As shares are released from collateral, the Bank records compensation expense in an amount equal to the fair value of the shares, and the shares become outstanding for earnings per share computations. Compensation expense is also recognized for Company dividends on unallocated shares paid or added to participant accounts. Compensation expense is reduced by the amount of the annual interest paid by the ESOP to service the loan issued to acquire the shares of stock. ESOP compensation expense was $43,751, $36,884, and $41,548 in 1997, 1996 and 1995, respectively. The ESOP shares as of December 31, 1997 were as follows:


Shares released for allocation        11,552
Unreleased shares                     26,956
                                    --------
 Total ESOP shares                    38,508
                                    ========

Fair value of unreleased shares
 at December 31, 1997               $539,120
                                    ========

        b.  Stock-based Compensation Plans -- The Company has stock-based
            ------------------------------
compensation plans which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. The exercise price of the Company's employer stock option equals the market price of the underlying stock on the date of grant, therefor no compensation expense has been recognized. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans as consistent with the methods prescribed under SFAS No. 123 "Accounting for Stock-based Compensation", the results in net income and earnings per share would not be materially different than reported.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)

13.     OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        b.  Stock-based Compensation Plans (Continued)
            ------------------------------

            During 1995, the Company formed a Management Recognition Plan ("MRP"), which was authorized to acquire 4% of the shares of common stock issued on the date of reorganization. The total shares authorized are to be awarded to directors and to employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company.

        The Company contributed funds in the amount of $263,351 to the MRP to enable it to acquire the shares of stock that will be required to fund the MRP (18,174 shares). The number of shares awarded for the year ended December 31, 1995 was 17,507. Awards under the MRP are earned and non-forfeitable by a participant at the rate of one-fifth per year of service.

        The $263,351 contributed to the MRP is being amortized to compensation expense as the plan participants become vested in those shares. Compensation expense in connection with the MRP was $50,627, $46,187, and $69,617 in 1997, 1996 and 1995, respectively. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

        The following table summarizes information about the management recognition plan at December 31:
                                                     1997        1996
                                                  -------     -------

     Outstanding shares at beginning of year       10,395      12,994
     Vested and paid shares                       ( 2,599)    ( 2,599)
     Outstanding shares at end of year              7,796      10,395
                                                  =======     =======

During 1995, the Company adopted a stock option plan for the benefit of directors, selected officers, and other key employees. The number of shares of common stock deliverable pursuant to awards is not to exceed 10% of the shares of common stock issued on the date of reorganization (48,136 shares). The plan provides for the granting of options for the common shares of the Company at the fair market value at the time the options are granted. The term of each option awarded is to be determined by a committee of the Board of Directors, but shall not exceed ten years. The term of an option shall not exceed five years for employees owning more than 10% of the out-standing common stock at the time the option is granted. Discretionary stock appreciation rights may be granted in conjunction with, or independently of, any options granted under the Plan. Upon exercise of a stock appreciation right, the related option, or portion thereof, is canceled. As of December 31, 1997, 6,497 stock options were granted. No stock appreciation rights have been granted as of December 31, 1997.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)

13.     OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        b.  Stock-based Compensation Plans (Continued)
            ------------------------------

        The Company's 1995 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 44,519 shares of the Company's common stock. All options granted have 10-year terms and vest ratably over five years.

        A summary of the Company's stock option activity, and related information for the year ended December 31 is as follows:



                                                  1997                         1996
                                        --------------------------  ---------------------------
                                                  Weighted-Average             Weighted-Average
                                         Shares    Exercise Price    Shares     Exercise Price
                                        --------  ----------------  ---------  ----------------
                 Outstanding at
                   beginning of year     32,485         $11.00         44,519        $11.00
                 Exercised              (   824)                     ( 12,034)
                 Outstanding at
                   end of year           31,661                        32,485
                                         ======                      ========

                 Options exercisable
                   at year end           12,170                         6,497
                                         ======                      ========

The weighted average remaining contractual life of those options was 4.6 years.

        c.  Retirement Plan for Non-Employee Directors -- Effective
            ------------------------------------------
January 1, 1995 the Company adopted a Retirement Plan for Non-Employee Directors. Under this plan, each participating director would receive monthly benefits for the ten-year period following termination of service on the Board, in an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage," and $500. A director's "Benefit Percentage" is based on his or her overall years of service on the Board of Directors of the Bank, and increases in increments of 20% from 0% for less than five years of service, to 20% for five to nine years of service, to 40% for 10 to 14 years of service, to 60% for 15 to 19 years of service, to 80% for 20 to 24 years of service, and to 100% for 25 or more years of service.

        A director's "Vested Percentage" is based on his or her full years of service as a non-employee Director after January 1, 1995 and increases in increments of 10% per year, from 10% for one full year of service after January 1, 1995, up to 100% for ten or more full years of service after January 1, 1995. In the event that a director dies before collecting benefits under this plan, the director's surviving spouse will be eligible to receive 50% of the benefits the director would have received.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)


13.     OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        c.  Retirement Plan for Non-Employee Directors (Continued)
            ------------------------------------------

        The Directors' Plan is unfunded. All benefits will be paid from the Bank's general assets. The Bank recognizes annual compensation expense as the benefits become vested. The amount of compensation expense incurred by the Bank in connection with the plan for the years ended December 31, 1997, 1996, and 1995 was $42,000 per year.

14.     PENSION PLAN

        The Bank has a defined contribution pension plan covering all full-time employees who meet certain eligibility requirements as to age and length of service. The plan is funded by annual employer contributions determined at the rate of 10% of compensation of eligible employees. Pension costs charged to operations in 1997, 1996 and 1995 amounted to $57,768, $51,741, and $61,732, respectively.

15.     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

        The Bank is party to financial instruments with off-balance-sheet risk.

        The following commitments are outstanding as of December 31:


                                         1997        1996
                                      ----------  ----------

          Unfunded lines of credit    $2,890,000  $  963,700
          Loan commitments             1,576,000     664,700
                                      ----------  ----------
                                      $4,466,000  $1,628,400
                                      ==========  ==========

        The Bank's exposure to credit loss in the event of non-performance by the other party to these instruments is represented by the contractual amount of the instrument. The Bank uses the same credit policies in granting such loan commitments as it does for on-balance sheet instruments. The Bank generally requires collateral to support such financial instruments with credit risk, which generally consists of the right to receive a first mortgage on improved or unimproved real estate when performance under the contract occurs (see Note 4).

        The Bank invests funds in the form of certificates of deposit at the Federal Home Loan Bank. In addition, the Bank maintains cash accounts at the Federal Home Loan Bank and three local banks. Balances reflected on the local bank's statements exceed the $100,000 insurance limit by varying amounts throughout the year. The Bank controls this risk by monitoring the financial condition of the local banks. The Federal Home Loan Bank is an instrumentality of the U.S. Government.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



16.     EARNINGS PER SHARE

        During 1997 and 1996, options to acquire 12,170 and 6,497 shares, respectively of the Company's stock for $11 per share were vested and exercisable (see Note 13). The options expire through May 2006.

        Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares of common stock outstanding was 438,857, 437,230 and 442,583 in 1997, 1996 and 1995, respectively.

        Diluted earnings per common share were determined on the assumption that the options were exercised on May 31, 1997 and May 31, 1996 (the date they became vested). The number of common shares was increased by the number of shares issuable on the exercise options when the market price of the common stock exceeds the exercise price of the options. This increase in the number of common shares was reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options; those purchases were assumed to have been made at the year-end price of $20 and $15.75 at December 31, 1997 and 1996, respectively. The weighted average number of shares of common stock outstanding for computation of diluted earnings per common share was 443,358 and 438,375 in 1997 and 1996, respectively.

        The following table is a reconciliation of the numerators and denominators of basic and diluted earnings per share computations for the years ended December 31:

                                      1997
                                     --------

                                   Income        Shares       Per-Share
                                 (Numerator)  (Denominator)     Amount
                                 -----------  -------------  ------------

Basic EPS
            Net income             $565,666        438,857        $ 1.29

Effect of dilutive securities
            Stock options                            4,501       (   .01)
                                   --------        -------   -----------

Diluted EPS
            Net income             $565,666        443,358        $ 1.28
                                   ========        =======   ===========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)


16.         EARNINGS PER SHARE (Continued)

                                      1996
                                     --------

                                   Income        Shares      Per-Share
                                 (Numerator)  (Denominator)   Amount
                                 -----------  -------------  ---------

Basic EPS
            Net income             $314,909        437,230        $.72

Effect of dilutive securities
            Stock options                            1,145
                                 ----------   ------------   ---------

Diluted EPS
            Net income             $314,909        438,375        $.72
                                   ========   ============   =========

                                      1995
                                     --------

                                   Income        Shares      Per-Share
                                 (Numerator)  (Denominator)   Amount
                                 -----------  -------------  ---------

Basic EPS
            Net income             $317,150        442,583        $.72

Effect of dilutive securities
            Stock options        ----------   ------------   ---------

Diluted EPS
            Net income             $317,150        442,583        $.72
                                 ==========   ============   =========

17.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        In December 1991, the FASB issued SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" which requires that the Bank disclose estimated fair values for both its on and off-balance-sheet financial instruments. The following methods and assumptions were used to estimate the fair value of the Bank's financial instruments. Changes in estimates and assumptions could have a significant impact on these fair values.

        Cash and Cash Equivalent
        ------------------------

        The fair values of cash and cash equivalents approximates their carrying values.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



17.     FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        Securities
        ----------

        The fair values of investment securities, securities available for sale and securities to be held to maturity are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

        Loans Receivable and Loans Held for Sale
        ----------------------------------------

        The fair value of the loan portfolio is estimated by evaluating homogeneous categories of loans with similar financial and credit risk characteristics. Loans are segregated by types, such as residential mortgage, commercial real estate and consumer. Each loan category is further segmented into fixed and adjustable-rate interest terms.

        The fair values of each loan category are estimated by discounting contractual cash flows adjusted for estimated prepayments. Assumptions regarding prepayment estimates and discount rates are judgmentally determined by using available market information.

        Investment in Stock of FHLB
        ---------------------------

        The fair value of the Bank's investment in stock of the FHLB approximates its carrying value.

        Savings Deposits
        ----------------

        The fair values of passbook accounts, NOW accounts, demand deposit accounts and variable rate money market accounts approximates their carrying values. The fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities.

        Employee Stock Ownership Plan Debt
        ----------------------------------

        The fair value of the Bank's employee stock ownership plan debt is estimated using a discounted cash flow analysis based on current market rates for debt with similar terms and remaining maturity.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



17.     FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The estimated fair values of financial instruments at December 31, 1997 are as follows:

                                                                             Estimated
                                                              Carrying       Fair
                                                              Value          Value
                                                              -----------    -----------
      Financial assets
         Cash and cash equivalents                            $ 1,842,802    $ 1,842,802
         Investment securities
           Held to maturity                                     2,997,516      2,997,188
           Available for sale                                     528,043        528,043
         Mortgage-backed securities
           Held to maturity                                       411,641        410,332
           Available for sale                                   1,405,483      1,405,483
         Loans held for sale                                    1,362,969      1,380,439
         Loans receivable                                      53,211,517     54,483,581
         Investment in stock of FHLB                              438,100        438,100
      Financial liabilities
         Savings deposits                                      52,953,698     52,937,812
         Employee stock ownership plan debt                       269,556        269,556


The estimated fair values of financial instruments at December 31, 1996 are as follows:

                                                                             Estimated
                                                              Carrying       Fair
                                                              Value          Value
                                                              -----------    -----------
      Financial assets
         Cash and cash equivalent                             $ 2,180,622    $ 2,180,622
         Investment securities
           Held to maturity                                     2,490,069      2,489,174
           Available for sale                                     496,358        496,358
         Mortgage-backed securities
           Held to maturity                                       531,775        532,631
           Available for sale                                   1,633,338      1,633,338
         Loans held for sale                                    1,707,883      1,716,993
         Loans receivable                                      49,719,411     50,720,538
         Investment in stock of FHLB                              422,900        422,900
      Financial liabilities
         Savings deposits                                      47,365,022     47,401,778
         Employee stock ownership plan debt                       308,064        308,064


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)

18.     CECIL BANCORP, INC. - HOLDING COMPANY ONLY FINANCIAL INFORMATION


        The following condensed statement of financial position as of December 31, 1997 and 1996 and condensed statements of income and cash flows for the years then ended for Cecil Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto. The Company was incorporated July 1994 and on November 10, 1994, acquired all of the capital stock of the Bank upon its conversion from mutual to stock form. Prior to the conversion, the Company did not engage in any material operations.


                       Statements of Financial Condition

                                     Assets

                                                       December 31,
                                                  ----------------------
                                                     1997        1996
                                                  ----------  ----------
Cash                                              $  516,087  $  260,996
Investment in Cecil Federal Savings Bank           3,673,195   3,568,977
Deferred taxes                                        11,956       8,119
Prepaid expenses                                      74,442      50,364
                                                  ----------  ----------

                                                  $4,275,680  $3,888,456
                                                  ==========  ==========

                  Liabilities and Stockholders' Equity


Other Liabilities                                 $   28,136  $   27,254
Employee stock ownership debt                        269,556     308,064
                                                  ----------  ----------
                                                     297,692     335,318
                                                  ----------  ----------

Stockholders' Equity
  Common stock, $.01 par value
   Authorized:  4,000,000 shares
   Issued and outstanding:  470,182 shares
    in 1997 and 469,358 shares in 1996                 4,702       4,694
  Additional paid in capital                       4,000,351   3,940,728
Employee stock ownership debt                       (269,556)   (308,064)
Deferred Compensation Management
 Recognition Plan                                   (118,361)   (156,047)
Retained earnings                                    360,852      71,827
                                                  ----------  ----------

   Total stockholders' equity                      3,977,988   3,553,138
                                                  ----------  ----------

   Total liabilities and stockholders' equity     $4,275,680  $3,888,456
                                                  ==========  ==========


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

                                  (Continued)



18.     CECIL BANCORP, INC. - HOLDING COMPANY ONLY FINANCIAL INFORMATION
(Continued)

                              Statements of Income

                                                               Year ended December 31,
                                                              --------------------------
                                                                  1997          1996
                                                              ------------  ------------

Equity in earnings of Cecil Federal Savings Bank                $ 604,218     $ 400,001
Operating expenses
   Compensation and benefits                                       43,979        88,203
   Other                                                           22,488        25,959
                                                                ---------     ---------
                                                                   66,467       114,162
                                                                ---------     ---------
Net income before income taxes                                    537,751       285,839

Income taxes
   Current                                                        (24,078)      (27,391)
   Deferred                                                        (3,837)       (1,679)
                                                                  (27,915)      (29,070)

Net income                                                      $ 565,666     $ 314,909
                                                                =========     =========


              Statements of Cash Flows
                                                               Year ended December 31,
                                                              --------------------------
                                                                  1997          1996
                                                              ------------  ------------
Cash flows from operating activities
   Cash paid to suppliers and employees                       $    (21,402) $    (65,897)
   Dividends received from Cecil Federal Savings Bank              500,000       550,000
   Income taxes refunded                                                           7,028
                                                                 ---------     ---------
Net cash provided by operating activities                          478,598       491,131

Cash flows from financing activities
   Proceeds from sale of common stock                               14,626       178,799
   Unearned ESOP compensation decrease                              38,508        38,508
   Dividends paid                                                 (276,641)     (243,671)
   Purchase of MRP stock
   Purchase of common stock                                                     (352,843)
                                                                ----------    ----------
Net cash used by financing activities                             (223,507)     (379,207)
                                                                ----------    ----------
Net increase in cash                                               255,091       111,924

Cash
   Beginning of year                                               260,996       149,072
                                                                ----------    ----------

   End of year                                                  $  516,087    $  260,996
                                                                ==========    ==========

                        MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK

        The Company's common stock is listed over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. There are currently 470,182 shares of the common stock outstanding and approximately 597 holders of record of the common stock (not including shares held in "street name") as of March 10, 1998.

        The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated and since the common stock's issuance on November 10, 1994.

                           HIGH BID (1)   LOW BID (1)    DIVIDENDS PAID
                           ------------   -----------    --------------
       FISCAL 1994:
         Fourth Quarter        $10.25        $10.00          none

       FISCAL 1995:
         First Quarter          10.75         10.00          $.08
         Second Quarter         11.00         11.00           .16  (2)
         Third Quarter          11.50         11.00           .24  (3)
         Fourth Quarter         14.50         14.25           .08

       FISCAL 1996:
         First Quarter          15.00         14.50           .10  (4)
         Second Quarter         15.00         15.00           .08
         Third Quarter          15.75         15.00           .08
         Fourth Quarter         15.75         15.00           .30  (5)

       FISCAL 1997:
         First Quarter          16.00         16.00           .10
         Second Quarter         18.75         17.00           .10
         Third Quarter          17.75         17.50           .10
         Fourth Quarter         20.00         18.25           .33  (6)

-------------------------
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.
(2)  Includes special dividend of $.08 per share.
(3)  Includes special dividend of $.16 per share.
(4)  Includes special dividend of $.02 per share.
(5)  Includes special dividend of $.20 per share.
(6)  Includes special dividend of $.23 per share.


DIVIDEND RESTRICTIONS

        Under regulations of the OTS, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below regulatory capital requirements, or the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies such as the Company are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

     Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings institution such as the Bank that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount of (i) up to 100% of its net earnings to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year, or (ii) 75% of its net income for the previous four quarters. In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions.

          Although the Company is not subject to these restrictions, the Company's primary source of funds for payment of dividends, in addition to the 50% of the net proceeds retained from the conversion to stock form, are dividends from the Bank. The Company intends to make full use of this favorable tax treatment afforded to the Bank and Company and does not contemplate use of any earnings of the Bank in a manner which would limit the Bank's bad debt deduction or create federal tax liabilities.

                                                        BOARD OF DIRECTORS
BERNARD L. SIEGEL                                            MICHAEL J. SCIBINICO                DORIS P. SCOTT
Chairman of the Board of the Company and the Bank            Treasurer and Director of the       Director of the Bank
                                                             Company and the Bank

MARY B. HALSEY                                               THOMAS L. FOARD                     HOWARD B. TOME
President, Chief Executive Officer and Director of the       Secretary and Director of the       Director of the Bank
 Company and the Bank                                        Company and the Bank

WILLIAM F. BURKLEY                                           HOWARD J. NEFF
Vice President and Director of the Company and the Bank      Director of the Bank


                                                        EXECUTIVE OFFICERS

BERNARD L. SIEGEL                                            WILLIAM F. BURKLEY                  MICHAEL J. SCIBINICO
Chairman of the Board of the Company and the Bank            Vice President and Director of      Treasurer and Director of the
                                                             the Company and the Bank            Company and the Bank

MARY B. HALSEY                                               THOMAS L. FOARD
President, Chief Executive Officer and Director of the       Secretary and Director of the
 Company and the Bank                                        Company and the Bank


                                                OFFICE LOCATIONS
                       MAIN OFFICE:                                     BRANCH OFFICE:
                       127 North Street                                 108 North East Plaza
                       Elkton, Maryland 21921-5547                      North East, Maryland 21901

                                                GENERAL INFORMATION
INDEPENDENT PUBLIC ACCOUNTANTS                   ANNUAL MEETING                                  ANNUAL REPORT ON FORM 10-K
Simon, Master & Sidlow, P.A.                     The 1998 Annual Meeting of                      A copy of the Company's Annual
Certified Public Accountants                     Stockholders will be held at the                Report on Form 10-KSB for the
                                                 Swiss Inn, Elkton, Maryland on                  fiscal year ended December 31,
GENERAL COUNSEL                                  Wednesday, April 15, 1998 at 9:00               1997 as filed with the Securities
William B. Calvert, Esq.                         a.m.                                            and Exchange Commission will be
101 Courthouse Plaza                                                                             furnished without charge to
Elkton, Maryland  21921                          TRANSFER AGENT AND REGISTRAR                    stockholders as of the record date
                                                 Registrar and Transfer Company                  for the 1998 Annual Meeting upon
SPECIAL COUNSEL                                  10 Commerce Drive                               written request to Mary B. Halsey,
Housley Kantarian & Bronstein, P.C.              Cranford, New Jersey  07016                     127 North Street, P.O. Box 568,
1220 19th Street, N.W.  Suite 700                                                                Elkton, Maryland  21922-0568.
Washington, D.C.  20036
