Form 10KSB, Exhibit 13
period 1998-12-31
CECIL BANCORP INC
filed 1999-03-30
CIK 926865

                              CECIL BANCORP, INC.


                               ANNUAL REPORT FOR
                                THE YEAR ENDED
                               DECEMBER 31, 1998

                           [CECIL BANCORP LETTERHEAD]



                                 March 22, 1999



To Our Stockholders:

     On behalf of the directors, officers and employees of Cecil Bancorp, Inc., and its wholly-owned subsidiaries, Cecil Federal Savings Bank and Columbian Bank, A Federal Savings Bank, we are pleased to deliver to you, our shareholders, our annual report. The past twelve months have been an exciting time for all of us. On May 29, 1998, our Company entered into a definitive agreement to acquire Columbian Bank, A Federal Savings Bank, a locally based financial institution in Harford County, Maryland. Located in Harve De Grace, Columbian was founded in 1893. On September 30, 1998, Columbian Bank, A Federal Savings Bank, officially joined our family, expanding our market to the south. We are pleased with our union, and excited about the enhancements it will bring to our shareholders and customers.

     The enclosed audited financial statements reflect our operations for the year ended December 31, 1998. During that period, total assets increased 8.1% to $101 million. Our growth in savings and non-interest bearing deposits continued, increasing 8.8% to $88 million. Earnings were impacted by one time non tax-deductible acquisition expenses of $303,000.

     Affirming our focus of offering new products and services to maintain and enhance long term profitability, our subsidiary, Cecil Financial Services, completed its first full year of operations. Offering alternative investment services enhances interaction with our existing customers and creates important new relationships.

     Our efforts to enhance growth and product development are continuous. We are pleased to announce our plans for a second location of Columbian Bank, A Federal Savings Bank, in Havre de Grace on U.S. Route 40, to open in the third quarter of this year. This full service branch will serve a rapidly growing area of Harford County.

     We approach Year 2000 in a state of readiness. Your company has developed and implemented plans to limit exposure and target effective communication to all customers. As a part of our comprehensive plan, we have upgraded computer systems and software to ensure Year 2000 compliance, as well as keeping us in the forefront of information technology. We look forward to the new millennium.

     The management and Board of Directors wish to thank you for your business, support and confidence in Cecil Bancorp, Inc. We encourage you to recommend Cecil Federal and Columbian Bank, A Federal Savings Bank to your friends, neighbors and associates. We pledge our continuing time and energy toward future success.

Sincerely,



/s/ Bernard L. Siegel              /s/ Mary Beyer Halsey
Bernard L. Siegel                  Mary Beyer Halsey
Chairman of the Board              President and Chief Executive Officer



Financial Highlights (a)


                                                     At December 31,        Change
                                                  ------------------   -----------------
                                                    1998       1997    Amount    Percent
                                                  --------   --------  -------   -------
                                                 (In thousands, except shares outstanding)


Financial Position:
------------------
 Total assets..............................       $101,224   $ 93,656  $ 7,568     8.1%
 Loans receivable and mortgage-backed
  securities (b)...........................         80,095     77,647    2,448     3.2
 Deposits..................................         87,675     80,596    7,079     8.8
 Stockholders' equity......................         10,118      9,512      606     6.4
 Number of shares outstanding (actual).....        606,494    592,869   13,625     2.3%

                                                  For the Year Ended
                                                     December 31,          Change
                                                  -------------------  -----------------
                                                    1998       1997    Amount    Percent
                                                  --------   --------  ------    -------
                                                    (In thousands)       (In thousands)

Results of Operations:
---------------------
 Interest income...........................       $  7,601   $  7,340  $   261     3.6%
 Interest expense..........................          4,111      3,990      121     3.0
 Net interest income.......................          3,490      3,350      140     4.2
 Provision for loan losses.................             90         87        3     3.5
 Net interest income after provision
  for loan losses..........................          3,400      3,263      137     4.2
 Non-interest income.......................            521        455       66    14.5
 Non-interest expense (c)..................          2,924      2,465      459    18.6
 Income taxes..............................            493        524      (31)   (5.9)
 Net earnings..............................            504        729     (225)  (30.9)


-------------------------
(a) Reflects combined financial position and results of operations of Cecil Bancorp, Inc. and Columbian Bank, a Federal Savings Bank at, and for the years indicated.
(b)  Includes loans held-for-sale and mortgage servicing rights.
(c) For the year ended December 31, 1998, includes one-time non-tax deductible acquisition expenses of $303,000.

Selected Consolidated Financial Information (a)

                                      At December 31,
                                     -----------------
                                       1998     1997
                                     -------   -------
                                       (In Thousands)

Total amount of:
 Assets..........................    $101,224  $93,656
 Loans receivable, net (b).......      77,185   73,379
 Cash and investment securities..      18,383   13,145
 Mortgage-backed securities......       2,910    4,165
 Savings accounts................      87,675   80,596
 Borrowings......................       1,750    1,750
 Stockholders' Equity............      10,118    9,512

------------------------------------------------------
Number of:
 Real estate loans outstanding...       1,489    1,541
 Savings accounts................       9,796    9,399
 Offices   Cecil Federal.........           2        2
           Columbian.............           1        1


Consolidated Summary of Operations

                                                        At December 31,
                                                        ---------------
                                                         1998     1997
                                                        -------  ------
                                                         (In Thousands)

Interest income.......................................   $7,601  $7,340
Interest expense......................................    4,111   3,990
Net interest income before provision
 for loan losses......................................    3,490   3,350
Provision for loan losses.............................       90      87
                                                         ------  ------
Net interest income after provision for loan losses...    3,400   3,263
Noninterest income....................................      521     455
Noninterest expense (c)...............................    2,924   2,465
Income before income taxes and cumulative
 effect of accounting change..........................      997   1,253
Federal income tax expense............................      493     524
                                                         ------  ------
Income before cumulative effect of accounting change..      504     729
Cumulative effect of accounting change................        0       0
                                                         ------  ------
Net income............................................   $  504  $  729
                                                         ======  ======

-------------------------
(a) Reflects combined financial position and results of operations of Cecil Bancorp, Inc. and Columbian Bank, a Federal Savings Bank at, and for the years indicated.
(b)  Includes loans held for sale and mortgage-servicing rights.
(c) For the year ended December 31, 1998, includes one-time non-tax deductible acquisitions costs of $303,000.

Key Operating Ratios (a)

                                                    At or for the
                                                Year Ended December 31,
                                                -----------------------
                                                  1998           1997
                                                 ------         ------
                                                    (In Thousands)
Performance Ratios:
 Return on average assets (net income divided
   by average total assets) (b)................     .51%           .82%

 Return on average equity (net income
   divided by average equity) (b)..............    5.14           7.88

 Equity-to-assets ratio (average equity
   divided by average total assets)............   10.00          10.43

 Interest rate spread..........................    3.52           3.49

 Net interest margin...........................    3.77           3.78

 Average interest-earning assets as a
  percentage of average interest-bearing
  liabilities..................................  105.67         106.37

Asset Quality Ratios:
 Nonperforming loans as a percentage
   of total loans..............................     .68            .83

 Nonperforming assets as a percentage
   of total assets.............................     .78           1.64

 Net charge-offs to average loans..............     .05            .04

 Allowance for loan losses as a
  percentage of total loans....................     .52            .48

 Allowance for loan losses as a
  percentage of non-performing loans...........   76.76%         57.86%

-------------------------
(a) Reflects combined financial position and results of operations of Cecil Bancorp, Inc. and Columbian Bank, a Federal Savings Bank at, and for the years indicated.
(b) For the year ended December 31, 1998, includes one-time non-tax deductible acquisition costs of $303,000.

                      BUSINESS OF THE COMPANY AND THE BANK

Cecil Bancorp, Inc.

          Cecil Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Maryland in July 1994 at the direction of the Board of Directors of Cecil Federal Savings Bank ("Cecil Federal") for the purpose of serving as a savings institution holding company of Cecil Federal upon the acquisition of all of the capital stock issued by Cecil Federal in its conversion from mutual to stock form (the "Conversion"). Substantially all of the Company's assets consists of the outstanding capital stock of Cecil Federal. On September 30, 1998, the Company completed its acquisition of Columbian Bank, a Federal Savings Bank ("Columbian") through the exchange of 1.7021 shares of Company Common Stock for each outstanding shares of Columbian Common Stock in a transaction valued at approximately $2.8 million. The Company holds all of the stock of Cecil Federal and Columbian and operates them as two separate savings institutions. Together, Cecil Federal and Columbian are referred to herein as the "Banks". The Company's principal business is the business of Cecil Federal and its wholly owned subsidiaries, and of Columbian. Therefore, most of the discussion in this Annual Report relates to the business of the Banks rather than the business of the Company.

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

          Cecil Federal has two wholly owned subsidiaries, Cecil Service Corporation and Cecil Financial Services Corporation. Cecil Service Corporation's primary business is acting as leasing agent for the North East Plaza Branch and Cecil Financial Services Corporation's primary business is the operation, through a partnership with UVEST Investment Services, of a full range of brokerage and investment services.

          Cecil Federal's main office is located at 127 North Street, Elkton, Maryland and its phone number is (410) 398-1650.

Columbian Bank, a Federal Savings Bank

          Columbian was originally chartered by the State of Maryland in 1893. In October 1985, Columbian became a member of the FHLB System and obtained federal insurance of its deposits. In January 1989, Columbian converted to a federally insured, state chartered capital stock institution through the sale and issuance of 69,140 shares of common stock. On September 26, 1990, Columbian changed its name to Columbian Bank, A Federal Savings Bank and became a federally chartered stock savings bank. Columbian's deposits are also insured by the SAIF of the FDIC, and it is a member of the FHLB of Atlanta.

          Columbian's primary business is the origination of mortgage loans secured by single-family residential real estate located primarily in Harford County, Maryland, with funds obtained through the attraction of deposits, primarily certificate accounts with terms of 60 months or less and savings accounts. To a lesser extent, Columbian also makes loans on commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Columbian purchases mortgage-backed securities and invests in other liquid investment securities when warranted by the level of excess funds.

          Columbian's office is located at 303-307 St. John Street, Havre de Grace, Maryland, and its phone number is (410) 939-2313.

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

          The principal business of Columbian is the acceptance of savings deposits from the general public and the origination of conventional mortgage loans for the purpose of financing or refinancing one to four family dwellings. Its income is derived largely from interest and fees in connection with its lending activities. Its principal expenses are interest paid on savings deposits and non-interest expenses. Columbian's operations are conducted through its office located at 303-307 St. John Street, Havre de Grace, Maryland.

          The Banks' operations are influenced by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. The Banks' cost of funds are influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

          The Banks' net interest income is dependent primarily upon the difference or spread between the average yield earned on loans, investments and mortgage-backed securities and the average rate paid on deposits and borrowings (if any), as well as the relative amounts of such assets and liabilities. The Banks, like other thrift institutions, are subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

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

          Bank regulators and computer system experts are emphasizing systems and software products be implemented and tested for Year 2000 readiness. This task is a monumental undertaking for all parties involved from vendor service providers, computer systems manufacturers, software providers, and finally the Banks. Cecil Federal and Columbian are preparing for the millennium.

          The Banks have prepared an action plan to begin evaluating our systems and software products. The Banks plan consists of the following:

Problem Awareness: The Banks are aware of the problems that could potentially
-----------------
arise with the year 2000 problem. The Banks have analyzed what systems and software need to be reviewed.

Assessment Phase:  The Banks have made contacts with all its third party vendors
----------------
to assess exposure to problems. These include those that provide Account & Item Processing; System Hardware Setup and ATM Software; General Ledger Software; ATM Transaction Processing; the ATM Service Provider; ATM Software; Financial Reporting Software; Fed-Line Software; On-Line Bank Service Software; Loan Sales Software; Loan Documentation Software; HMDA/Geocoding Software; Payroll Processing; Computer Hardware; Spreadsheet Software; and Word Processing Software.

          Vendors have been proactive in their response to the Year 2000 problem. The Banks' vendors have in place or will have in place procedures to minimize risks associated with the of the Year 2000 problem by December 31, 1998.

Renovation Phase: Initial steps have been completed to assure compliance with
----------------
the Year 2000 problem.   A new front-end processing system has been installed in
the third quarter of 1998 at Cecil Federal, and was installed at Columbian prior to January 31, 1999. This system is already Year 2000 compliant. This system replaces the Banks' previous teller systems which were not compliant.

Validation Phase: The Banks will validate any decision making by thoroughly
----------------
assessing the systems compatibility with the Year 2000 issues. Validations will be recorded and presented to the Board of Directors. The target date for the validation phase is March 31, 1999. The Banks will share testing information with each other to minimize the amount of testing on the same systems. Software and system testing will be done on an ongoing basis through the end of March 1999.

Implementation Phase: The Banks will monitor the implementation of the Year 2000
--------------------
assessment and report results to the Board of Directors. The Banks will continue to stress with their vendors the importance of this project. The Banks will keep in continual contact with its vendors until a final solution and implementation has been completed. All plans are to be completed as outlined above. The implementation phase is to be completed by March 31, 1999.

Contingency Plan: The Banks have prepared a contingency plan that allows for the
----------------
manual processing of transactions and reporting. The plan designates the training and implementation of the manual operation in a worst case scenario.

          The Contingency Plan is being updated in conjunction with our Disaster Recovery Plan. The Contingency Plan has been updated and testing on the plan will take place in the first and second quarters of 1999.

Customer Awareness:   The Banks have also undertaken an effort to reach all
------------------
business customers via mail to explain how the Year 2000 issue affects their business. All businesses need to be aware of the Year 2000 issue and make attempts to correct any possible problems.

          The employees were also made aware of the process and have been notified regarding the individuals who are responsible for Year 2000 compliance. A memo was sent to all employees to assist them with their Year 2000 efforts.

Asset and Liability Management

          Key components of a successful asset/liability management strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios.

          The Banks have employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities. In particular, the Banks' strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of one-year, three-year and five-year adjustable-rate mortgage loans secured by one- to four-family residential real estate and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. Since the early 1980's the Banks have sought to make their loan portfolios more interest rate sensitive by originating adjustable rate mortgage loans for retention in their own portfolios. As of December 31, 1998, adjustable rate mortgage loans constituted approximately 41.1% of the Banks' total loan portfolios. All fixed-rate mortgage loans are originated according to Federal Home Loan Mortgage Corporation ("FHLMC") standards for possible sale in the secondary mortgage market and, depending on market conditions, may be sold. The Banks invest excess funds in adjustable-rate or short term (5 years or less) investments and mortgage-backed securities.

          Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Banks to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Banks to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates.

Comparison of Financial Condition at December 31, 1998 and December 31, 1997.

          The Company's assets increased by $7,568,806, or 8.1% to $101,224,415 at December 31, 1998 from $93,655,609 at December 31, 1997. The Company's emphasis on expanding the loans receivable portfolio continued. The loans receivable portfolio increased by $3,701,981, or 4.8% to $77,184,604 at December 31, 1998 from $73,482,623 at December 31, 1997. Cash and interest-earning cash increased as a result of an increase in savings deposits. The Company's investments held to maturity decreased by $1,614,034, or 27.6% to $4,228,742 at December 31, 1998 from $5,842,776 at December 31, 1997. Investments held for sale increased $1,106,432 or 37.1% to $4,091,843 at December 31, 1998 from
$2,985,411 at December 31, 1997. Federal funds sold increased $625,000, or 125% to $1,125,000 at December 31, 1998 from $500,000 at December 31, 1997. Mortgage backed securities held to maturity decreased by $712,551, or 25.8% to $2,046,983 at December 31, 1998 from $2,759,534 at December 31, 1997. Mortgage backed securities held for investment decreased by $542,223, or 38.6% to $863,260 at December 31, 1998 from $1,405,483 at December 31, 1997. The decreases in the mortgage backed securities were due to prepayments and maturities. Plant, Property, and Equipment increased by $106,533, or 10.6% to $1,112,507 at December 31, 1998 from $1,005,974 at December 31, 1997. The increases were primarily due to the upgrade of equipment as part of Year 2000 plans.

          The Company's liabilities increased $6,963,405, or 8.3% to $91,106,679 at December 31, 1998 from $84,143,274 at December 31, 1997. During the year ended December 31, 1998, the Company was able to increase savings deposits as a result of additional marketing campaigns. Savings Deposits increased $7,078,909, or 8.8% to $87,674,802 at December 31, 1998 from $80,595,893 at
December 31, 1997. Advances from the Federal Home Loan Bank of Atlanta remained constant at $1,750,000 at December 31, 1998 and at December 31, 1997. Other liabilities decreased $56,263, or 8.2% to $629,204 at December 31, 1998 from $685,467 at December 31, 1997.

          The Company's stockholders' equity increased by $605,401, or 6.4% to $10,117,736 at December 31, 1998 from $9,512,335 at December 31, 1997. The increase was primarily due to an increase in retained earnings of $251,619, or 4.8%. For the year ended December 31, 1998, the Company paid its regular annualized dividend of $.40 per share.

Results of Operations

          Economic and Market Conditions.  The Banks' results of operations are
          ------------------------------
influenced by the changes in the economic conditions prevailing in the market area and the general economy. The Banks concentrate on the traditional thrift activities, continuing to emphasize one-to-four family residential lending within its market area. The Banks' philosophy for funding loans is to rely on deposits from its local market area rather than borrowing from outside sources, although the Banks do borrow funds as required to fund lending needs.

          During 1998, stable economic conditions prevailed in the Banks' market areas. Federal Reserve fiscal policy was left virtually unchanged, leaving a span of steady interest rates, both on savings and loan deposits. Demand for fixed-rate mortgages were constant, although refinancings were down. As the Banks expanded their outreach program, demand for small business and home equity loans increased. The volume of savings deposits increased, as the Banks focused on expanding their demand deposit base.

          Net Income. Net income decreased $223,985, or 30.7% to $504,543 for
          ----------
the year ended December 31, 1998, from $728,528 for the same period in 1997.
The decrease is a direct result of one-time non-tax deductible acquisition expenses of $303,000. The annualized return on average assets and annualized return on average equity were .51% and 5.14% respectively, for the year ended December 31, 1998. This compares to an annualized return on average assets and the annualized return on average equity of 0.82% and 7.88%, respectively for the same period in 1997.

          Net Interest Income. Net interest income, the Company's primary source
          -------------------
of income, increased $140,564, or 4.2% to $3,490,610 for the year ended December 31, 1998, from $3,350,046 for the year ended December 31, 1997. The weighted average yield on all interest earning assets decreased from 8.28% for the year ended December 31, 1997, to 8.21% for the year ended December 31, 1998. The weighted average rate paid on interest bearing liabilities decreased from 4.79% for the year ended December 31, 1997 to 4.69% for the year ended December 31, 1998.

          Interest on loans receivable increased by $306,440, or 4.9% to $6,549,552 for the year ended December 31, 1998 from $6,243,112 for the year ended December 31, 1997. The increase is attributable to an increase in the average balance outstanding, offset by a slight decrease in average yield. The weighted average yield decreased from 8.71% for the year ended December 31, 1997 to 8.59% for the year ended December 31, 1998.

          Interest on mortgage-backed securities decreased $75,403, or 25.4% to $221,093 for the year ended December 31, 1998 from $296,496 for the year ended December 31, 1997. The decrease is a result of a decrease in the average
balance offset by an increase in the weighted average yield.   The Banks have
historically invested in mortgage-backed securities to supplement their lending efforts and maintain compliance with certain regulatory requirements.

          Interest on investment securities decreased $26,275, or 5.0% to $495,721 for the year ended December 31, 1998 from $521,996 for the year ended December 31, 1997. The decrease is a result of a decrease in the weighted average yield. Interest on other investment securities increased $56,738, or 20.4% to $334,969 for the year ended December 31, 1998 from $278,231 for the year ended December 31, 1997 as a result of an increase in both the weighted average yield and the average balance outstanding. Other investments primarily are short term liquidity accounts with variable rates.

          Interest paid on savings deposits increased $179,403, or 4.7% to $4,002,772 for the year ended December 31, 1998 from $3,823,369 for the year ended December 31, 1997. The increase was the result of an increase in the average balance outstanding, and a decrease in average cost of funds. Interest expense paid on borrowings decreased $58,467, or 35.1% to $107,953 for the year ended December 31, 1998 from $166,420 for the year ended December 31, 1997. The decrease was a result of a decrease in the average cost of funds and the average balance outstanding.

          Provision for Loan Losses. Provisions for loan losses increased
          -------------------------
$3,000, or 3.4% to $90,000 for the year ended December 31, 1998 from $87,000 for the year ended December 31, 1997. The provision was increased in connection with management's ongoing analysis of the loan portfolio. Loan loss reserves are based upon management's consideration of current and anticipated economic conditions which may affect the ability of borrowers to repay loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risk inherent in the Banks' loan portfolio, and the estimated net realized value of the underlying collateral. The evaluation process is ongoing and results in variations in the Banks' provision for loan losses in various periods.

          Noninterest income.  Noninterest income increased $65,659, or 14.4% to
          -------------------
$520,765 for the year ended December 31, 1998 from $455,106 for the year ended December 31, 1997. Loan servicing fees increased 21.1%, up $11,425 for the year ended December 31, 1998 over the same period in 1997. This was a result of the increase in balances of the servicing portfolio. Gains on sale of loans increased $21,793, or 46.5% to $68,698 for the year ended December 31, 1998 from $46,905 for the year ended December 31, 1997. The increase was attributable to an increase in volumes sold and premiums payable. Other fees decreased $15,585 or 13.2% to $102,775 for the year ended December 31, 1998 from $118,360 for the
year ended December 31, 1997.   Commission income on alternative investment
products increased $58,157, or 358.4% to $74,386 for the year ended December 31, 1998 from $16,229 for the year ended December 31, 1997. The increase was attributable to a full year's commission in 1998 versus three months of commission in 1997.

          Noninterest Expense.  Noninterest expense increased $458,314, or 18.6%
          --------------------
to $2,923,572 for the year ended December 31, 1998 from $2,465,258 for the year ended December 31, 1997. The Company experienced an increase in compensation and benefits of $197,897, or 15.0% to $1,518,833 for the year ended December 31, 1998 from $1,320,936 for the year ended December 31, 1997. The increase can be attributable to stock option expense, increased personnel and annual merit increases. Equipment and data processing expense increased $43,239, or 19.4% to $265,751 for the year ended December 31, 1998 from $222,512 for the year ended December 31, 1997. The increase can be attributed to expenses related to system updates for Year 2000 compliance. The Company's SAIF premium increased $2,828, or 3.5% to $83,492 for the year ended December 31, 1998 as compared to $80,664 for the year ended December 31, 1997. Other expenses decreased $88,125, or 12.8% to $602,011 for the year ended December 31, 1998 from $690,136 for the year ended December 31, 1997. The decrease is attributable to a decrease in advertising & promotion expense, loan expense, stationery & office supplies, postage, meeting expense, and charitable contributions. One-time non-tax deductible acquisition expenses of $302,501 attributed to the increase in noninterest expenses for the year ended December 31, 1998.

          Income Taxes.  Income tax expense for the year ended December 31, 1998
          -------------
and December 31, 1997 was $493,260 and $524,366, respectively, which equates to effective rates of 49.4% and 41.8%, respectively. The increase was a result of acquisition expenses of $302,501 that are not tax deductible.

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

                                                                Year Ended December 31,
                                                --------------------------------------------------------
                                                             1998                        1997
                                                -----------------------------  -------------------------
                                                                     Average                     Average
                                                Average               Yield/   Average            Yield/
                                                Balance   Interest     Cost    Balance  Interest   Cost
                                                --------  ---------  --------  -------  --------  ------
                                                                 (Dollars in thousands)
Interest-earning assets:
   Loans receivables (1)......................  $76,209    $ 6,549      8.59%  $71,707   $ 6,243   8.71%
   Investment securities......................    7,616        496      6.51     7,312       522   7.14
   Mortgage-backed securities.................    3,511        221      6.30     4,975       296   5.96
   Other interest-earning assets..............    5,197        335      6.45     4,627       278   6.01
                                                -------    -------             -------   -------
     Total interest-earning assets............   92,533      7,601      8.21    88,621     7,339
                                                             -----                         -----
Noninterest-earning assets....................    5,704                          4,864
                                                -------                        -------
     Total assets.............................  $98,237                        $93,485
                                                =======                        =======

Interest-bearing liabilities:
  Advances from FHLB..........................    2,021        108      5.34     2,608       166   6.38
  Deposits....................................   84,577      3,995      4.72    79,768     3,815   4.78
  Advances from borrowers for taxes
    and insurance.............................      970          8       .83       941         8    .85
                                                -------    -------             -------   -------
     Total interest-bearing liabilities.......   87,568      4,111      4.69    83,317     3,989
                                                           -------                       -------
Non-interest-bearing liabilities..............      846                            929
                                                -------                        -------
     Total liabilities........................   88,414                         84,246
Retained earnings.............................    9,823                          9,239
                                                -------                        -------
     Total liabilities and retained earnings..  $98,237                        $93,485
                                                =======                        =======
Net interest income...........................             $ 3,490                       $ 3,350
                                                           =======                       =======
Interest rate spread..........................                          3.52%                      3.49%
                                                                       =====                      =====
Net yield on interest-earning assets..........                          3.77%                      3.78%
                                                                     =======                    =======
Ratio of average interest-earning assets
  to average interest-bearing liabilities.....                        105.67%                    106.37%
                                                                     =======                    =======

-------------------------
(1)  Includes loans held-for-sale.

Rate/Volume Analysis

          The table below sets forth certain information regarding changes in interest income and interest expense of the Banks for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume) and (iii) changes in both rate and volume (changes in rate multiplied by the changes in volume). Dollars are in thousands.

                                            Year Ended December 31,
                                        -------------------------------
                                          1998        vs.     1997
                                        -------------------------------
                                               Increase (Decrease)
                                                     Due to
                                        -------------------------------
                                                          Rate/
                                        Volume    Rate    Volume  Total
                                        ------    -----   ------  -----
                                                  (In thousands)
Interest income:
 Loans receivable (1)..................   $394    $ (85)   $ (3)  $306
 Mortgage-backed securities............    (87)      17      (5)   (75)
 Investment securities.................     22      (46)     (2)   (26)
 Other interest-earning assets.........     34       20       3     57
                                          ----    -----    ----   ----
   Total interest-earning assets.......    363      (94)     (7)   262

Interest expense:
 Advances from FHLB....................    (37)     (27)      6    (58)
Deposits...............................    230      (48)     (2)   180
 Advances from borrowers for
  taxes and insurance..................     --       --      --     --
                                          ----    -----    ----   ----
   Total interest-bearing liabilities..    193      (75)      4    122
                                          ----    -----    ----   ----
Change in net interest income..........   $170    $ (19)   $(11)  $140
                                          ====    =====    ====   ====

--------------------
(1)     Includes loans held for sale.


Liquidity and Capital Resources

          The Banks' principal sources of funds are cash, receipts from deposits, loan repayments by borrowers, proceeds from maturing investments, advances (when utilized) from the FHLB and net earnings. The Banks have an agreement with the FHLB of Atlanta to provide cash advances, should the need for additional funds be required.

          For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable deposits and short-term borrowings. The minimum level of liquidity required by regulation is presently 4%. The Banks= liquidity ratio at December 31, 1998, was approximately 17.88%. The Banks maintain a higher level of liquidity than required by regulation as a matter of management philosophy in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

          Commitments to originate mortgage loans are legally binding agreements to lend to the Banks' customers. Commitments at December 31, 1998 to originate adjustable-rate and fixed-rate mortgage loans were approximately $3,263,200, expiring in 60 days or less. The Banks believe liquidity is adequate to fund its future commitments.

          The Banks have $40.2 million in certificates due within one year and $30.6 million in other deposits without specific maturity at December 31, 1998. Management estimates that most of the deposits will be retained or replaced by new deposits.

Impact of Inflation

          The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Banks are reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Banks= assets and liabilities are critical to the maintenance of acceptable performance levels.

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

          Disclosure of Capital Structure. Effective December 31, 1998 the Company adopted SFAS No. 129, "Disclosure of Information About Capital Structure." This statement consolidates existing guidance and requires entities (public and non-public) to disclose certain information about the entity=s capital structure. It contains no change in disclosure requirements for entities such as the Company that were previously subject to the requirements of Opinions 10 - "Omnibus Opinion - 1966" and 15 - "Earnings Per Share" and Statement 47 - "Disclosure of Long-Term Obligations." Accordingly, no new reporting requirements have been imposed on the Company.

          Reporting Comprehensive Income. Effective for the years ended December 31, 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires reporting of "Comprehensive income" and its components in financial statements. "Comprehensive income" includes net income and other items of comprehensive income, such as unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments, which are excluded from net income. This statement was effective for periods beginning after December 15, 1997 and required the restatement of all prior periods presented.

          Disclosure About Segments of an Enterprise and Related Information. Effective for the year ended December 31, 1998 the Company adopted SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information" which supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 established standards for the way that public enterprises report information about operating segments in financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not have a material impact on the Company=s consolidated financial statements.

          Employers' Disclosure about Pensions and Other Post-retirement Benefits. In February 1998, the FASB issued SFAS No. 132, "Employers= Disclosure about Pensions and Other Post-retirement Benefits" which revises employers' disclosure about pension and other post-retirement benefit plans. SFAS No. 132 is effective for financial statements for the periods beginning after December 31, 1997, and requires comparative information for earlier years to be restated. This standard currently does not apply to the Company.

          Accounting for Derivative Instruments and Hedging Activities. During the second quarter of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities, " which will be effective for the Company's fiscal year 2000. This statement establishes accounting and reporting standards requiring that every derivative instruments, including certain derivative instrument imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative=s fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company is currently assessing the impact of this new Statement on its consolidated financial position, liquidity, and results of operations.

                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS
                               -----------------

                                                             PAGE

          Independent Auditors' Reports                       14

          Consolidated Statements of Financial Condition      16

          Consolidated Statements of Income                   18

          Consolidated Statements of  Stockholders' Equity    20

          Consolidated Statements of Cash Flows               21

          Notes to Consolidated Financial Statements          23

                                                             2002 W 14th Street
[SIMON MASTER & SIDLOW LETTERHEAD APPEARS HERE]            Wilmington, DE 19806

                                                                 (302) 652-3480
                                                             Fax (302) 656-8778
BOARD OF DIRECTORS AND STOCKHOLDERS
CECIL BANCORP, INC. AND SUBSIDIARIES
ELKTON, MARYLAND



                          Independent Auditors' Report
                          ----------------------------

        We have audited the accompanying consolidated statements of financial condition of CECIL BANCORP, INC. AND SUBSIDIARIES as of December 31, 1998 and 1997 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of CECIL BANCORP, INC. AND SUBSIDIARIES as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

        We previously audited and reported upon the consolidated statement of financial condition of CECIL BANCORP, INC. AND SUBSIDIARIES as of December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, prior to their restatement for the 1998 pooling of interests. The contribution of CECIL BANCORP, INC. AND SUBSIDIARIES to total assets, interest income and net income represented $63,660,230, $5,018,366, and $565,666 of the respective restated totals. Separate financial statements of Columbian Bank, a Federal Savings Bank included in the 1997 restated consolidated statement of financial position, and consolidated statements of income, stockholders' equity, and cash flows were examined and reported upon separately by other auditors. We also audited the combination of the accompanying consolidated balance sheet and consolidated statements of income, retained earnings, and cash flows for the year ended December 31, 1997, after restatement of the 1998 pooling of interests. In our opinion, such consolidated statements have been properly compiled on the basis described in
Note 19 to the consolidated financial statements.


                                             /s/ Simon, Master & Sidlow, PA

January 27, 1999

                           Anderson Associates, LLP
                         Certified Public Accountants
                                7621 Fitch Lane
                           Baltimore, Maryland 21236
                                 410-882-8050


                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------

Board of Directors
Columbian Bank, A Federal Savings Bank
Havre de Grace, Maryland

        We have audited the accompanying statements of financial condition of Columbian Bank, A Federal Savings Bank as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbian Bank, A Federal Savings Bank at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the two years in the two year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                              /s/ Anderson Associates LLP

March 11, 1998
Baltimore, Maryland

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------


                                    ASSETS
                                    ------


                                                               December 31,
                                                              --------------
                                                          1998             1997
                                                       ---------         --------
                                                                            (1)
Cash                                                     $  2,725,430   $ 1,297,546
Cash - Interest bearing                                     6,211,760     2,519,230
Federal funds sold                                          1,125,000       500,000
Investment securities
        Securities held-to-maturity (estimated
          market value of $4,232,699 in 1998 and
          $5,839,453 in 1997) (Note 3)                      4,228,742     5,842,776
        Securities available-for-sale at estimated
          market value (Note 3)                             4,091,843     2,985,411
Mortgage-backed securities
        Securities held-to-maturity (estimated
           market value of $2,044,194 in 1998 and
           $2,770,778 in 1997) (Note 4)                     2,046,983     2,759,534
        Securities available-for-sale at estimated
           market value (Note 4)                              863,260     1,405,483
Loans held for sale (estimated market value
        of $2,581,475 in 1998 and $1,380,439 in 1997)       2,515,151     1,362,969
Loans receivable, net (Note 5)                             74,545,912    72,016,049
Real estate owned                                             187,742       380,481
Office properties, equipment and leasehold
        improvements at cost, less accumulated
        depreciation and amortization (Note 6)              1,112,507     1,005,974
Stock in Federal Home Loan Bank of
        Atlanta - at cost (Note 7)                            672,300       652,700
Accrued interest receivable (Note 8)                          597,922       662,992
Mortgage servicing rights                                     123,541       103,605
Prepaid expenses                                               50,040        37,455
Deferred taxes (Note 11)                                      114,891        52,869
Other assets                                                   11,391        70,535
                                                         ------------   -----------

           TOTAL ASSETS                                  $101,224,415   $93,655,609
                                                         ============   ===========

(1) Restated due to pooling of interest transaction completed September 30, 1998


The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------


                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                              December 31,
                                                      -----------------------------
                                                           1998           1997
                                                      --------------  -------------
                                                                           (1)
LIABILITIES
        Savings deposits (Note 9)                      $ 87,674,802    $80,595,893
        Advance payments by borrowers for
           property taxes and insurance                     821,625        842,358
        Employee stock ownership debt                       231,048        269,556
        Other liabilities                                   629,204        685,467
        Advances from Federal Home Loan Bank
           of Atlanta (Note 10)                           1,750,000      1,750,000
                                                       ------------    -----------

           TOTAL LIABILITIES                             91,106,679     84,143,274
                                                       ------------    -----------
COMMITMENTS

STOCKHOLDERS' EQUITY
        Common stock, $.01 par value
           Authorized:  4,000,000 shares
           Issued and outstanding:  606,494 shares
             in 1998 and 592,869 shares in 1997               6,065          5,929
        Additional paid in capital                        4,863,511      4,561,520
        Employee stock ownership debt                      (231,048)      (269,556)
        Deferred compensation - Management
           Recognition Plan                                 (80,676)      (118,361)
        Retained earnings, substantially
           restricted                                     5,543,960      5,292,341
        Accumulated other comprehensive income net
           of deferred taxes of $8,584 and $7,528
           in 1998 and 1997, respectively                    15,924         40,462
                                                       ------------    -----------

           TOTAL STOCKHOLDERS' EQUITY                    10,117,736      9,512,335
                                                       ------------    -----------
           TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY                      $101,224,415    $93,655,609
                                                       ============    ===========

(1) Restated due to pooling of interest transaction completed September 30, 1998


The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
          ----------------------------------------------------------

                                                    Year ended December 31,
                                                  -------------------------
                                                    1998            1997
                                                  --------        --------
INTEREST INCOME                                                      (1)
        Loans receivable                           $6,549,552    $6,243,112
        Mortgage-backed securities                    221,093       296,496
        Investment securities                         495,721       521,996
        Other interest-earning assets                 334,969       278,231
                                                   ----------    ----------
           Total interest income                    7,601,335     7,339,835
                                                   ----------    ----------
INTEREST EXPENSE
        Interest expense on deposits                4,002,772     3,823,369
        Borrowing                                     107,953       166,420
                                                    ---------     ---------
           Total interest expense                   4,110,725     3,989,789
                                                   ----------    ----------
           Net interest income                      3,490,610     3,350,046
        Provision for loan losses                      90,000        87,000
                                                   ----------    ----------
           Net interest income after provision
             for loan losses                        3,400,610     3,263,046
                                                   ----------    ----------
NONINTEREST INCOME (LOSS)
        Loan service charges                           65,641        54,216
        Dividends on FHLB stock                        49,042        42,857
        Gain on sale of loans                          68,698        46,905
        Gain on sale of office properties
           and equipment                                             44,769
        Commission income                              74,386        16,229
        Checking account fees                         160,223       131,770
        Other                                         102,775       118,360
                                                   ----------    ----------
           Total noninterest income                   520,765       455,106
                                                   ----------    ----------
NONINTEREST EXPENSE
        Compensation and benefits                   1,518,833     1,320,936
        Occupancy expense                             150,984       151,010
        Equipment and data processing expense         265,751       222,512
        SAIF deposit insurance premium                 83,492        80,664
        Merger expense                                302,501
        Other                                         602,011       690,136
                                                   ----------    ----------
           Total noninterest expense                2,923,572     2,465,258
                                                   ----------    ----------

           Income before income taxes                 997,803     1,252,894
                                                   ----------    ----------
INCOME TAXES (Note 11)
        Current                                       551,662       531,318
        Deferred                                     ( 58,402)       (6,952)
           Total income taxes                         493,260       524,366
                                                    ----------    ----------
NET INCOME                                         $  504,543    $  728,528
                                                   ==========    ==========

(1) Restated due to pooling of interest transaction completed September 30, 1998

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
          ----------------------------------------------------------

                                  (Continued)

                                                        Year ended December 31,
                                                       -------------------------
                                                         1998           1997
                                                      ----------     ----------
                                                                           (1)
NET INCOME                                            $ 504,543         $728,528

OTHER COMPREHENSIVE INCOME (LOSS)
 Unrealized gains (losses) on investment
  securities, net of deferred taxes of
  $1,556 and $1,435 in 1998 and 1997,
  respectively                                          (24,538)          19,741
                                                      ---------         --------

TOTAL COMPREHENSIVE INCOME                            $ 480,005         $748,269
                                                      =========         ========


Earnings per common share and
        common share equivalent                       $     .88         $   1.30
                                                      =========         ========

Earnings per common share -
        assuming full dilution                        $     .87         $   1.28
                                                      =========         ========

(1) Restated due to pooling of interest transaction completed September 30, 1998

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          ----------------------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

                                                                         Deferred
                                                           Employee     Compensation-               Accumulated
                                                             Stock      Management                  Other               Total
                                  Common     Paid-in      Ownership     Recognition     Retained    Comprehensive    Stockholders'
                                   Stock     Capital         Plan         Plan          Earnings    Income              Equity
                                  -------  ------------  ------------  ------------   ------------  --------------  --------------
BALANCE AT
     DECEMBER 31, 1996 (1)         $5,871   $4,472,547   $  (308,064)  $  (156,047)   $ 4,882,346    $  20,721      $ 8,917,374
Change in net unrealized
     gain on securities
     available-for-sale                                                                                 19,741           19,741
Cash dividends paid                                                                      (298,133)                     (298,133)
Repayment of ESOP debt                                        38,508                                                     38,508
Release of ESOP shares                          38,508                                                                   38,508
Net income                                                                                728,528                       728,528
Deferred compensation
     amortization                                                           37,686                                       37,686
Stock option exercised                 23       23,602                                                                   23,625
Stock dividend                         35       20,365                                    (20,400)
Release of vested
     MRP shares                                  6,498                                                                    6,498
                                   ------   ----------   -----------   -----------    -----------    ---------      -----------
BALANCE AT
     DECEMBER 31, 1997 (1)          5,929    4,561,520      (269,556)     (118,361)     5,292,341       40,462        9,512,335
Change in net unrealized
     gain on securities
     available-for-sale                                                                                (24,538)         (24,538)
Cash dividends paid                                                                      (213,767)                     (213,767)
Stock dividends paid                   22       40,460                                    (39,157)                        1,325
Repayment of ESOP debt                                        38,508                                                     38,508
Release of ESOP shares                          38,508                                                                   38,508
Net income                                                                                504,543                       504,543
Deferred compensation
     amortization                                                           37,685                                       37,685
Stock options exercised               114      201,049                                                                  201,163
Cash in lieu of fractional
     shares paid at pooling of
     interest transaction                       (1,417)                                                                  (1,417)
Release of vested
     MRP shares                                 23,391                                                                   23,391
                                   ------   ----------   -----------   -----------    -----------    ---------      -----------
BALANCE AT
     DECEMBER 31, 1998             $6,065   $4,863,511   $  (231,048)  $   (80,676)   $ 5,543,960    $  15,924      $10,117,736
                                   ======   ==========   ===========   ===========    ===========    =========      ===========

(1) Restated due to pooling of interest transaction completed September 30, 1998

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                           Year ended December 31,
                                                                          ------------------------
                                                                         1998                 1997
                                                                      ----------           ----------
CASH FLOWS FROM OPERATING ACTIVITIES                                                           (1)
        Interest and fees received on loans
           and investments                                           $   8,072,285      $   7,606,523
        Cash paid to suppliers and employees                            (2,664,015)        (2,343,345)
        Proceeds from sale of loans                                      2,850,271          3,010,289
        Origination of loans held for sale                              (4,350,500)        (2,833,100)
        Interest paid                                                   (4,110,725)        (3,984,599)
        Income taxes paid                                                 (665,933)          (304,073)
                                                                     -------------      -------------
           NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES               (868,617)         1,151,695
                                                                     -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from sale and maturities of
           investment securities                                         7,899,844          8,390,651
        Proceeds from maturities of
           mortgage-backed securities                                    1,463,209          1,134,361
        Purchases of investment securities                              (7,379,454)        (7,934,136)
        Purchases of mortgage-backed securities                           (219,678)
        Loans originated                                               (30,383,814)       (21,186,239)
        Principal collected on loans                                    28,180,696         17,616,540
        Purchases of office properties, equipment
           and leasehold improvements                                     (205,317)          (207,366)
        Proceeds from sale of office properties,
           equipment, and leasehold improvements                                              129,295
        Proceeds from sale of real estate owned                            426,902            188,378
        Purchase of real estate owned                                     (234,163)          (171,229)
        Purchase of stock in Federal Home Loan
           Bank of Atlanta                                                 (19,600)           (15,200)
                                                                     -------------      -------------
            NET CASH USED BY INVESTING ACTIVITIES                         (471,375)        (2,054,945)
                                                                     -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES
        Net increase (decrease) in demand deposits,
           NOW accounts, and savings accounts                           67,432,105         31,077,447
        Proceeds from sales of certificates                              8,991,415          7,992,543
        Payments of maturing certificates of deposits                  (69,344,611)       (34,603,911)
        Decrease in advance payments by borrowers
           for property taxes and insurance                                (20,733)           (45,513)
        Proceeds from issuance of common stock                             202,489             23,626
        Repayments to Federal Home Loan
           Bank of Atlanta                                                                 (2,750,000)
        Dividends paid                                                    (213,767)          (298,133)
        Unearned ESOP compensation decrease                                 38,508             38,508
                                                                     -------------      -------------
            NET CASH PROVIDED BY FINANCING ACTIVITIES                    7,085,406          1,434,567
                                                                     -------------      -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                5,745,414            531,317

CASH AND CASH EQUIVALENTS
        BEGINNING OF YEAR                                                4,316,776          3,785,459
                                                                     -------------      -------------
        END OF YEAR                                                  $  10,062,190      $   4,316,776
                                                                     =============      =============

(1) Restated due to pooling of interest transactions completed September 30, 1998

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                  (Continued)

                                                                   Year ended December 31,
                                                               -------------------------------
                                                                   1998              1997
                                                                ---------          ---------
                                                                                      (1)
RECONCILIATION OF NET INCOME TO NET CASH
        PROVIDED (USED) BY OPERATING ACTIVITIES

Net Income                                                   $   504,543          $   728,528

Adjustments to reconcile net income to
        net cash provided (used) by operating
        activities:
           Gain on sale of office properties,
             equipment, and leasehold
             improvements                                                             (44,769)
           Depreciation                                           98,783               77,263
           Provision for loan losses                              90,000               87,000
           Amortization of investment
             security premiums                                     4,808                1,651
           Net amortization of deferred loan fees                                      (1,016)
           Stock dividends                                       (31,059)             (30,655)
           Increase (decrease) in accrued
             interest receivable                                  65,070              (29,663)
           (Increase) decrease in deferred
             taxes                                               (61,854)              61,525
           Increase in mortgage servicing rights                 (19,936)             (43,028)
           (Increase) decrease in prepaid
             expenses                                            (12,585)               5,423
           (Increase) decrease in other assets                    59,144              (24,229)
           Increase (decrease) in other liabilities              (56,263)             189,198
           (Increase) decrease in loans held
             for sale                                         (1,568,927)             130,284
           Distribution from MRP Trust                            61,076               44,183
           Cash paid in lieu of fractional
             shares                                               (1,417)
                                                             -----------          -----------
                                                              (1,373,160)             423,167
                                                             -----------          -----------

                                                             $  (868,617)         $ 1,151,695
                                                             ===========          ===========

(1) Restated due to pooling of interest transactions completed September 30, 1998


The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------


1.      SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES

        a. Organization and Principles of Consolidation -- On September 30,
           --------------------------------------------
             1998, the Corporation merged with Columbian Bank, a Federal Savings Bank ("Columbian") in a transaction accounted for as a pooling of interest. All financial information includes the financial position and results of operations of Columbian for all periods presented prior to the date of the merger (See Note 19).

             Cecil Bancorp, Inc. (the Corporation) is a savings and loan holding company, and is the parent company of Cecil Federal Savings Bank ("Cecil") and Columbian (the Banks). Cecil and Columbian operate as separate entities. The consolidated financial statements include the accounts of the Corporation, the Banks, and Cecil's wholly owned subsidiaries, Cecil Service Corporation and Cecil Financial Services Corporation.

             The Banks are members of the Federal Home Loan Bank System (FHLB) and are subject to regulation by the Office of Thrift Supervision
             (OTS), a division of the U.S. Government Department of Treasury. As members of this System, the Banks maintain a required investment in capital stock of the FHLB. The Banks maintain insurance on savings deposits within certain limitations as members of the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC). Regulatory reserve requirements, federal income tax requirements and related restrictions of retained earnings are discussed in Notes 11, 12 and 13.

        b. Cash and Cash Equivalents -- For purposes of reporting cash flows,
           -------------------------
             cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

        c. Investment Securities -- Regulations require the Banks to maintain,
           ---------------------
             in cash and U.S. Government and other approved securities, an amount equal to 4% of savings accounts (net of loans on savings accounts) plus short-term borrowings. In addition, short-term assets must constitute at least 1% of net withdrawable savings and short-term borrowings.

             The Corporation carries certain investments at amortized cost, which are not adjusted to the lower of cost or market because management has the ability and intent to hold them to maturity. Gains and losses on sales of these securities are recognized when realized and are shown in the consolidated statements of operations.

             The Corporation also classifies certain investments as available for sale because these securities are not intended to be held to maturity. Such securities are carried at fair value. Unrealized gains and losses, net of tax, on securities available-for-sale are recognized as direct increases or decreases in accumulated other comprehensive income.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

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

        f. Mortgage Loan Interest Income -- The Corporation provides an
           -----------------------------
             allowance for uncollectible interest on all accrued interest related to loans 90 days or more delinquent. This allowance is netted against accrued interest receivable for financial statement disclosure. Such interest ultimately collected is credited to income in the period of recovery.

        g. Loans Held for Sale -- Mortgage loans originated and held for
           -------------------
             sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Gains and losses on the sale of loans held for sale are determined using the specific identification method.

        h. Income Taxes -- Deferred taxes on income result from the
           ------------
             recognition of the income tax effect of temporary differences in reporting transactions for financial and tax purposes. Such temporary differences relate primarily to deferred loan fees, interest received in advance, accrued compensation to directors, and the recapture of a special bad debt deduction (See Note 11).

             The Corporation and the Banks along with the subsidiaries file consolidated Federal tax returns.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

                                  (Continued)



1.      SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

        i.  Real Estate Owned -- Real estate properties acquired through, or in
            -----------------
                 lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs related to the holding of property are expensed.

                 Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

        j.  Mortgage-backed Securities -- Mortgage-backed securities represent
            --------------------------

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

                 The Corporation also classifies certain mortgage-backed securities as available for sale because these securities are not intended to be held to maturity. Such securities are carried at fair value. Unrealized gains and losses, net of tax, on securities available for sale are recognized as direct increases or decreases in accumulated other comprehensive income.

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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

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

        m.  Loan Servicing -- The cost of mortgage servicing rights is amortized
            --------------
                 in proportion to, and over the period of, estimated net servicing revenue. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.

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

                 Quoted market prices are not available for the excess servicing receivables. Thus, the excess servicing receivables and the amortization thereon are periodically evaluated in relation to estimated future servicing revenue, taking into consideration changes in interest rates, current repayment rates, and expected future cash flows. The Corporation evaluates the carrying value of the excess servicing receivables by estimating the future servicing income of the excess servicing receivables based on management's best estimate of remaining loan lives and discounted at the original discount rate.

        n.  Advertising Expense -- Advertising costs are expensed as incurred.
            -------------------

                 Advertising costs were $44,543 and $37,340 for the years ended December 31, 1998 and 1997, respectively. The Corporation did not have costs related to direct response advertising campaigns during the years ended December 31, 1998 and 1997.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

                                  (Continued)



1.      SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

        o.  Segment Information -- The Corporation is in one business segment,
            -------------------
                 the savings and loan banking business, and follows the requirements of SFAS 131 "Disclosures about Segments of an Enterprise and Related Information".

        p.  Other Matters - The Corporation has established a company-wide task
            -------------
                 force to review all computer-based systems and applications and develop a company-wide action plan for the century date change for the year 2000. The Corporation's goal is to have all systems and applications compliant with the century change by March 31, 1999. Preliminary cost estimates have not been finalized, but remediation efforts will be expensed. None of these costs is anticipated to have a material impact on the Corporation's results in any one period. In addition, the Corporation could possibly be affected by the century change to the extent other entities not affiliated with it are unsuccessful in addressing this issue on a timely basis.

        q.  Reclassification of 1997 Financial Statements -- Certain
            ---------------------------------------------
                 reclassifications have been made to the 1997 figures to conform with current year presentation.


2.      ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and
            Servicing of Financial Assets and Extinguishment of Liabilities" which was adopted by the Corporation effective January 1, 1997. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If the transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The adoption of SFAS 125 did not have a material impact on the Corporation's consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

                                  (Continued)


2.      ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

        Effective December 31, 1997, the Corporation adopted SFAS 128, "Earnings
            Per Share". This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and the denominator of the basic EPS calculation to the numerator and the denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This statement is effective for periods ending after December 15, 1997, and requires restatement of all prior periods presented.

        Effective December 31, 1998 the Corporation adopted SFAS No. 129,
            "Disclosure of Information about Capital Structure." This statement consolidates existing guidance and requires entities (public and non-public) to disclose certain information about the entity's capital structure. It contains no change in disclosure requirements for entities such as the Corporation that were previously subject to the requirements of Opinions 10 - "Omnibus Opinion - 1966" and 15 - "Earnings Per Share" and Statement 47 - "Disclosure of Long-Term Obligations." Accordingly, no new reporting requirements have been imposed on the Corporation.

        Effective for the year ended December 31, 1998 the Corporation adopted
            SFAS No. 130, "Reporting Comprehensive Income," which requires reporting of "comprehensive income" and its components in financial statements. "Comprehensive income" includes net income and other items of comprehensive income, such as unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments, which are excluded from net income. This statement was effective for periods beginning after December 15, 1997 and required the restatement of all prior periods presented.

        Effective for the year ended December 31, 1998 the Corporation adopted
            SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information" which supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 established standards for the way that public enterprises report information about operating segments in financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not have a material impact on the Corporation's consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                 --------------------------------------------

                                  (Continued)


2.      ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

        In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Post-retirement Benefits", which revises employers' disclosure about pension and other post-retirement benefit plans. SFAS No. 132 is effective for financial statements for the periods beginning after December 31, 1997, and requires comparative information for earlier years to be restated. This standard currently does not apply to the Corporation.

        During the second quarter of 1998, the Financial Accounting Standards
            Board issued SFAS No. 133, AAccounting for Derivative Instruments and Hedging Activities,@ which will be effective for the Company's fiscal year 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instrument imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company is currently assessing the impact of this new Statement on its consolidated financial position, liquidity, and results of operations.

3.      INVESTMENT SECURITIES

        Investment securities have been classified in the statements of financial position according to management's intent.

        The amortized costs and estimated market values of investment securities held-to-maturity as of December 31, 1998 and 1997 are as follows:

                                            Gross       Gross     Estimated
                              Amortized   Unrealized  Unrealized    Market
                                 Cost       Gains       Losses      Value
                              ----------  ----------  ----------  ----------
                                              December 31, 1998
                             -------------------------------------------------
  U.S. Treasury Securities
   and obligations of U.S.
   government and Federal
   Agencies                   $4,228,742  $    7,689  $    3,732  $4,232,699
                              ==========  ==========  ==========  ==========

                                              December 31, 1997
                             -------------------------------------------------
  U.S. Treasury Securities
   and obligations of U.S.
   government and Federal
   Agencies                   $5,842,776  $    1,291  $    4,614  $5,839,453
                              ==========  ==========  ==========  ==========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

                                  (Continued)


3.      INVESTMENT SECURITIES (Continued)

        The amortized costs and estimated market values of investment securities available-for-sale as of December 31, 1998 and 1997 are as follows:

                                                    Gross       Gross     Estimated
                                      Amortized   Unrealized  Unrealized    Market
                                         Cost       Gains       Losses      Value
                                      ----------  ----------  ----------  ----------
                                                     December 31, 1998
                                      ----------------------------------------------
  U.S. Treasury Securities
          and obligations of
          U.S. Government and
          Federal Agencies            $2,000,000     $19,516  $           $2,019,516
  Mutual Funds                         2,071,899       2,691       2,263   2,072,327
                                      ----------     -------  ----------  ----------
                                      $4,071,899     $22,207  $    2,263  $4,091,843
                                      ==========     =======  ==========  ==========
                                                       December 31, 1997
                                      ----------------------------------------------
U.S. Treasury Securities
  and obligations of
  U.S. Government and
  Federal Agencies                    $2,000,000     $35,315  $           $2,035,315
Mutual Funds                             949,999         803         706     950,096
                                      ----------     -------  ----------  ----------
                                      $2,949,999     $36,118  $      706  $2,985,411
                                      ==========     =======  ==========  ==========

        The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Estimated
                                            Amortized             Market
                                               Cost               Value
                                            ----------          ----------
              Due in one year or less       $3,003,652          $3,009,375
              Due from five to ten years     2,724,638           2,746,120
              Due beyond ten years             500,452             496,720
                                            ----------          ----------
                                            $6,228,742          $6,252,215
                                            ==========          ==========

        Investment securities carried at approximately $3,003,662 at December
            31, 1998, were pledged to secure public deposits.

        No gross gains or losses were realized during the years ended December
            31, 1998 and 1997.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

                                  (Continued)


4.      MORTGAGE BACKED SECURITIES

        Mortgage-backed securities have been classified in the statements of financial position according to management's intent.

        The amortized costs and estimated market values for mortgage-backed securities held-to-maturity as of December 31, 1998 and 1997 are as follows:


                                   Gross       Gross     Estimated
                     Amortized   Unrealized  Unrealized    Market
                        Cost       Gains       Losses      Value
                     ----------  ----------  ----------  ----------
                                     December 31, 1998
                     ----------------------------------------------
            GNMA     $  729,674     $ 2,294     $        $  731,968
            FHLMC     1,009,480       1,329       3,235   1,007,574
            FNMA        307,829       1,077       4,254     304,652
                     ----------     -------     -------  ----------
                     $2,046,983     $ 4,700     $ 7,489  $2,044,194
                     ==========     =======     =======  ==========

                                     December 31, 1997
                     ----------------------------------------------
            GNMA     $1,019,533     $26,156     $        $1,045,689
            FHLMC     1,316,456                   9,073   1,307,383
            FNMA        423,545       1,638       7,477     417,706
                     ----------     -------     -------  ----------
                     $2,759,534     $27,794     $16,550  $2,770,778
                     ==========     =======     =======  ==========

        The amortized costs and estimated market values for mortgage-backed securities available-for-sale as of December 31, 1998 and 1997 are as follows:

                                                 Gross       Gross     Estimated
                                   Amortized   Unrealized  Unrealized    Market
                                      Cost       Gains       Losses      Value
                                   ----------  ----------  ----------  ----------
        As of December 31, 1998
            FHLMC                  $  857,261  $    5,999  $           $  863,260
                                   ==========  ==========  ==========  ==========
        As of December 31, 1997
            FHLMC                  $1,390,245  $   15,238  $           $1,405,483
                                   ==========  ==========  ==========  ==========

        Certain mortgage-backed securities are subject to significant prepayment risks. In periods of declining interest rates mortgages may be repaid more rapidly than anticipated resulting in greater amortization of premiums and reduced yields. In addition, the Corporation may be unable to reinvest at an interest rate comparable to the rate on the prepaying mortgage-backed security. In contrast, in periods of increasing interest rates, market values of mortgage-backed securities will decline.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1998 AND 1997
                    --------------------------------------

                                  (Continued)



4.      MORTGAGE-BACKED SECURITIES (Continued)

        Mortgage-backed securities carried at $854,578 at December 31, 1998, were pledged to secure public deposits.

5.      LOANS RECEIVABLE

        The Corporation's lending activities are predominantly conducted in Cecil and Harford Counties in the State of Maryland. The ability and willingness of loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers geographic area and the general economy.

        A summary of loans receivable follows:


                                             1998           1997
                                         -------------  -------------
        First mortgage loans
            1-4 Dwelling units           $ 59,756,198   $ 56,002,532
            5 or more                         868,614      1,065,865
            Non-Residential                 2,458,561      2,470,091
            Land                            2,303,437      3,457,105
            Construction                    5,533,125      4,789,381
                                         ------------   ------------
                                           70,919,935     67,784,974
        Other loans
            Home equity loans               1,991,622      2,557,345
            Commercial loans                2,051,627      1,621,686
            Home improvement loans             14,818          9,000
            Consumer loans                  4,180,088      2,611,650
            Loans on savings deposits         910,010        711,124
            Education                          60,642         75,654
                                         ------------   ------------
                                           80,128,742     75,371,433
        Less:
            Undisbursed proceeds on
              loans in process             (2,402,632)    (1,394,100)
            Deferred loan fees               (262,738)      (244,774)
            Loans held for sale            (2,515,151)    (1,362,969)
            Allowance for loan losses        (402,309)      (353,541)
                                         -------------  ------------
                                         $ 74,545,912   $ 72,016,049
                                         ============   ============

        The Bank serviced loans for others in the approximate amount of $18,324,000 and $20,792,260 in 1998 and 1997, respectively.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



5.   LOANS RECEIVABLE (Continued)

An analysis of the allowance for loan losses for the years ended December 31, 1998 and 1997 is as follows:

                                              1998       1997
                                           ---------  ---------
Balance at beginning of period             $ 353,541  $ 297,691
Provision charged to operations               90,000     87,000
Charge-offs, net                             (41,232)   (31,150)
                                           ---------  ---------
  Balance at end of period                 $ 402,309  $ 353,541
                                           =========  =========

Commercial and commercial real estate loans are considered impaired when it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan. Except for certain restructured loans, impaired loans are loans that are on nonaccrual status. Loans that are returned to accrual status are no longer considered to be impaired.

        The allowance for loan losses includes impairment reserves related to loans that are identified as impaired, which are based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or the observable market price of the impaired loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Loans that experience insignificant payment delays (less than 60 days) and insignificant shortfalls in payment amounts (less than 10%) generally are not classified as impaired. Restructured loans are reported as impaired in the year of restructuring. Thereafter, such loans may be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms. A loan is classified as an insubstance foreclosure when the Corporation has taken possession of the collateral, regardless of whether formal foreclosure proceedings take place.

The Corporation had no impaired loans at December 31, 1998 and 1997.

At December 31, 1998, the Bank had outstanding commitments to originate loans as follows:

                  Fixed Rate         Variable Rate
                  (6.00%-8.50%)     (7.00%-8 1/8%)       Total
                  -------------     --------------     ----------

First mortgages    $2,734,500          $528,700        $3,263,200
                   ==========          ========        ==========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



6.   OFFICE PROPERTIES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Office properties, equipment and leasehold improvements are summarized by major classifications as follows:


                                        1998       1997
                                     ----------  ---------

Land                                 $  271,333   $  264,973
Buildings and improvements              644,387      644,387
Furniture, fixtures and equipment       625,612      584,902
Leasehold improvements                  231,288      225,493
                                     ----------   ----------
                                      1,772,620    1,719,755
Accumulated depreciation                660,113      713,781
                                     ----------   ----------
                                     $1,112,507   $1,005,974
                                     ==========   ==========

Depreciation expense for the years ended December 31, 1998 and 1997 was $98,783 and $77,263, respectively.

Leasehold improvements relate to office space for Cecil's branch office and lending office. The branch office is being leased under the terms of an operating lease with renewal options for two successive five year terms which expire in May 2005. The lending office is being leased under the terms of an operating lease which expires in May 2000, with renewal options for three successive five year terms. Land is being leased for the operation of two Automatic Teller Machines under the terms of operating leases which expire through July 2002, with renewal options for three successive three year terms. Annual rental on these leases was $41,580 and $39,750 in 1998 and 1997, respectively.

The following is a schedule by years of future rental payments required under the operating leases for the remaining non-cancelable terms:

Year ending December 31, 1999     $ 40,950
                         2000       30,450
                         2001       21,050
                         2002       19,050
                         2003       17,850
                   Thereafter       23,800
                                  --------
                                  $153,150
                                  ========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



7.   FEDERAL HOME LOAN BANK STOCK

Investment in stock of the Federal Home Loan Bank is required of every federally-insured savings bank. The Banks must own capital stock in an amount equal to the greater of 1% of their residential mortgages and mortgage-backed securities, or 3/10th of 1% of total assets. No ready market exists for the bank stock, and it has no quoted market value.

8.   ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 1998 and 1997, consists of the following:


                                                   1998               1997
                                                 --------           --------
  Loans receivable                               $492,246           $519,989
  Mortgage-backed securities                        6,360             22,631
  Investment securities                            99,316            120,372
                                                 --------           --------
                                                 $597,922           $662,992
                                                 ========           ========

9.   SAVINGS DEPOSITS

The following is a summary of savings deposits as of December 31:

                                    1998                    1997
                         ------------------------  ------------------------
                                       Weighted                  Weighted
                                       Average                   Average
                           Amount        Rate        Amount        Rate
                         -----------  -----------  -----------  -----------
N.O.W. and Money
 Market accounts         $ 9,841,890       2.1534  $ 8,631,006       2.3547
Savings accounts          18,061,028       3.1010   16,083,532       3.5172
Term certificates         57,078,485       5.7330   54,842,201       5.9076
Checking accounts          2,693,399                 1,039,154
                         -----------               -----------
                         $87,674,802               $80,595,893
                         ===========               ===========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)


9.   SAVINGS DEPOSITS (Continued)

A summary of certificate accounts by maturity as of December 31, 1998 follows:

              Under 12 months           $40,236,825
              12 months to 24 months     10,545,101
              24 months to 36 months      1,947,868
              Over 36 months              4,348,691
                                        -----------
                                        $57,078,485
                                        ===========

Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund.

Savings deposits include certificates of deposit in denominations of $100,000 or more aggregating $22,018,496 and $15,825,910 as of December 31, 1998 and 1997.

The bank held deposits of approximately $2,168,574 for related parties at December 31, 1998.

10.  ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 1998, short-term advances consist of the following:

              Maturity     Interest
                Date         Rate      December 31, 1998
              --------     -------     -----------------
              12/20/99       5.93%        $1,750,000

Wholly owned first mortgage loans on 1-4 dwelling units with unpaid principal balances of approximately $36,467,000 were pledged to the FHLB as collateral on advances.

11.  INCOME TAXES

In August 1996, the provisions repealing the then current thrift bad debt rules were passed by Congress. The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their tax bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Corporation has previously recorded a deferred tax liability equal to the tax bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



11.  INCOME TAXES (Continued)

        The unrecaptured base year reserves will not be subject to recapture as long as the Corporation continues to carry on the business of banking. In addition, the balance of the pre-1998 tax bad debt reserves continue to be subject to provisions of present law that require recapture in the case of certain excess distributions to stockholders. For federal income tax purposes, the Corporation has designated $551,280 of net worth as a reserve for tax bad debts on loans. The use of this amount for purposes other than to absorb losses on loans would result in taxable income and financial statement tax expense at the then current tax rate.

The components of income tax expense were as follows for the years ended December 31:


                                        1998          1997
                                    ------------  ------------
Current:
  Federal at 34%                      $438,045      $428,611
  State                                113,617       102,707

Deferred (benefit) expense             (58,402)       (6,952)
                                      --------      --------
    Total                             $493,260      $524,366
                                      ========      ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, are presented below:

                                        1998          1997
                                    ------------  ------------
Deferred tax assets:
  Deferred loan origination fees        $ 52,552      $ 51,968
  Loan loss allowance                    155,372       134,504
  Reserve for uncollected interest        11,265        16,573
  Tax basis of foreclosed real estate
   in excess of book                      16,655        16,168
  Deferred compensation                  101,701        79,281
  Interest collected in advance            8,673         6,897
  Other                                                  7,205
                                        --------      --------

    Total gross deferred tax assets      346,218       312,596
                                        --------      --------


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)

11.  INCOME TAXES (Continued)

                                                     1998      1997
                                                   --------  --------
Deferred tax liabilities:
  FHLB Stock dividends                             $ 27,691  $ 26,880
  Tax reserves for bad debts                        115,507   139,601
  Mortgage servicing rights                          47,712    40,012
  Tax accumulated depreciation in
   excess of book                                    30,398    33,673
  Net unrealized appreciation on
   available for sale securities                     10,019    19,561
                                                   --------  --------

    Total gross deferred tax liabilities            231,327   259,727
                                                   --------  --------

Net deferred tax assets                            $114,891  $ 52,869
                                                   ========  ========


        At December 31, 1998 and 1997, there is no valuation allowance maintained against the deferred tax assets. The Corporation expects to fully realize the benefit of the deferred tax assets.

12.  RETAINED EARNINGS

Retained earnings are restricted by regulatory requirements and federal income tax requirements.

In connection with the insurance of savings accounts by SAIF, the Banks are required to meet certain capital requirements based on computations prescribed by OTS (see Note 13).

Payment of dividends on the common stock of the Corporation will be subject to the availability of funds from dividend distributions of the Banks, which are subject to various restrictions. Under regulations of the OTS, the Banks are not permitted to pay dividends on their common stock if their regulatory capital is reduced below the amount required for the "liquidation account" or the capital requirements imposed by FIRREA and the OTS. Since the banks meet the fully phased-in capital requirements under FIRREA, they may pay a cash dividend on their capital stock up to the higher of (i) 100% of their net income to date during the calendar year plus an amount not to exceed 50% of their surplus capital ratio at the beginning of the calendar year or (ii) 75% of their net income over the most recent four quarter period.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



13.  REGULATORY CAPITAL MATTERS

The Banks are subject to various regulatory capital requirements administered by their primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have direct material effect on the Banks and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines involving quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of December 31, 1998, that the Banks meet all the capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the OTS, the Banks were categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the following table. There are no events or conditions since the most recent notification that management believes have changed the Banks' prompt corrective action category.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)


13.  REGULATORY CAPITAL MATTERS (Continued)

The following tables illustrate the actual and required amounts and ratios for the Corporation and the Banks as set forth by the Federal Deposit Insurance Corporation (FDIC) and the OTS at the dates indicated.



CECIL
-----
                                                                                   To Be Well Capitalized
                                                                                        under Prompt
                                                                                     Corrective Action
                                   Actual                                               Provisions
                               --------------                               -----------------------------------
                               Amount  Ratio                                Amount                        Ratio
                               ------  ------                               ------                        -----
                               (in thousands)                                         (in thousands)
As of December 31, 1998
 Total risk-based capital                           [greater than or                  [greater than or
  (to risk-weighted assets)    $8,144  18.37%       equal to symbol]        $4,433    equal to symbol]    10.0%

 Tier I capital                                     [greater than or                  [greater than or
  (to risk-weighted assets)     7,921  17.87%       equal to symbol]         2,660    equal to symbol]     6.0%

 Tier I capital                                     [greater than or                  [greater than or
  (to adjusted total assets)    7,921  11.09%       equal to symbol]         3,571    equal to symbol]     5.0%

 Tangible capital                                   [greater than or                  [greater than or
  (to adjusted total assets)    7,921  11.09%       equal to symbol]        $1,071    equal to symbol]     1.5%

As of December 31, 1997
 Total risk-based capital                           [greater than or                  [greater than or
  (to risk-weighted assets)    $7,326  18.08%       equal to symbol]        $4,052    equal to symbol]    10.0%

 Tier I capital                                     [greater than or                  [greater than or
  (to risk-weighted assets)     7,150  17.65%       equal to symbol]         2,431    equal to symbol]     6.0%

 Tier I capital                                     [greater than or                  [greater than or
  (to adjusted total assets)    7,150  11.23%       equal to symbol]         3,183    equal to symbol]     5.0%

 Tangible capital                                   [greater than or                  [greater than or
  (to adjusted total assets)    7,160  11.25%       equal to symbol]           955    equal to symbol]     1.5%


COLUMBIAN
---------
                                                                                   To Be Well Capitalized
                                                                                        under Prompt
                                                                                     Corrective Action
                                   Actual                                               Provisions
                               --------------                               -----------------------------------
                               Amount  Ratio                                Amount                        Ratio
                               ------  ------                               ------                        -----
                               (in thousands)                                         (in thousands)
As of December 31, 1998
  Total risk-based capital                          [greater than or                  [greater than or
   (to risk-weighted assets)   $2,185  15.05%       equal to symbol]        $1,452    equal to symbol]    10.0%

  Tier I capital                                    [greater than or                  [greater than or
   (to risk-weighted assets)    2,082  14.34%       equal to symbol]           872    equal to symbol]     6.0%

  Tier I capital                                    [greater than or                  [greater than or
   (to adjusted total assets)   2,082   6.98%       equal to symbol]         1,491    equal to symbol]     5.0%

  Tangible capital                                  [greater than or                  [greater than or
   (to adjusted total assets)   2,082   6.98%       equal to symbol]           447    equal to symbol]     1.5%


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)


13.  REGULATORY CAPITAL MATTERS (Continued)

COLUMBIAN (Continued)
---------------------
                                                                                   To Be Well Capitalized
                                                                                        under Prompt
                                                                                     Corrective Action
                                   Actual                                               Provisions
                               --------------                               -----------------------------------
                               Amount  Ratio                                Amount                        Ratio
                               ------  ------                               ------                        -----
                               (in thousands)                                         (in thousands)
As of December 31, 1997
  Total risk-based capital                          [greater than or                  [greater than or
   (to risk-weighted assets)   $2,094  15.41%       equal to symbol]        $1,359    equal to symbol]    10.0%

  Tier I capital                                    [greater than or                  [greater than or
   (to risk-weighted assets)    1,991  14.65%       equal to symbol]           815    equal to symbol]     6.0%

  Tier I capital                                    [greater than or                  [greater than or
   (to adjusted total assets)   1,991   6.64%       equal to symbol]         1,499    equal to symbol]     5.0%

  Tangible capital                                  [greater than or                  [greater than or
   (to adjusted total assets)   1,991   6.64%       equal to symbol]           450    equal to symbol]     1.5%


14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS

        a.  Employee Stock Ownership Plan -- In conjunction with the plan of
            -----------------------------
conversion, the Board of Directors approved a contributory Employee Stock Ownership Plan (ESOP) for employees who have attained age 21 and completed one year of service with the Corporation or its subsidiaries, effective January 1, 1994. The ESOP acquired 38,508 shares of common stock in November 1994 for $385,080 financed by a loan from the Corporation. Shares acquired with such loan proceeds are to be held in a suspense account for allocation among the participants as the loan is repaid. The loan agreement is secured by a pledge of the common stock owned by the ESOP and purchased with the proceeds of the loan. The outstanding loan balance is included as a liability in the accompanying consolidated statements of financial condition, and the Corporation's obligation related to the ESOP debt is reflected as a reduction in stockholders' equity. The loan is to be paid in annual installments of $38,508 plus interest at prime plus 1% (8.75% at December 31, 1998) over a ten year period. Payments began on December 31, 1995. The Banks contribute sufficient cash funds to the ESOP to repay the loan, plus such other amounts as the Corporation's Board of Directors may determine in its discretion.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        a.  Employee Stock Ownership Plan (Continued)
            -----------------------------

Contributions to the ESOP and shares released from the suspense account are to be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Corporation. Participants must be employed at least 1,000 hours in a calendar year in order to receive an allocation. Forfeitures will be reallocated to participants on the same basis as other contributions. Dividends paid on allocated shares are expected to be used to repay the ESOP loan, credited to participant accounts within the ESOP, or paid to participants; dividends on unallocated shares are expected to be used to repay the ESOP loan. The Corporation is to administer the ESOP.

The Corporation accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as unearned ESOP shares, a reduction of stockholders' equity. As shares are released from collateral, the Banks record compensation expense in an amount equal to the fair value of the shares, and the shares become outstanding for earnings per share computations. Compensation expense is also recognized for Corporation dividends on unallocated shares paid or added to participant accounts. Compensation expense is reduced by the amount of the annual interest paid by the ESOP to service the loan issued to acquire the shares of stock. ESOP compensation expense was $24,445 and $43,751 in 1998 and 1997, respectively. The ESOP shares as of December 31, 1998 were as follows:

                    Shares released for allocation        15,403
                    Unreleased shares                     23,105
                                                        --------
                       Total ESOP shares                  38,508
                                                        ========

                    Fair value of unreleased shares
                       at December 31, 1998             $542,968
                                                        ========


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)


14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        b.  Stock-based Compensation Plans
            ------------------------------

During 1995, the Corporation formed a Management Recognition Plan ("MRP"), which was authorized to acquire 4% of the shares of common stock issued on the date of reorganization. The total shares authorized are to be awarded to directors and to employees in key management positions in order to provide them with a proprietary interest in the Corporation in a manner designed to encourage such employees to remain with the Corporation.

The Corporation contributed funds in the amount of $263,351 to the MRP to enable it to acquire the shares of stock that will be required to fund the MRP (18,174 shares). The number of shares awarded for the year ended December 31, 1995 was 17,507. Awards under the MRP are earned and non-forfeitable by a participant at the rate of one-fifth per year of service.

The $263,351 contributed to the MRP is being amortized to compensation expense as the plan participants become vested in those shares. Compensation expense in connection with the MRP was $66,383 and $50,627 in 1998 and 1997, respectively. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

The following table summarizes information about the management recognition plan at December 31:
                                             1998        1997
                                            ------      ------
Outstanding shares at beginning of year      7,796      10,395
Vested and paid shares                      (2,599)     (2,599)
                                            ------      ------
Outstanding shares at end of year            5,197       7,796
                                            ======      ======

The Corporation adopted stock option plans in 1992 and 1995 for the benefit of directors, selected officers, and other key employees. The Plans provide for the granting of options for the common shares of the Corporation at the fair market value at the time the options are granted. The term of each option awarded is to be determined by a committee of the Board of Directors, but shall not exceed ten years. The term of an option shall not exceed five years for employees owning more than 10% of the outstanding common stock at the time the option is granted. Discretionary stock appreciation rights may be granted in conjunction with, or independently of, any options granted under the Plans. Upon exercise of a stock appreciation right, the related option, or portion thereof, is cancelled.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)


14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        b.  Stock-based Compensation Plans (Continued)
            ------------------------------

In accordance with the stock option plans a total of 57,838 shares of unissued common stock are reserved for issuance pursuant to incentive stock options. The number of shares reserved for the option plans did not change in 1998, except for the effect of the pooling of interest transaction and the stock dividend.

The Company's 1995 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 44,519 shares of the Company's common stock. All options granted have 10 year terms and vest ratably over their respective terms.

The number of shares and the exercise prices in the following table have been retroactively restated for the 1998 and 1997 stock dividends.

A summary of the Corporation's stock option activity, and related information for the year ended December 31 is as follows:


                                                     1998                            1997
                                     ------------------------------------  -------------------------
                                                        Weighted-Average            Weighted-Average
                                          Shares         Exercise Price     Shares   Exercise Price
                                     -----------------  -----------------  --------  ---------------
              Outstanding at
                beginning of year              43,249            $  9.86    43,864          $  9.86
              Granted                                                        1,787             6.87
              Exercised                       (10,045)             (5.85)   (2,402)           (7.63)
                                              -------            -------    ------          -------
              Outstanding at
                end of year                    33,204            $ 11.07    43,249          $  9.86
                                              =======            =======   =======          =======
              Options exercisable
                at year end                    20,204                       23,758
                                              =======                      =======


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)


14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        b.  Stock-based Compensation Plans (Continued)
            ------------------------------

The per share weighted average fair value of stock options granted during 1998 and 1997 was 6.60 and 5.90, respectively, on the date of the grants using the Black Scholes option-pricing model as a valuation technique with the following average assumptions: 3% expected dividend yield, 5.9 and 6.2 risk-free interest rate, and expected life, 7.25 years and 8.25 years; and expected volatility, 21% and 20% respectively.

For financial statement purposes, the Corporation measures the compensation costs of its stock option plans under Accounting Principles Board (APB) Opinion No. 25 whereby, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Corporation's common stock. Had the Corporation determined cost based on the fair value at the grant date for its stock options under FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share for the years ended December 31, 1998 and 1997 would have been reduced to the proforma amounts indicated below.


                                                 Earnings per Share
                                                 ------------------
                                 Net income        Basic   Diluted
                             ------------------    ------  -------
        December 31, 1998
            As reported           $504,543          $ .88    $ .87
            Pro forma              493,276            .86      .85

        December 31, 1997
            As reported           $728,528          $1.30    $1.28
            Pro forma              714,356           1.27     1.26

The pro forma amounts reflect only stock options granted in 1997 and subsequent years. Therefore, the full impact of calculating the cost for stock options under Statement No. 123 is not reflected in the pro forma amounts presented above because the cost for options granted prior to January 1, 1997 is not considered under the requirements of Statement No. 123.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

        c.  Retirement Plan for Non-Employee Directors -- Effective January 1,
            ------------------------------------------
1995 the Corporation adopted a Retirement Plan for Non-Employee Directors. Under this plan, each participating director would receive monthly benefits for the ten-year period following termination of service on the Board, in an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage," and $500. A director's "Benefit Percentage" is based on his or her overall years of service on the Board of Directors of the Corporation, and increases in increments of 20% from 0% for less than five years of service, to 20% for five to nine years of service, to 40% for 10 to 14 years of service, to 60% for 15 to 19 years of service, to 80% for 20 to 24 years of service, and to 100% for 25 or more years of service.

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

The Directors' Plan is unfunded. All benefits will be paid from the Corporation's general assets. The Corporation recognizes annual compensation expense as the benefits become vested. The amount of compensation expense incurred by the Corporation in connection with the plan for the years ended December 31, 1998 and 1997 was $42,000 per year.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



15.  PENSION PLAN

Cecil has a defined contribution pension plan covering all full-time employees who meet certain eligibility requirements as to age and length of service. The plan is funded by annual employer contributions determined at the rate of 10% of compensation of eligible employees. Pension costs charged to operations in 1998 and 1997 amounted to $56,145 and $57,768, respectively.

Columbian has in effect a profit sharing plan for full-time employees who have completed one full year of service. The Plan allows for annual contributions of up to 15% of its payroll. The Plan does not provide for employee contributions. Each participant in the plan becomes fully vested after five consecutive years of service under the Plan and upon retirement receives the contributions on behalf of the participant and the earnings thereon. Contributions charged to operations in 1998 and 1997 amounted to $4,750 and $5,750, respectively.


16.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk.

The following commitments are outstanding as of December 31:

                                             1998        1997
                                          ----------  ----------

              Unfunded lines of credit    $3,397,707  $2,890,000
              Loan commitments             3,263,200   1,576,000
                                          ----------  ----------
                                          $6,600,907  $4,466,000
                                          ==========  ==========

The Corporation's exposure to credit loss in the event of non-performance by the other party to these instruments is represented by the contractual amount of the instrument. The Corporation uses the same credit policies in granting such loan commitments as it does for on-balance sheet instruments. The Corporation generally requires collateral to support such financial instruments with credit risk, which generally consists of the right to receive a first mortgage on improved or unimproved real estate when performance under the contract occurs (see Note 5).

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



16.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

The Corporation invests funds in the form of certificates of deposit at the Federal Home Loan Bank. In addition, the Corporation maintains cash accounts at the Federal Home Loan Bank and three local banks. Balances reflected on the local bank's statements exceed the $100,000 insurance limit by varying amounts throughout the year. The Corporation controls this risk by monitoring the financial condition of the local banks. The Federal Home Loan Bank is an instrumentality of the U.S. Government.


17.  EARNINGS PER SHARE

During 1998 and 1997, options to acquire 20,204 and 23,758 shares, respectively of the Corporation's stock were vested and exercisable (see Note 14). The options expire through May 2006.

Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares of common stock outstanding was 570,504 and 559,365 in 1998 and 1997, respectively.

Diluted earnings per common share were determined on the assumption that the options were exercised on May 31, 1997 and May 31, 1996 (the date they became vested). The number of common shares was increased by the number of shares issuable on the exercise options when the market price of the common stock exceeds the exercise price of the options. This increase in the number of common shares was reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options; those purchases were assumed to have been made at the year-end price of $23.50 and $20 at December 31, 1998 and 1997, respectively. The weighted average number of shares of common stock outstanding for computation of diluted earnings per common share was 578,018 and 568,540 in 1998 and 1997, respectively.

The following table is a reconciliation of the numerators and denominators of basic and diluted earnings per share computations for the years ended December 31:

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



17.  EARNINGS PER SHARE (Continued)


                                                 1998
                                 -------------------------------------
                                   Income        Shares      Per-Share
                                 (Numerator)  (Denominator)   Amount
                                 -----------  -------------  ---------

Basic EPS
        Net income                 $504,543        570,504       $ .88

Effect of dilutive securities
        Stock options                                7,514        (.01)
                                 ----------   ------------   ---------

Diluted EPS
        Net income                 $504,543        578,018       $ .87
                                 ==========   ============   =========



                                                 1997
                                 -------------------------------------
                                   Income        Shares      Per-Share
                                 (Numerator)  (Denominator)   Amount
                                 -----------  -------------  ---------

Basic EPS
        Net income                 $728,528        559,365       $1.30

Effect of dilutive securities
        Stock options                                9,175        (.02)
                                 ----------   ------------   ---------

Diluted EPS
        Net income                 $728,528        568,540       $1.28
                                 ==========   ============   =========


18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

In December 1991, the FASB issued SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" which requires that the Corporation disclose estimated fair values for both its on and off-balance-sheet financial instruments. The following methods and assumptions were used to estimate the fair value of the Corporation's financial instruments. Changes in estimates and assumptions could have a significant impact on these fair values.

Cash and Cash Equivalent
------------------------

The fair values of cash and cash equivalents approximates their carrying values.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



18.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Investment in Stock of FHLB
---------------------------

The fair value of the Corporation's investment in stock of the FHLB approximates its carrying value.

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

Employee Stock Ownership Plan Debt
----------------------------------

The fair value of the Corporation's employee stock ownership plan debt is estimated using a discounted cash flow analysis based on current market rates for debt with similar terms and remaining maturity.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



18.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values of financial instruments at December 31, 1998 are as follows:

                                                                Estimated
                                                Carrying           Fair
                                                 Value            Value
                                               -----------     -----------
Financial assets
    Cash and cash equivalents                  $10,062,190     $10,062,190
    Investment securities
      Held to maturity                           4,228,742       4,232,699
      Available for sale                         4,091,843       4,091,843
    Mortgage-backed securities
      Held to maturity                           2,046,983       2,044,194
      Available for sale                           863,260         863,260
    Loans held for sale                          2,515,151       2,581,475
    Loans receivable                            74,545,912      77,002,747
    Investment in stock of FHLB                    672,300         672,300
Financial liabilities
    Savings deposits                            87,674,802      88,089,804
    Employee stock ownership plan debt             231,048         231,048

The estimated fair values of financial instruments at December 31, 1997 are as follows:

                                                                Estimated
                                                Carrying           Fair
                                                 Value            Value
                                               -----------     -----------

Financial assets
    Cash and cash equivalents                  $ 4,316,776  $ 4,316,776
    Investment securities
      Held to maturity                           5,842,776    5,839,453
      Available for sale                         2,985,411    2,985,411
    Mortgage-backed securities
      Held to maturity                           2,759,534    2,770,778
      Available for sale                         1,405,483    1,405,483
    Loans held for sale                          1,362,969    1,380,439
    Loans receivable                            72,016,049   72,612,581
    Investment in stock of FHLB                    652,700      652,700
Financial liabilities
    Savings deposits                            80,595,893   80,642,074
    Employee stock ownership plan debt             269,556      269,556


                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



19.  MERGER

In September 1998, the Corporation issued 128,155 shares of its common stock for all outstanding common stock of Columbian. Columbian shareholders received
1.7021 shares of the Corporation's common stock for each share of Columbian common stock. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interest. Accordingly, the Corporation's consolidated financial statements were restated for all periods prior to the business combination to include the results of operations, financial position and cash flows of Columbian. No adjustments were necessary to conform Columbian's methods of accounting to the methods used by the Corporation. There were no significant intercompany transactions prior to consummation of the merger. The costs associated with the merger totaled $302,501 in 1998.

The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized below:

                             Through     Year ended    Year ended
                           September 30, December 31,  December 31,
                               1998          1998         1997
                           ------------  ------------  ----------
Interest income:
    Cecil Bancorp, Inc.      $4,010,179    $5,407,586  $5,018,366
    Columbian                 1,683,419     2,193,749   2,321,469
                             ----------    ----------  ----------

      Combined               $5,693,598    $7,601,335  $7,339,835
                             ==========    ==========  ==========

Net income (loss):
    Cecil Bancorp, Inc.      $  322,664    $  417,331  $  565,666
    Columbian                    69,715        87,212     162,862
                             ----------    ----------  ----------

      Combined               $  392,379    $  504,543  $  728,528
                             ==========    ==========  ==========

        There were no other changes in stockholders' equity prior to consummation of the merger in 1998 that were material to the financial position of the Corporation.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



20.  CECIL BANCORP, INC. - HOLDING COMPANY ONLY FINANCIAL INFORMATION

The following condensed statement of financial position as of December 31, 1998 and 1997 and condensed statements of income and cash flows for the years then ended for Cecil Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto. 1997 amounts have been restated due to the pooling of interest transaction completed September 30, 1998.


                       Statements of Financial Condition

                                    Assets
                                                            December 31,
                                                       -----------------------
                                                          1998         1997
                                                       -----------  ----------

Cash                                                   $   246,293  $  516,087
Investment in Subsidiary Banks                          10,016,055   9,167,080
Deferred taxes                                              12,114      11,956
Prepaid expenses                                           149,579      74,442
                                                       -----------  ----------
                                                       $10,424,041  $9,769,565
                                                       ===========  ==========


                     Liabilities and Stockholders' Equity



Other Liabilities                                      $    91,181  $   28,136
Employee stock ownership debt                              231,048     269,556
                                                       -----------  ----------
                                                           322,229     297,692
                                                       -----------  ----------

Stockholders' Equity
   Common stock, $.01 par value
      Authorized:  4,000,000 shares
      Issued and outstanding:  606,494 shares
       in 1998 and 592,869 shares in 1997                    6,065       5,929
   Additional paid in capital                            4,863,511   4,561,520
Employee stock ownership debt                             (231,048)   (269,556)
Deferred Compensation Management
  Recognition Plan                                         (80,676)   (118,361)
Retained earnings                                        5,543,960   5,292,341
                                                       -----------  ----------

        Total stockholders' equity                      10,101,812   9,471,873
                                                       -----------  ----------

        Total liabilities and stockholders' equity     $10,424,041  $9,769,565
                                                       ===========  ==========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------

                                  (Continued)



20.  CECIL BANCORP, INC. - HOLDING COMPANY ONLY FINANCIAL INFORMATION
    (Continued)

                             Statements of Income

                                               Year ended December 31,
                                               -----------------------
                                                   1998        1997
                                               ----------   ---------
Equity in earnings of Subsidiary Banks          $ 861,022   $ 767,080

Operating expenses
   Compensation and benefits                      190,768      43,979
   Merger expenses                                210,003
   Other                                           31,003      22,488
                                                ---------  ----------
                                                  431,774      66,467
                                                ---------  ----------

Net income before income taxes                    429,248     700,613

Income taxes
   Current                                        (75,137)    (24,078)
   Deferred                                          (158)     (3,837)
                                                ---------  ----------
                                                  (75,295)    (27,915)
                                                ---------  ----------
Net income                                      $ 504,543  $  728,528
                                                =========  ==========

                           Statements of Cash Flows

                                               Year ended December 31,
                                               -----------------------
                                                   1998        1997
                                               ----------   ---------

Cash flows from operating activities
   Cash paid to suppliers and employees         $(179,611)  $ (21,402)
   Dividends received from Subsidiary Banks                   500,000
                                                ---------   ---------
Net cash provided by operating activities        (179,611)    478,598

Cash flows from financing activities
   Proceeds from sale of common stock              58,807      14,626
   Unearned ESOP compensation decrease             38,508      38,508
   Dividends paid                                (186,081)   (276,641)
   Cash in lieu of fractional share                (1,417)
                                                ---------  ----------
Net cash used by financing activities             (90,183)   (223,507)
                                                ---------  ----------
Net increase (decrease) in cash                  (269,794)    255,091

Cash
    Beginning of year                             516,087     260,996
                                                ---------   ---------

    End of year                                 $ 246,293   $ 516,087
                                                =========   =========

                        MARKET AND DIVIDEND INFORMATION

Trading in the Common Stock

          The Company's common stock is listed over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. There are currently 607,731 shares of the common stock outstanding and approximately 687 holders of record of the common stock (not including shares held in "street name") as of March 15, 1999.

          The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated and since the common stock's issuance on November 10, 1994.

                    High Bid (1) Low Bid (1)  Dividends Paid
                    -----------  ----------   --------------
 Fiscal 1994:
  Fourth Quarter       $10.25      $10.00        none

 Fiscal 1995:
  First Quarter         10.75       10.00        $.08
  Second Quarter        11.00       11.00         .16  (2)
  Third Quarter         11.50       11.00         .24  (3)
  Fourth Quarter        14.50       14.25         .08

 Fiscal 1996:
  First Quarter         15.00       14.50         .10  (4)
  Second Quarter        15.00       15.00         .08
  Third Quarter         15.75       15.00         .08
  Fourth Quarter        15.75       15.00         .30  (5)

 Fiscal 1997:
  First Quarter         16.00       16.00         .10
  Second Quarter        18.75       17.00         .10
  Third Quarter         17.75       17.50         .10
  Fourth Quarter        20.00       18.25         .33  (6)

 Fiscal 1998:
  First Quarter         22.25       22.00         .10
  Second Quarter        20.00       19.50         .10
  Third Quarter         24.25       24.00         .10
  Fourth Quarter        25.50       23.75         .10

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

Dividend Restrictions

          Under regulations of the OTS, the Banks are not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below regulatory capital requirements, or the amount then required for the liquidation account established for the benefit of certain depositors of the Banks at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies such as the Company are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

          Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Banks. Under these regulations, a savings institution such as the Banks that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount of (i) up to 100% of its net earnings to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year, or (ii) 75% of its net income for the previous four quarters. In addition to the foregoing, earnings of the Banks appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate by the Banks on the amount of earnings removed from the reserves for such distributions.

          Although the Company is not subject to these restrictions, the Company's primary source of funds for payment of dividends, in addition to the 50% of the net proceeds retained from the conversion to stock form, are dividends from the Banks. The Company intends to make full use of this favorable tax treatment afforded to the Banks and Company and does not contemplate use of any earnings of the Banks in a manner which would limit the Banks' bad debt deduction or create federal tax liabilities.

                              BOARD OF DIRECTORS

                              CECIL BANCORP, INC.
                          ---------------------------


Benard L. Siegel             Michael J.     Doris P. Scott          William F.
Chairman of the Board        Scibinico      Director                Burkley
                             Treasurer                              Vice
                             and Director                           President
                                                                    and Director


Mary B. Halsey               Thomas L.      Howard B. Tome          Howard J.
President, C.E.O. and        Foard          Director                Neff
 Director                    Secretary                              Director
                             and Director


                             Donald F.      Robert L. Johnson
                             Angert         Director
                             Director

                                                     COLUMBIAN BANK,
  CECIL FEDERAL SAVINGS BANK                     A FEDERAL SAVINGS BANK
 ----------------------------                   ------------------------


Bernard L. Siegel            Michael J.     Donald F. Angert        Kathleen
Chairman of the Board        Scibinico      Chairman of the Board   Guzzo
                             Treasurer      President and Director  Vice
                             and Director                           President
                                                                    and
                                                                    Director


Mary B. Halsey               William F.     Robert L. Johnson       Laurie
President, C.E.O. and        Burkley        Secretary-Treasurer     Thoner
 Director                    Vice           and                     Director
                             President and  Director
                             Director


Thomas L. Foard              Howard J.      Wilbur B. Pearce        William K.
Secretary and Director       Neff           Director                Brendle
                             Director                               Director


Doris P. Scott               Howard B.      Arthur L. Gilbert
Director                     Tome           Director
                             Director


Donald F. Angert
Director

                               OFFICE LOCATIONS
Main Office of Cecil Federal:   Branch Office of Cecil Federal: Office of Columbian:
127 North Street                108 North East Plaza            303-307 St. John Street
Elkton, Maryland 21921-5547     North East, Maryland 21901      Havre de Grace, Maryland  21078



                              GENERAL INFORMATION

Independent Public Accountants         Annual Meeting                       Annual Report on Form 10-KSB
Simon, Master & Sidlow, P.A.           The 1999 Annual Meeting of           A copy of the Company's Annual
Certified Public Accountants           Stockholders will be held at         Report on Form 10-KSB for the
                                       Bentleys, Elkton, Maryland           fiscal year ended December 31, 1998
General Counsel                        On Wednesday, April 21,              as filed with the Securities and
William B. Calvert, Esq.               1999 at 9:00 a.m.                    Exchange Commission will be
101 Courthouse Plaza                                                        furnished without charge to
Elkton, Maryland  21921                                                     stockholders as of the record date
                                                                            for the 1999 Annual Meeting upon
Special Counsel                                                             written request to Mary B. Halsey,
Housley Kantarian & Bronstein, P.C.                                         127 North Street, P.O. Box 568,
1220 19th Street, N.W.  Suite 700                                           Elkton, MD  21922-0568
Washington, D.C.  20036