Form 10KSB40, Exhibit 13
period 1999-12-31
CECIL BANCORP INC
filed 2000-03-30
CIK 926865

                                                                      EXHIBIT 13

                              CECIL BANCORP, INC.

                               ANNUAL REPORT FOR
                                THE YEAR ENDED
                               DECEMBER 31, 1999

                          [CECIL BANCORP LETTERHEAD]



                                March 20, 2000



To Our Stockholders:

     On behalf of the directors, officers and employees of Cecil Bancorp, Inc., and its wholly-owned subsidiaries, Cecil Federal Savings Bank and Columbian Bank, A Federal Savings Bank, we are pleased to deliver to you our 1999 annual report.

     During 1999, we took actions to position us for the new millennium by emphasizing continued growth and profitability. Our management team has pursued, and continues to explore a variety of opportunities to improve operations, increase profitability and capture market share. These goals were furthered through Cecil Federal Savings Bank's acquisition of Susquehanna Bancshares two Cecil County locations on September 27, 1999.

     The enclosed audited financial statements reflect our operations for the year ended December 31, 1999. During that period, total assets increased by 13.5% to $115 million. Our $13.5 million increase in savings deposits was directly related to the acquisition of the Susquehanna Bancshares branches. We were able to finally utilize the acquisition of the deposits, funding loan growth of $15 million.

     As we enter the new millennium we proudly honor the service or our Chairman and founding Director, Bernard L. Siegel. Mr. Siegel recently announced his intention to retire in August, 2000. Under Chairman Siegel's leadership and guidance our Company has grown from the formation of Cecil Federal Savings Bank in 1959 through our current day multi-bank holding company. Chairman Siegel has been instrumental in steering and growing our Company during his 41 year tenure. The Company appreciates his wisdom and influence and extends our best wishes to him in his future endeavors.

     The management and Board of Directors wish to thank you for your business, support and confidence in Cecil Bancorp, Inc. We are working hard to continually improve our organization and to offer the best possible return to our shareholders. We encourage you to recommend Cecil Federal and Columbian Bank to your friends, neighbors and associates. We pledge our continuing time and energy toward future growth, success and profitability.



                                         Sincerely,


                                         /s/ Mary Beyer Halsey

                                         Mary Beyer Halsey
                                         President and Chief Executive Officer

Financial Highlights (a)

                                                                            At December 31,              Change
                                                                         ---------------------     --------------------
                                                                           1999         1998        Amount      Percent
                                                                         --------     --------     --------    --------
                                                                         (Dollars in thousands, except shares outstanding)
Financial Position:
------------------
  Total assets.........................................................  $114,974      $101,224     $13,700      13.5%

  Loans receivable and mortgage-backed
    securities (b).....................................................    95,122        80,095      15,027      18.8

  Deposits.............................................................   101,218        87,675      13,543      15.4

  Stockholders' equity.................................................    10,706        10,074         632       6.3

  Number of shares outstanding (actual)................................   615,742       606,494       9,248       1.5

                                                                            For the Year Ended
                                                                              December 31,                 Change
                                                                         ----------------------    ----------------------
                                                                           1999          1998       Amount       Percent
                                                                         --------      --------    --------     ---------
                                                                              (In thousands)       (Dollars in thousands)
Results of Operations:
---------------------
  Interest income......................................................  $  7,672      $  7,601     $    71       0.9%

  Interest expense.....................................................     3,995         4,111        (116)     (2.8)

  Net interest income..................................................     3,677         3,490         187       5.4

  Provision for loan losses............................................       125            90          35      38.8

  Net interest income after provision
    for loan losses....................................................     3,552         3,400         152       4.5

  Non-interest income..................................................       464           521         (57)    (10.9)

  Non-interest expense (c)(d)..........................................     2,871         2,795          76       2.7

  Income taxes.........................................................       475           537         (62)    (11.5)

  Net earnings.........................................................       670           589          81      13.8

-------------------------
(a) Reflects combined financial position and results of operations of Cecil Bancorp, Inc. and Columbian Bank, a Federal Savings Bank at, and for the years indicated.
(b)  Includes loans held-for-sale and mortgage servicing rights.
(c) For the years ended December 31, 1999 and 1998, include one-time non-tax deductible acquisition expenses of $14,356 and $303,000, respectively.
(d) For the year ended December 31, 1999, includes one-time branch acquisition expenses of $80,204.

Selected Consolidated Financial Information (a)

                                                        At December 31,
                                                  ---------------------------
                                                    1999               1998
                                                  --------           --------
                                                         (In Thousands)

Total amount of:
  Assets..........................................  $114,924         $101,224
  Loans receivable, net (b).......................    92,197           77,185
  Cash and investment securities..................    12,840           18,383
  Mortgage-backed securities......................     2,925            2,910
  Savings accounts................................   101,218           87,675
  Borrowings......................................     1,500            1,750
  Stockholders' Equity............................    10,706           10,074

--------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding...................     2,496            1,489
  Savings accounts................................    13,191            9,796
  Offices  Cecil Federal..........................         3                2
           Columbian..............................         1                1


Consolidated Summary of Operations

                                                           At December 31,
                                                     -------------------------
                                                       1999             1998
                                                     --------         --------
                                                           (In Thousands)

Interest income.....................................   $7,672          $7,601
Interest expense....................................    3,995           4,111
Net interest income before provision
  for loan losses...................................    3,677           3,490
Provision for loan losses...........................      125              90
                                                       ------          ------
Net interest income after provision for loan losses.    3,552           3,400
Noninterest income..................................      464             521
Noninterest expense (c)(d)..........................    2,871           2,795
Income before income taxes and cumulative
  effect of accounting change.......................    1,145            1126
Federal income tax expense..........................      475             537
                                                       ------          ------
Net income..........................................   $  670          $  589
                                                       ======          ======
_______________________
(a) Reflects combined financial position and results of operations of Cecil Bancorp, Inc. and Columbian Bank, a Federal Savings Bank at, and for the years indicated.
(b)  Includes loans held for sale and mortgage-servicing rights.
(c) For the years ended December 31, 1999 and 1998, includes one-time non-tax deductible acquisition expenses of $14,356 and $303,000, respectively.
(d) For the year ended December 31, 1999, includes one-time branch acquisition expenses of $80,204.

Key Operating Ratios (a)

                                                          At or for the
                                                      Year Ended December 31,
                                                     ------------------------
                                                      1999              1998
                                                     ------            ------
Performance Ratios:
 Return on average assets (net income divided
   by average total assets) (b) (c)...............      .63%              .60%

 Return on average equity (net income
   divided by average equity) (b) (c).............     6.40              6.00

 Equity-to-assets ratio (average equity
   divided by average total assets)...............     9.83             10.00

 Interest rate spread.............................     3.39              3.52

 Net interest margin..............................     3.66              3.77

 Average interest-earning assets as a
  percentage of average interest-bearing
  liabilities.....................................   106.95            105.67

Asset Quality Ratios:
 Nonperforming loans as a percentage
   of total loans.................................     1.39               .68

 Nonperforming assets as a percentage
   of total assets................................     1.44               .78

 Net charge-offs to average loans.................      .11               .05

 Allowance for loan losses as a
  percentage of total loans.......................      .47               .52

 Allowance for loan losses as a
  percentage of non-performing loans..............    33.75%            76.76%

_________________________
(a) Reflects combined financial position and results of operations of Cecil Bancorp, Inc. and Columbian Bank, a Federal Savings Bank at, and for the years indicated.
(b) For the years ended December 31, 1999 and 1998, include one-time non-tax deductible acquisition expenses of $14,356 and $303,000, respectively.
(c) For the year ended December 31, 1999, includes one-time branch acquisition expenses of $80,204.

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

     Cecil Federal's primary business, conducted through its three full-service offices, is the origination of mortgage loans secured by single-family residential real estate located primarily in Cecil County, Maryland, with funds obtained through the attraction of deposits, primarily certificate accounts with terms of 60 months or less, savings accounts and transaction accounts. To a lesser extent, Cecil Federal also makes loans on commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Cecil Federal also makes consumer loans including education loans, personal and commercial lines of credit, automobile loans and loans secured by deposit accounts. Cecil Federal purchases mortgage-backed securities and invests in other liquid investment securities when warranted by the level of excess funds.

     On September 27, 1999, Cecil Federal acquired two branch offices of Susquehanna Bank, a subsidiary of Susquehanna Bancshares, Inc. ("Susquehanna"). These two branch offices are located in Elkton, Maryland. This acquisition represents a continuation of the growth of Cecil Federal's existing branch network, and is currently expected to benefit Cecil Federal's net income in future periods. Under the terms of the agreement Cecil Federal assumed deposits of Susquehanna's two branch offices and certain other assets. The deposits of these branch offices totaled $22.2 million at September 27, 1999. The transaction resulted in the acquisition of the 200 North Street office, which was subsequently combined with Cecil Federal's main office, and the assumption of the lease of the Big Elk Mall office, which is currently operating as the third office of Cecil Federal.

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

     Columbian's office is located at 303-307 St. John Street, Havre de Grace, Maryland, and its phone number is (410) 939-2313. Construction is in process on a full service branch office of Columbian on Route 40 in Havre de Grace, Maryland, with a projected opening date of July 2000.


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

     The principal business of Columbian is the acceptance of savings deposits from the general public and the origination of conventional mortgage loans for the purpose of financing or refinancing one to four family dwellings. Its income is derived largely from interest and fees in connection with its lending activities. Its principal expenses are interest paid on savings deposits and non-interest expenses. Columbian's operations are conducted through its office located at 303-307 St. John Street, Havre de Grace, Maryland, and will be conducted at its new branch office upon its opening, as described above.

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

     The Banks have employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities. In particular, the Banks' strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of one-year, three-year and five-year adjustable-rate mortgage loans secured by one- to four-family residential real estate and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. Since the early 1980's the Banks have sought to make their loan portfolios more interest rate sensitive by originating adjustable rate mortgage loans for retention in their own portfolios. As of December 31, 1999, adjustable rate loans constituted approximately 42% of the Banks' total loan portfolios. All fixed-rate mortgage loans are originated according to Federal Home Loan Mortgage Corporation ("FHLMC") standards for possible sale in the secondary mortgage market and, depending on market conditions, may be sold. The Banks invest excess funds in adjustable-rate or short term (5 years or less) investments and mortgage-backed securities.

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

Comparison of Financial Condition at December 31, 1999 and December 31, 1998.

     The Company's assets increased by $10,808,394, or 10.7% to $114,923,855 at December 31, 1999 from $101,224,415 at December 31, 1998. The Company's emphasis on expanding the loans receivable portfolio continued during 1999. The loans receivable portfolio increased by $17,552,926, or 23.5% to $92,098,838 at December 31, 1999 from $74,545,912 at December 31, 1998. Cash and interest-earning cash increased as a result of an increase in savings deposits. The Company's investments held to maturity increased by $1,251,015, or 29.6% to $5,479,757 at December 31, 1999 from $4,228,742 at December 31, 1998.
Investments held for sale decreased by $2,763,644, or 67.5% to $1,328,199 at December 31, 1999 from $4,091,843 at December 31, 1998. Federal funds sold decreased by $1,075,000, or 95.6% to $50,000 at December 31, 1999 from
$1,125,000 at December 31, 1998. Mortgage backed securities held to maturity decreased by $975,860, or 47.7% to $1,071,123 at December 31, 1999 from
$2,046,983 at December 31, 1998. Mortgage backed securities held for investment increased by $990,533, or 114.7% to $1,853,793 at December 31, 1999 from
$863,260 at December 31, 1998. The net increase in mortgage backed securities was the result of an increase in savings deposits. Plant, Property, and Equipment increased by $896,284, or 80.6% to $2,008,791 at December 31, 1999 from $1,112,507 at December 31, 1998. The increases were primarily due to the purchase of two Susquehanna Bank branches.

     The Company's liabilities increased by $13,067,182, or 14.3% to $104,217,395 at December 31, 1999 from $91,150,215 at December 31, 1998. During the year ended December 31, 1999, the Company was able to increase savings deposits as a result of the purchase of two Susquehanna Bank branches and their respective savings deposits.

Savings deposits increased by $13,542,742, or 15.4% to $101,217,544 at December 31, 1999 from $87,674,802 at December 31, 1998. Advances from the Federal Home Loan Bank of Atlanta decreased by $250,000, or 14.3% to $1,500,000 at December 31, 1999 from $1,750,000 at December 31, 1998. Other liabilities decreased by $142,936, or 21.2% to $529,802 at December 31, 1999 from $672,738 at December
31, 1998.

     The Company's stockholders' equity increased by $632,258, or 6.3% to $10,706,460 at December 31, 1999 from $10,074,202 at December 31, 1998. The increase was primarily due to an increase in retained earnings of $435,122, or 7.7%. For the year ended December 31, 1999, the Company paid its regular annualized dividend of $.40 per share.

Results of Operations

     Economic and Market Conditions.  The Banks' results of operations are
     ------------------------------
influenced by the changes in the economic conditions prevailing in the market area and the general economy. The Banks concentrate on the traditional thrift activities, continuing to emphasize one- to four-family residential lending within their market areas. The Banks' philosophy for funding loans is to rely on deposits from their local market areas rather than borrowing from outside sources, although the Banks do borrow funds as required to fund lending needs.

     During 1999, stable economic conditions prevailed in the Banks' market areas. Federal Reserve fiscal policy was volatile during the year, allowing the short term interest rates to increase. Demand for fixed-rate mortgages were constant, although refinancings were down. As the Banks expanded their outreach program, demand for small business and home equity loans increased. The volume of savings deposits increased, due mainly to the purchase of two Susquehanna Bank branches and their respective savings deposits.

     Net Income. Net income increased by $81,188, or 13.8% to $670,238 for the
     ----------
year ended December 31, 1999, from $589,050 for the same period in 1998. The increase in net income is the direct result of a decrease in savings deposit interest expense and merger expense. The annualized return on average assets and annualized return on average equity were 0.63% and 6.40% respectively, for the year ended December 31, 1999. This compares to an annualized return on average assets and the annualized return on average equity of 0.60% and 6.00%, respectively for 1998.

     Net Interest Income. Net interest income, the Company's primary source of
     -------------------
income, increased by $186,436, or 5.3% to $3,677,046 for the year ended December 31, 1999, from $3,490,610 for the year ended December 31, 1998. The weighted average yield on all interest earning assets decreased from 8.21% for the year ended December 31, 1998, to 7.64% for the year ended December 31, 1999. The weighted average rate paid on interest bearing liabilities decreased from 4.69% for the year ended December 31, 1998 to 4.25% for the year ended December 31, 1999.

     Interest on loans receivable increased by $166,083, or 2.5% to $6,715,635 for the year ended December 31, 1999 from $6,549,552 for the year ended December 31, 1998. The increase is attributable to an increase in the average balance outstanding, offset by a decrease in average yield. The weighted average yield decreased from 8.59% for the year ended December 31, 1998 to 7.99% for the year ended December 31, 1999.

     Interest on mortgage-backed securities decreased by $71,784, or 32.5% to $149,309 for the year ended December 31, 1999 from $221,093 for the year ended December 31, 1998. The decrease is a result of a decrease in the average
balance offset by a slight increase in the weighted average yield.   The Banks
have historically invested in mortgage-backed securities to supplement their lending efforts and maintain compliance with certain regulatory requirements.

     Interest on investment securities decreased by $112,914, or 22.8% to $382,807 for the year ended December 31, 1999 from $495,721 for the year ended December 31, 1998. The decrease is a result of a decrease in both the average balance and the weighted average yield of investment securities. Interest on other investment securities increased by $88,819, or 26.5% to $423,788 for the year ended December 31, 1999 from $334,969 for the year ended

December 31, 1998 as a result of an increase in both the weighted average yield and the average balance outstanding. Other investments primarily are short term liquidity accounts with variable rates.

     Interest paid on savings deposits decreased by $174,451, or 4.4% to $3,828,321 for the year ended December 31, 1999 from $4,002,772 for the year ended December 31, 1998. The increase was the result of an increase in the average balance outstanding, more than offset by a decrease in average cost of funds. Interest expense paid on borrowings increased $58,219, or 53.9% to $166,172 for the year ended December 31, 1999 from $107,953 for the year ended December 31, 1998. The increase was a result of a increase in the average cost of funds and the average balance outstanding.

     Provision for Loan Losses. Provisions for loan losses increased by $35,000,
     -------------------------
or 38.9% to $125,000 for the year ended December 31, 1999 from $90,000 for the year ended December 31, 1998. The provision was increased in connection with management's ongoing analysis of the loan portfolio. Loan loss reserves are based upon management's consideration of current and anticipated economic conditions which may affect the ability of borrowers to repay loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risk inherent in the Banks' loan portfolio, and the estimated net realized value of the underlying collateral. The evaluation process is ongoing and results in variations in the Banks' provision for loan losses in various periods.

     Non-interest income.  Non-interest income decreased by $56,728, or 10.9% to
     --------------------
$464,037 for the year ended December 31, 1999 from $520,765 for the year ended December 31, 1998. Loan servicing fees decreased by 17.6%, down $11,559 for the year ended December 31, 1999 over the same period in 1998. This was a result of the decrease in balances of the servicing portfolio. Gains on sales of loans decreased by $44,727, or 65.1% to $23,971 for the year ended December 31, 1999 from $68,698 for the year ended December 31, 1998. The decrease was attributable to an decrease in volumes of loans sold and premiums payable on loans sold. Other fees decreased by $45,080 or 43.9% to $57,695 for the year ended December 31, 1999 from $102,775 for the year ended December 31, 1998. Commission income on alternative investment products increased $2,401, or 3.2% to $76,787 for the year ended December 31, 1999 from $74,386 for the year ended December 31, 1998.

     Non-interest Expense.  Non-interest expense increased by $75,476, or 2.7%
     ---------------------
to $2,871,007 for the year ended December 31, 1999 from $2,795,531 for the year ended December 31, 1998. The Company experienced an increase in compensation and benefits of $114,100, or 8.2% to $1,504,892 for the year ended December 31, 1999 from $1,390,792 for the year ended December 31, 1998. The increase can be attributable to increased personnel and annual merit increases along with the addition of five new employees from the establishment of the our new Big Elk Mall branch. Equipment and data processing expense increased $71,043, or 26.7% to $336,794 for the year ended December 31, 1999 from $265,751 for the year ended December 31, 1998. The increase can be attributed to expenses related to system updates and for the conversion of the two Susquehanna Bank branch office to our processing system. The Company's SAIF premium increased $1,846, or 2.2% to $85,338 for the year ended December 31, 1999 as compared to $83,492 for the year ended December 31, 1998. Other expenses increased $33,177, or 5.5% to $635,188 for the year ended December 31, 1999 from $602,011 for the year ended December 31, 1998. The increase is attributable to a increase in advertising & promotion expense, loan expense, stationery & office supplies, postage, meeting expense, and charitable contributions. Non-interest expense was also increased by the amortization of goodwill associated with the purchase of the two Susquehanna Bank branches in the amount of $70,391 and one-time non-tax deductible acquisition expenses of $94,560.

     Income Taxes.  Income tax expense for the year ended December 31, 1999 and
     -------------
December 31, 1998 was $474,838 and $536,794, respectively, which equates to effective rates of 41.5% and 47.7%, respectively.

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


                                                                 Year Ended December 31,
                                                ---------------------------------------------------------
                                                          1999                           1998
                                                ----------------------------  ---------------------------
                                                                    Average                      Average
                                                Average              Yield/   Average             Yield/
                                                Balance   Interest    Cost    Balance  Interest    Cost
                                                --------  --------  --------  -------  --------  --------
                                                                 (Dollars in thousands)
Interest-earning assets:
   Loans receivables (1)......................  $ 84,003    $6,716     7.99%  $76,209    $6,549     8.59%
   Investment securities......................     6,160       383     6.22     7,616       496     6.51
   Mortgage-backed securities.................     2,262       149     6.59     3,511       221     6.30
   Other interest-earning assets..............     8,032       424     5.28     5,197       335     6.45
                                                --------    ------            -------    ------
     Total interest-earning assets............   100,457     7,672     7.64    92,533     7,601     8.21
                                                            ------                       ------
Noninterest-earning assets....................     6,080                        5,704
                                                --------                      -------
     Total assets.............................  $106,537                      $98,237
                                                ========                      =======

Interest-bearing liabilities:
  Advances from FHLB..........................     2,715       166     6.12     2,021       108     5.34
  Deposits....................................    90,329     3,820     4.23    84,577     3,995     4.72
  Advances from borrowers for taxes
    and insurance.............................       885         9      .93       970         8      .83
                                                --------    ------            -------    ------
     Total interest-bearing liabilities.......    93,929     3,995     4.25    87,568     4,111     4.69
                                                            ------                       ------
Non-interest-bearing liabilities..............     2,137                          846
                                                --------                      -------
     Total liabilities........................    96,066                       88,414
Retained earnings.............................    10,471                        9,823
                                                --------                      -------
     Total liabilities and retained earnings..  $106,537                      $98,237
                                                ========                      =======
Net interest income...........................              $3,677                       $3,490
                                                            ======                       ======
Interest rate spread..........................                         3.39%                        3.52%
                                                                     ======                       ======
Net yield on interest-earning assets..........                         3.66%                        3.77%
                                                                     ======                       ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities.....                       106.95%                      105.67%
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

                                            Year Ended December 31,
                                         -------------------------------
                                          1999        vs.       1998
                                         -------------------------------
                                               Increase (Decrease)
                                                    Due to
                                         -------------------------------
                                                          Rate/
                                         Volume   Rate    Volume   Total
                                         ------   -----   ------   -----
                                                  (In thousands)
Interest income:
 Loans receivable......................    $669   $(456)    $(46)  $ 167
 Investment securities.................     (95)    (22)       4    (113)
 Mortgage-backed securities............     (78)     10       (4)    (72)
 Other interest-earning assets.........     183     (61)     (33)     89
                                           ----   -----     ----   -----
   Total interest-earning assets.......     679    (529)     (79)     71

Interest expense:
 Advances from FHLB....................      37      16        5      58
Deposits...............................     270    (417)     (28)   (175)
 Advances from borrowers for
  taxes and insurance..................       1      --       --       1
                                           ----   -----     ----   -----
   Total interest-bearing liabilities..     308    (401)     (23)   (116)
                                           ----   -----     ----   -----
Change in net interest income..........    $371   $(128)    $(56)  $ 187
                                           ====   =====     ====   =====

--------------------

Liquidity and Capital Resources

     The Banks' principal sources of funds are cash, receipts from deposits, loan repayments by borrowers, proceeds from maturing investments, advances (when utilized) from the FHLB and net earnings. The Banks have an agreement with the FHLB of Atlanta to provide cash advances, should the need for additional funds be required.

     For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable deposits and short-term borrowings. The minimum level of liquidity required by regulation is presently 4%. Columbian's and Cecil's liquidity ratios at December 31, 1999, were 68.67% and 17.1%, respectively. The Banks maintain a higher level of liquidity than required by regulation as a matter of management philosophy in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

     Commitments to originate mortgage loans are legally binding agreements to lend to the Banks' customers. Commitments at December 31, 1999 to originate adjustable-rate and fixed-rate mortgage loans were approximately $3,966,300, expiring in 60 days or less. The Banks believe liquidity is adequate to fund its future commitments.

     The Banks have $48.9 million in certificates due within one year and $34.6 million in other deposits without specific maturity at December 31, 1999. Management estimates that most of the deposits will be retained or replaced by new deposits.

Impact of Inflation

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Banks are reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Banks' assets and liabilities are critical to the maintenance of acceptable performance levels.

Impact of Accounting Pronouncements

     During the second quarter of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's fiscal year 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company is currently assessing the impact of this new Statement on its consolidated financial position, liquidity, and results of operations. During June 1999, SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" was issued. This statement defers the effective date of SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged.

                              CECIL BANCORP, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS
                               -----------------

                                                           PAGE

  Independent Auditors' Reports                             13

  Consolidated Statements of Financial Condition            14

  Consolidated Statements of Income                         16

  Consolidated Statements of  Stockholders' Equity          18

  Consolidated Statements of Cash Flows                     19

  Notes to Consolidated Financial Statements                21

BOARD OF DIRECTORS AND STOCKHOLDERS
CECIL BANCORP, INC. AND SUBSIDIARIES
ELKTON, MARYLAND



                         Independent Auditors' Report
                         ----------------------------


  We have audited the accompanying consolidated statements of financial condition of CECIL BANCORP, INC. AND SUBSIDIARIES as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of CECIL BANCORP, INC. AND SUBSIDIARIES as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note 22 to the financial statements, an error resulting in an overstatement of previously reported compensation and benefits expense as of December 31, 1998 was discovered during the current year. Accordingly, the 1998 financial statements have been restated to correct the error.

                                                /s/ Simon, Master & Sidlow, P.A.


February 23, 2000

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------



                                    ASSETS
                                    ------

                                                           December 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------

Cash                                                 $  2,466,580  $  2,725,430
Cash - Interest bearing                                 3,515,501     6,211,760
Federal funds sold                                         50,000     1,125,000
Investment securities
  Securities held-to-maturity (estimated
    market value of $5,202,851 in 1999 and
    $4,232,699 in 1998) (Note 3)                        5,479,757     4,228,742
  Securities available-for-sale at estimated
    market value (Note 3)                               1,328,199     4,091,843
Mortgage-backed securities
  Securities held-to-maturity (estimated
     market value of $1,049,230 in 1999 and
     $2,044,194 in 1998) (Note 4)                       1,071,123     2,046,983
  Securities available-for-sale at estimated
     market value (Note 4)                              1,853,793       863,260
Loans held for sale (estimated market value
  of $2,581,475 in 1998)                                              2,515,151
Loans receivable, net (Note 5)                         92,098,839    74,545,912
Real estate owned                                         371,178       187,742
Office properties, equipment and leasehold
  improvements at cost, less accumulated
  depreciation and amortization (Note 6)                2,008,791     1,112,507
Stock in Federal Home Loan Bank of
  Atlanta - at cost (Note 7)                              657,800       672,300
Accrued interest receivable (Note 8)                      618,702       597,922
Mortgage servicing rights                                  98,575       123,541
Prepaid expenses                                          145,243        50,040
Deferred taxes (Note 11)                                  257,337       114,891
Goodwill                                                2,745,278
Other assets                                              157,159        11,391
                                                     ------------  ------------

     TOTAL ASSETS                                    $114,923,855  $101,224,415
                                                     ============  ============

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------



                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                            December 31,
                                                   -----------------------------
                                                        1999            1998
                                                   --------------  -------------
LIABILITIES
  Savings deposits (Note 9)                         $101,217,544   $ 87,674,802
  Advance payments by borrowers for
     property taxes and insurance                        777,509        821,625
  Employee stock ownership debt                          192,540        231,048
  Other liabilities                                      529,802        672,738
  Advances from Federal Home Loan Bank
     of Atlanta (Note 10)                              1,500,000      1,750,000
                                                    ------------   ------------

     TOTAL LIABILITIES                               104,217,395     91,150,213
                                                    ------------   ------------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value
     Authorized:  4,000,000 shares
     Issued and outstanding: 615,742 shares
       in 1999 and 606,471 shares in 1998                  6,158          6,065
  Additional paid in capital                           4,898,025      4,735,470
  Employee stock ownership debt                         (192,540)      (231,048)
  Deferred compensation - Management
     Recognition Plan                                    (45,383)       (80,676)
  Retained earnings, substantially
     restricted                                        6,063,589      5,628,467
  Accumulated other comprehensive income net
     of deferred taxes of $14,717 and $8,584
     in 1999 and 1998, respectively                      (23,389)        15,924
                                                    ------------   ------------

     TOTAL STOCKHOLDERS' EQUITY                       10,706,460     10,074,202
                                                    ------------   ------------
      TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                         $114,923,855   $101,224,415
                                                    ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
          ----------------------------------------------------------


                                             Year ended December 31,
                                            -------------------------
                                                1999          1998
                                            -----------    ----------
INTEREST INCOME
  Loans receivable                           $6,715,635    $6,549,552
  Mortgage-backed securities                    149,309       221,093
  Investment securities                         382,807       495,721
  Other interest-earning assets                 423,788       334,969
                                             ----------    ----------
     Total interest income                    7,671,539     7,601,335
                                             ----------    ----------

INTEREST EXPENSE
  Interest expense on deposits                3,828,321     4,002,772
  Borrowing                                     166,172       107,953
                                             ----------    ----------
     Total interest expense                   3,994,493     4,110,725
                                             ----------    ----------
     Net interest income                      3,677,046     3,490,610
  Provision for loan losses                     125,000        90,000
                                             ----------    ----------
     Net interest income after provision
       for loan losses                        3,552,046     3,400,610
                                             ----------    ----------

NONINTEREST INCOME
  Loan service charges                           54,082        65,641
  Dividends on FHLB stock                        49,604        49,042
  Gain on sale of loans                          23,971        68,698
  Commission income                              76,787        74,386
  Checking account fees                         201,898       160,223
  Other                                          57,695       102,775
                                             ----------    ----------
     Total noninterest income                   464,037       520,765
                                             ----------    ----------

NONINTEREST EXPENSE
  Compensation and benefits                   1,504,892     1,390,792
  Occupancy expense                             143,844       150,984
  Equipment and data processing expense         336,794       265,751
  SAIF deposit insurance premium                 85,338        83,492
  Merger and branch acquisition expense          94,560       302,501
  Amortization of goodwill                       70,391
  Other                                         635,188       602,011
                                             ----------    ----------
     Total noninterest expense                2,871,007     2,795,531
                                             ----------    ----------

     Income before income taxes               1,145,076     1,125,844
                                             ----------    ----------

INCOME TAXES (Note 11)
  Current                                       592,548       595,196
  Deferred                                     (117,710)      (58,402)
                                             ----------    ----------
     Total income taxes                         474,838       536,794
                                             ----------    ----------

NET INCOME                                   $  670,238    $  589,050
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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
          ----------------------------------------------------------

                                  (Continued)



                                              Year ended December 31,
                                             -------------------------
                                                 1999          1998
                                             -----------     ---------

NET INCOME                                     $ 670,238     $ 589,050

OTHER COMPREHENSIVE INCOME
  Unrealized losses on investment
     securities, net of deferred taxes of
     $6,133 and $1,556 in 1999 and 1998,
     respectively                                (39,313)      (24,538)
                                               ---------     ---------
TOTAL COMPREHENSIVE INCOME                     $ 630,925     $ 564,512
                                               =========     =========

Earnings per common share and
  common share equivalent                      $    1.14     $    1.03
                                               =========     =========

Earnings per common share -
  assuming full dilution                       $    1.12     $    1.02
                                               ==========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                                                            Deferred
                                                            Employee    Compensation-                  Accumulated
                                                             Stock        Management                      Other           Total
                                   Common     Paid-in      Ownership     Recognition      Retained    Comprehensive   Stockholders'
                                    Stock     Capital         Plan           Plan         Earnings        Income          Equity
                                   -------  -----------   ------------  -------------   -----------   -------------   -------------
BALANCE AT
 DECEMBER 31, 1997                  $5,929   $4,561,520    ($  269,556)   ($  118,361)   $5,292,341      $   40,462     $ 9,512,335
Change in net unrealized
 gain on securities
 available-for-sale                                                                                         (24,538)        (24,538)
Cash dividends paid                                                                        (213,767)                       (213,767)
Stock dividends paid                    22       40,460                                     (39,157)                          1,325
Repayment of ESOP debt                                          38,508                                                       38,508
Release of ESOP shares                           38,508                                                                      38,508
Net income                                                                                  589,050                         589,050
Deferred compensation
 amortization                                                                  37,685                                        37,685
Stock options exercised                114       73,008                                                                      73,122
Cash in lieu of fractional
 shares paid at pooling of
 interest transaction                            (1,417)                                                                     (1,417)
Release of vested
 MRP shares                                      23,391                                                                      23,391
                                    -----------------------------------------------------------------------------------------------
BALANCE AT
 DECEMBER 31, 1998                   6,065    4,735,470       (231,048)       (80,676)    5,628,467          15,924      10,074,202
Change in net unrealized
 gain on securities
 available-for-sale                                                                                         (39,313)        (39,313)
Cash dividends paid                                                                        (235,116)                       (235,116)
Repayment of ESOP debt                                          38,508                                                       38,508
Release of ESOP shares                           38,508                                                                      38,508
Net income                                                                                  670,238                         670,238
Deferred compensation
 amortization                                                                  35,293                                        35,293
Stock options exercised                 93       99,099                                                                      99,192
Release of vested
 MRP shares                                      24,948                                                                      24,948
                                    -----------------------------------------------------------------------------------------------
BALANCE AT
 DECEMBER 31, 1999                  $6,158   $4,898,025    ($  192,540)   ($   45,383)   $6,063,589     ($   23,389)    $10,706,460
                                    ======   ==========    ===========    ===========    ==========      ==========     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                        Year ended December 31,
                                                                    ----------------------------------
                                                                         1999                1998
                                                                         ----                ----

CASH FLOWS FROM OPERATING ACTIVITIES
  Interest and fees received on loans and investments                   7,985,258        $   8,072,285
  Cash paid to suppliers and employees                                 (2,932,505)          (2,520,333)
  Proceeds from sale of loans                                           1,149,335            2,850,271
  Origination of loans held for sale                                   (3,220,300)          (4,350,500)
  Interest paid                                                        (3,994,493)          (4,110,725)
  Income taxes paid                                                      (644,929)            (665,933)
                                                                    -------------        -------------
     NET CASH USED BY OPERATING ACTIVITIES                             (1,657,634)            (724,935)
                                                                    -------------        -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale and maturities of
     investment securities                                              8,363,438            7,899,844
  Proceeds from maturities of
     mortgage-backed securities                                         1,287,175            1,463,209
  Purchases of investment securities                                   (6,770,419)          (7,379,454)
  Purchases of mortgage-backed securities                              (1,315,753)            (219,678)
  Loans originated                                                    (40,038,199)         (32,726,296)
  Principal collected on loans                                         27,042,049           30,523,178
  Purchases of office properties, equipment
     and leasehold improvements                                          (164,568)            (205,317)
  Proceeds from sale of real estate owned                                  23,425              192,739
  Purchase of real estate owned                                          (206,861)
  Proceeds from sale of stock in Federal Home Loan
     Bank of Atlanta                                                       27,700
  Purchase of stock in Federal Home Loan
     Bank of Atlanta                                                      (13,200)             (19,600)
                                                                    -------------        -------------
      NET CASH USED BY INVESTING ACTIVITIES                           (11,765,213)            (471,375)
                                                                    -------------        -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, NOW
     accounts, and savings accounts                                    26,119,090           67,432,105
  Proceeds from sales of certificates                                  12,633,827            8,991,415
  Payments of maturing certificates of deposits                       (47,386,267)         (69,344,611)
  Branch acquisition                                                   18,417,620
  Decrease in advance payments by borrowers
     for property taxes and insurance                                     (44,116)             (20,733)
  Proceeds from issuance of common stock                                   99,192               58,807
  Net repayments to Federal Home Loan
     Bank of Atlanta                                                     (250,000)
  Dividends paid                                                         (235,116)            (213,767)
  Unearned ESOP compensation decrease                                      38,508               38,508
                                                                    -------------        -------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                         9,392,738            6,941,724
                                                                    -------------        -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (4,030,109)           5,745,414

CASH AND CASH EQUIVALENTS
  BEGINNING OF YEAR                                                    10,062,190            4,316,776
                                                                    -------------        -------------
  END OF YEAR                                                       $   6,032,081        $  10,062,190
                                                                    =============        =============

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                  (Continued)

                                                                Year ended December 31,
                                                           ----------------------------------
                                                               1999                  1998
                                                               ----                  ----
RECONCILIATION OF NET INCOME TO NET CASH
  USED BY OPERATING ACTIVITIES

Net Income                                                 $    670,238       $       589,050

Adjustments to reconcile net income to
  net cash used by operating
  activities:
     Depreciation                                               139,397                98,783
     Amortization of goodwill                                    70,391
     Provision for loan losses                                  125,000                90,000
     Amortization of investment
       security premiums                                         21,254                 4,808
     Stock dividends received                                  (151,787)              (31,059)
     Increase (decrease) in accrued
       interest receivable                                      (20,780)               65,070
     Increase in deferred taxes                                (117,711)              (61,854)
     (Increase) decrease in mortgage
       servicing rights                                          24,966               (19,936)
     Increase in prepaid expenses                               (95,203)              (12,585)
     (Increase) decrease in other assets                       (145,768)               59,144
     (Increase) decrease in other liabilities                  (142,936)                2,912
     Increase in loans held for sale                         (2,094,936)           (1,568,927)
     Distribution from MRP Trust                                 60,241                61,076
      Cash paid in lieu of fractional
       shares                                                                          (1,417)
                                                            -----------           -----------
                                                             (2,327,872)           (1,313,985)
                                                            -----------           -----------
                                                            ($1,657,634)          ($  724,935)
                                                            ===========           ===========

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Cash received in branch acquisition
  Assumption of savings deposits liabilities               $ 22,176,092       $
  Loans receivable obtained                                     (71,690)
  Office properties, equipment, and leasehold
     improvements obtained                                     (871,113)
  Goodwill obtained                                          (2,815,669)
                                                           ------------       ---------------
                                                           $ 18,417,620       $
                                                           ============       ===============

The accompanying notes are an integral part of the consolidated financial statements.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------


1. SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES

   a. Organization and Principles of Consolidation -- On September 30, 1998, the
      --------------------------------------------

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

   b. Cash and Cash Equivalents -- For purposes of reporting cash flows, cash
      -------------------------
          and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

   c. Investment Securities -- Regulations require the Banks to maintain, in
      ---------------------
          cash and U.S. Government and other approved securities, an amount equal to 4% of savings accounts (net of loans on savings accounts) plus short-term borrowings. In addition, short-term assets must constitute at least 1% of net withdrawable savings and short-term borrowings.

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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



1. SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

   d. Allowance for Loan Losses -- A provision for loan losses is charged to
      -------------------------
          operations based on management's evaluation of the potential loss in its portfolio. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters the estimated market value of the underlying collateral.

   e. Property and Equipment -- Depreciation of office buildings and equipment
      ----------------------
          is accumulated on the straight-line method over the estimated useful lives of the related assets. Estimated lives are 50 years for buildings and three to fifteen years for equipment. Leasehold improvements are amortized on the straight line method over the remaining terms of the related leases or over their estimated useful lives, whichever is shorter.

          Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

   f. Goodwill -- Amortization of goodwill is accumulated on the straight-
      --------
          line method over ten years.

   g. Mortgage Loan Interest Income -- The Corporation provides an allowance for
      -----------------------------
          uncollectible interest on all accrued interest related to loans 90 days or more delinquent. This allowance is netted against accrued interest receivable for financial statement disclosure. Such interest ultimately collected is credited to income in the period of recovery.

   h. Loans Held for Sale -- Mortgage loans originated and held for sale in the
      -------------------
          secondary market are carried at the lower of cost or market value determined on an aggregate basis. Gains and losses on the sale of loans held for sale are determined using the specific identification method. During 1999, the Corporation determined that loans held for sale classified as available for sale should be reclassified to held to maturity at December 31, 1999, as management's intention was to hold all loans originated to maturity or earlier repayment.

   i. Income Taxes -- Deferred taxes on income result from the recognition
      ------------
          of the income tax effect of temporary differences in reporting transactions for financial and tax purposes. Such temporary differences relate primarily to deferred loan fees, interest received in advance, accrued compensation to directors, and the recapture of a special bad debt deduction (See Note 11).

          The Corporation and the Banks along with the subsidiaries file consolidated Federal tax returns.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


1. SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

   j. Real Estate Owned -- Real estate properties acquired through, or in lieu
      -----------------
          of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs related to the holding of property are expensed.

          Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

   k. Mortgage-backed Securities -- Mortgage-backed securities represent
      --------------------------
          participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Certain mortgage-backed securities are not adjusted to the lower of cost or market because management intends and has the ability to hold them to maturity. Should any be sold, cost of securities sold is determined using the specific identification method.

          The Corporation also classifies certain mortgage-backed securities as available for sale because these securities are not intended to be held to maturity. Such securities are carried at fair value. Unrealized gains and losses, net of tax, on securities available for sale are recognized as direct increases or decreases in accumulated other comprehensive income.

   l. Loan Origination Fees -- Loan commitment fees and loan fees for
      ---------------------
          originating loans are accounted for in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating and Acquiring Loans and Initial Direct Costs of Leases" (SFAS 91), which requires that certain direct costs associated with the loan originating process be netted against originating fees received, with the net resulting amount amortized over the contractual lives of the loan on the level-yield method as an adjustment to the loan's yield.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)

1. SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

   m. Use of Estimates -- The preparation of financial statements in conformity
      ----------------
          with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

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

   n. Loan Servicing -- The cost of mortgage servicing rights is amortized in
      --------------
          proportion to, and over the period of, estimated net servicing revenue. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.

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

   o. Advertising Expense -- Advertising costs are expensed as incurred.
      -------------------
          Advertising costs were $50,843 and $44,543 for the years ended December 31, 1999 and 1998, respectively. The Corporation did not have costs related to direct response advertising campaigns during the years ended December 31, 1999 and 1998.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


1. SUMMARY OF SIGNIFICANT ORGANIZATION AND ACCOUNTING POLICIES (Continued)

   p. Segment Information -- The Corporation is in one business segment, the
      -------------------
          savings and loan banking business, and offers banking products to customers in Cecil and Harford Counties, Maryland. Accordingly, management evaluates the Corporation's performance as a whole and does not allocate resources based on the performance of different lending or transaction activities and the Corporation operates as one business segment.

   q. Earnings Per Share -- Basic earnings per share (EPS) is calculated by
      ------------------
          dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period less unallocated ESOP shares. Diluted earnings per share is calculated by dividing such net income by the weighted average number of common shares used to compute basic EPS plus the incremental amount of potential common stock determined by the treasury stock method.

   r. Comprehensive Income -- The Corporation reports comprehensive income which
      --------------------
          includes net income, as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. The Corporation's only significant element of comprehensive income is unrealized gains and losses on available-for-sale securities.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



2. ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

   During the second quarter of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's fiscal year 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company is currently assessing the impact of this new Statement on its consolidated financial position, liquidity, and results of operations. During June, 1999 SFAS No. 137 "Accounting for Derivative Instruments and Hedging
          Activities - Deferral of the Effective Date of FASB Statement No. 133" was issued. This statement defers the effective date of SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged.


3. INVESTMENT SECURITIES

   Investment securities have been classified in the statements of financial position according to management's intent.

   The amortized costs and estimated market values of investment securities held-to-maturity as of December 31, 1999 and 1998 are as follows:


                                            Gross       Gross     Estimated
                              Amortized   Unrealized  Unrealized    Market
                                 Cost       Gains       Losses      Value
                              ----------  ----------  ----------  ----------
                                           December 31, 1999
                              ----------------------------------------------
U.S. Treasury Securities
   and obligations of U.S.
   government and Federal
   Agencies                   $5,479,757  $           $  276,906  $5,202,429
                              ==========  ==========  ==========  ==========


                                           December 31, 1998
                              ----------------------------------------------
 U.S. Treasury Securities
  and obligations of U.S.
  government and Federal
  Agencies                    $4,228,742  $   7,689   $    3,732  $4,232,699
                              ==========  =========   ==========  ==========


                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


3.   INVESTMENT SECURITIES (Continued)

     The amortized costs and estimated market values of investment securities available-for-sale as of December 31, 1999 and 1998 are as follows:

                                              Gross       Gross     Estimated
                                Amortized   Unrealized  Unrealized    Market
                                   Cost       Gains       Losses      Value
                                ----------  ----------  ----------  ----------
                                              December 31, 1999
                                ----------------------------------------------
   U.S. Treasury Securities
     and obligations of
     U.S. Government and
     Federal Agencies            $  500,000     $           $17,810  $  482,190
   Mutual Funds                     860,248                  14,239     846,009
                                 ----------     -------     -------  ----------
                                 $1,360,248     $           $32,049  $1,328,199
                                 ==========     =======     =======  ==========



                                            December 31, 1998
                                ----------------------------------------------
   U.S. Treasury Securities
     and obligations of
     U.S. Government and
     Federal Agencies            $2,000,000     $19,516     $        $2,019,516
   Mutual Funds                   2,071,899       2,691       2,263   2,072,327
                                 ----------     -------     -------  ----------
                                 $4,071,899     $22,207     $ 2,263  $4,091,843
                                 ==========     =======     =======  ==========

   The amortized cost and estimated market value of debt securities at December
      31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                   Estimated
                                       Amortized     Market
                                          Cost       Value
                                       ----------  ----------

         Due in one year or less       $1,973,323  $1,970,625
         Due from five to ten years     1,524,676   1,459,954
         Due beyond ten years           2,481,758   2,254,040
                                       ----------  ----------
                                       $5,979,757  $5,685,041
                                       ==========  ==========

   No gross gains or losses were realized during the years ended December 31, 1999 and 1998.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


4. MORTGAGE BACKED SECURITIES

   Mortgage-backed securities have been classified in the statements of financial position according to management's intent.

   The amortized costs and estimated market values for mortgage-backed securities held-to-maturity as of December 31, 1999 and 1998 are as follows:


                             Gross       Gross     Estimated
               Amortized   Unrealized  Unrealized    Market
                  Cost       Gains       Losses      Value
               ----------  ----------  ----------  ----------
                           December 31, 1999
               ----------------------------------------------

      GNMA     $  547,010      $          $ 4,514  $  542,496
      FHLMC       402,748                  10,999     391,749
      FNMA        121,365                   6,380     114,985
               ----------      ------     -------  ----------
               $1,071,123      $          $21,893  $1,049,230
               ==========      ======     =======  ==========

                           December 31, 1998
               ----------------------------------------------

      GNMA     $  729,674      $2,294     $        $  731,968
      FHLMC     1,009,480       1,329       3,235   1,007,574
      FNMA        307,829       1,077       4,254     304,652
               ----------      ------     -------  ----------
               $2,046,983      $4,700     $ 7,489  $2,044,194
               ==========      ======     =======  ==========

The amortized costs and estimated market values for mortgage-backed securities available-for-sale as of December 31, 1999 and 1998 are as follows:


                                            Gross       Gross     Estimated
                              Amortized   Unrealized  Unrealized    Market
                                 Cost       Gains       Losses      Value
                              ----------  ----------  ----------  ----------
As of December 31, 1999
      FNMA                    $1,073,184      $           $2,115  $1,071,069
      FHLMC                      786,666                   3,942     782,724
                              ----------      ------      ------  ----------
                              $1,859,850      $           $6,057  $1,853,793
                              ==========      ======      ======  ==========

As of December 31, 1998
      FHLMC                   $  857,261      $5,999      $       $  863,260
                              ==========      ======      ======  ==========

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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                      ----------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ----------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                     ------------------------------------

                                  (Continued)

5. LOANS RECEIVABLE

   The Corporation's lending activities are predominantly conducted in Cecil and Harford Counties in the State of Maryland. The ability and willingness of loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers geographic area and the general economy.

   A summary of loans receivable follows:


                                       1999           1998
                                   ------------   ------------
   First mortgage loans
      1-4 Dwelling units           $ 61,353,811   $ 59,756,198
      5 or more                         747,635        868,614
      Non-Residential                 5,138,128      2,458,561
      Land                            1,690,448      2,303,437
      Construction                    8,618,861      5,533,125
                                   ------------   ------------
                                     77,548,883     70,919,935
   Other loans
      Home equity loans               6,936,416      1,991,622
      Commercial loans                4,172,750      2,051,627
      Home improvement loans             11,152         14,818
      Consumer loans                  7,677,779      4,180,088
      Loans on savings deposits         819,751        910,010
      Education                          47,419         60,642
                                   ------------   ------------
                                     97,214,150     80,128,742
   Less:
      Undisbursed proceeds on
         loans in process            (4,335,592)    (2,402,632)
       Deferred loan fees              (345,204)      (262,738)
       Loans held for sale                          (2,515,151)
       Allowance for loan losses       (434,515)      (402,309)
                                   ------------   ------------
                                   $ 92,098,839   $ 74,545,912
                                   ============   ============


   The Bank serviced loans for others in the approximate amount of $16,252,000 and $18,324,000 in 1999 and 1998, respectively.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


5. LOANS RECEIVABLE (Continued)

   An analysis of the allowance for loan losses for the years ended December 31, 1999 and 1998 is as follows:


                                                 1999              1998
                                                ---------         ---------

      Balance at beginning of period            $ 402,309         $ 353,541
      Provision charged to operations             125,000            90,000
      Charge-offs, net                         (   92,794)       (   41,232)
                                                ---------         ---------
      Balance at end of period                  $ 434,515         $ 402,309
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

The Corporation had no impaired loans at December 31, 1999 and 1998.

At December 31, 1999, the Bank had outstanding commitments to originate loans as follows:

                             Fixed Rate    Variable Rate
                            (6.00%-8.50%) (7.00%-8 1/8%)      Total
                             -----------   ------------    ----------
         First mortgages     $  270,000     $3,696,300     $3,966,300
                             ===========   ============    ==========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

                                  (Continued)



6. OFFICE PROPERTIES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

   Office properties, equipment and leasehold improvements are summarized by major classifications as follows:

                                                      1999        1998
                                                   ----------  ----------

         Land                                      $   65,161  $   65,161
         Buildings and improvements                   650,884     644,387
         Construction in progress                     261,046     206,172
         Idle buildings and improvements              596,113
         Furniture, fixtures and equipment            858,518     625,612
         Idle furniture, fixtures and equipment       142,500
         Leasehold improvements                       234,071     231,288
                                                   ----------  ----------
                                                    2,808,293   1,772,620
         Accumulated depreciation                     799,502     660,113
                                                   ----------  ----------
                                                   $2,008,791  $1,112,507
                                                   ==========  ==========

   Depreciation expense for the years ended December 31, 1999 and 1998 was $139,397 and $98,783, respectively.

   Leasehold improvements relate to office space for Cecil's two branch offices and lending office. The North East branch office is being leased under the terms of an operating lease with renewal options for two successive five year terms which expire in May 2005. The Big Elk Mall branch office is being leased under the terms of an operating lease that expires in December 2002. The lending office is being leased under the terms of an operating lease which expires in May 2000, with renewal options for three successive five year terms. Land is being leased for the operation of two Automatic Teller Machines under the terms of operating leases which expire through July 2002, with renewal options for three successive three year terms. Annual rental on these leases was $46,439 and $41,580 in 1999 and 1998, respectively.

   The following is a schedule by years of future rental payments required under the operating leases for the remaining non-cancelable terms:

        Year ending December 31, 2000     $ 66,835
                                 2001       62,951
                                 2002       61,801
                                 2003       44,310
                                 2004       47,740
                           Thereafter       48,335
                                          --------
                                          $331,972
                                          ========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

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


8.  ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable at December 31, 1999 and 1998, consists of the following:

                                                      1999            1998
                                                    --------        --------

         Loans receivable                           $511,758        $492,246
         Mortgage-backed securities                   20,016           6,360
         Investment securities                        86,928          99,316
                                                    --------        --------
                                                    $618,702        $597,922
                                                    ========        ========


9. SAVINGS DEPOSITS

   The following is a summary of savings deposits as of December 31:


                                  1999                   1998
                         ----------------------  ---------------------
                                       Weighted               Weighted
                                       Average                Average
                            Amount       Rate      Amount       Rate
                         ------------  --------   ----------  --------
   N.O.W. and Money
      Market accounts    $ 12,473,084    1.8396  $ 9,841,890    2.1534
   Savings accounts        17,480,165    2.3657   18,061,028    3.1010
   Term certificates       66,645,697    5.3219   57,078,485    5.7330
   Checking accounts        4,618,598              2,693,399
                         ------------   -------  -----------

                         $101,217,544            $87,674,802
                         ============            ===========

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

                                  (Continued)


9. SAVINGS DEPOSITS (Continued)

   A summary of certificate accounts by maturity as of December 31, 1999 follows:

         Under 12 months            $48,980,653
         12 months to 24 months       8,921,141
         24 months to 36 months       3,361,764
         Over 36 months               5,382,139
                                    -----------
                                    $66,645,697
                                    ===========

   Eligible savings accounts are insured up to $100,000 by the Savings
      Association Insurance Fund.

   Savings deposits include certificates of deposit in denominations of $100,000 or more aggregating $18,441,625 and $22,018,496 as of December 31, 1999 and 1998.

   The bank held deposits of approximately $2,486,393 for related parties at December 31, 1999.


10. ADVANCES FROM FEDERAL HOME LOAN BANK

    At December 31, 1999, short-term advances consist of the following:

         Maturity           Interest
           Date              Rate         December 31, 1999
         --------           -------       -----------------

         11/20/00             4.55%          $1,500,000

    The Banks have available an additional line with the Federal Home Loan Bank in the amount of $2,250,000, expiring in September 2000. As of December 31, 1999, no amounts were drawn against this line.

    Wholly owned first mortgage loans on 1-4 dwelling units with unpaid principal balances of approximately $31,600,000 were pledged to the FHLB as collateral on advances.


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

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

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

   The components of income tax expense were as follows for the years ended
      December 31:


                               1999          1998
                           ------------  ------------
       Current:
         Federal at 34%     $  477,787     $ 481,579
         State                 114,761       113,617

       Deferred benefit    (   117,710)  (    58,402)
                            ----------    ----------

           Total            $  474,838     $ 536,794
                            ==========     =========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, are presented below:

                                                  1999      1998
                                                --------  --------
  Deferred tax assets:
     Deferred loan origination fees             $ 80,676  $ 52,552
     Loan loss allowance                         167,811   155,372
     Reserve for uncollected interest             22,241    11,265
     Tax basis of foreclosed real estate
       in excess of book                          16,655    16,655
     Deferred compensation                       110,937   101,701
     Interest collected in advance                 8,287     8,673
     Net unrealized loss on available
       for sale securities                        14,717
     Tax basis of goodwill in excess of book      30,104
     Other                                         3,332
                                                --------  --------

       Total gross deferred tax assets           454,760   346,218
                                                --------  --------

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

                                  (Continued)


11. INCOME TAXES (Continued)
                                                              1999       1998
                                                            --------   --------

    Deferred tax liabilities:
       FHLB Stock dividends                                 $ 27,691   $ 27,691
       Tax reserves for bad debts                             91,001    115,507
       Mortgage servicing rights                              41,402     47,712
       Tax accumulated depreciation in
         excess of book                                       37,329     30,398
       Net unrealized appreciation on
         available for sale securities                                   10,019
                                                            --------   --------

         Total gross deferred tax liabilities                197,423    231,327
                                                            --------   --------

   Net deferred tax assets                                  $257,337   $114,891
                                                            ========   ========

   At December 31, 1999 and 1998, there is no valuation allowance maintained against the deferred tax assets. The Corporation expects to fully realize the benefit of the deferred tax assets.


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

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

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

    Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of December 31, 1999, that the Banks meet all the capital adequacy requirements to which it is subject.

    As of December 31, 1999, the most recent notification from the OTS, the Banks were categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the following table. There are no events or conditions since the most recent notification that management believes have changed the Banks' prompt corrective action category.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

                                  (Continued)


13. REGULATORY CAPITAL MATTERS (Continued)

    The following tables illustrate the actual and required amounts and ratios for the Corporation and the Banks as set forth by the Federal Deposit Insurance Corporation (FDIC) and the OTS at the dates indicated.

    CECIL
    -----
                                                         To Be Well Capitalized
                                                              under Prompt
                                                           Corrective Action
                                        Actual                Provisions
                                ----------------------    ----------------------
                                   Amount    Ratio             Amount    Ratio
                                ----------- ----------    ------------  --------
As of December 31, 1999            (In thousands)              (in thousands)
   Total risk-based capital
    (to risk-weighted assets)      $5,999   10.06%        *$  5,964     *  10.0%
   Tier I capital
    (to risk-weighted assets)       5,744    9.63%        *   3,578     *   6.0%
   Tier I capital
    (to adjusted total assets)      5,744    6.79%        *   4,228     *   5.0%
   Tangible capital
    (to adjusted total assets)      5,744    6.79%        *   1,283     *   1.5%

As of December 31, 1998
   Total risk-based capital
    (to risk-weighted assets)      $8,144   18.37%        *$  4,433     *  10.0%
   Tier I capital
    (to risk-weighted assets)       7,921   17.87%        *   2,660     *   6.0%
   Tier I capital
    (to adjusted total assets)      7,921   11.09%        *   3,571     *   5.0%
   Tangible capital
    (to adjusted total assets)      7,921   11.09%        *   1,071     *   1.5%


COLUMBIAN
---------
                                                          To Be Well Capitalized
                                                                under Prompt
                                                             Corrective Action
                                      Actual                    Provisions
                                ------------------          --------------------
                                  Amount   Ratio              Amount     Ratio
                                --------- --------          ----------  --------
As of December 31, 1999           (in thousands)                (in thousands)
   Total risk-based capital
     (to risk-weighted assets)     $2,240   15.05%        *$  1,489     *  10.0%
   Tier I capital
     (to risk-weighted assets)      2,104   14.14%        *     893     *   6.0%
   Tier I capital
     (to adjusted total assets)     2,104    7.58%        *   1,389     *   5.0%
   Tangible capital
     (to adjusted total assets)     2,104    7.58%        *     417     *   1.5%

       *  Greater than and equal to.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

                                  (Continued)


13. REGULATORY CAPITAL MATTERS (Continued)

    COLUMBIAN (Continued)
    ---------
                                                          To Be Well Capitalized
                                                                under Prompt
                                                             Corrective Action
                                       Actual                   Provisions
                                  ----------------        ----------------------
                                   Amount  Ratio            Amount       Ratio
                                  ------- --------        ---------    ---------
    As of December 31, 1998          (in thousands)             (in thousands)
    Total risk-based capital
      (to risk-weighted assets)   $2,185   15.05%    *$     1,452      *   10.0%
    Tier I capital
      (to risk-weighted assets)    2,082   14.34%    *        872      *    6.0%
    Tier I capital
      (to adjusted total assets)   2,082    6.98%    *      1,491      *    5.0%
    Tangible capital
      (to adjusted total assets)   2,082    6.98%    *        447      *    1.5%



14. OFFICER, DIRECTOR, AND EMPLOYEE PLANS

    a. Employee Stock Ownership Plan -- In conjunction with the plan of
       -----------------------------
          conversion, the Board of Directors approved a contributory Employee Stock Ownership Plan (ESOP) for employees who have attained age 21 and completed one year of service with the Corporation or its subsidiaries, effective January 1, 1994. The ESOP acquired 38,508 shares of common stock in November 1994 for $385,080 financed by a loan from the Corporation. Shares acquired with such loan proceeds are to be held in a suspense account for allocation among the participants as the loan is repaid. The loan agreement is secured by a pledge of the common stock owned by the ESOP and purchased with the proceeds of the loan. The outstanding loan balance is included as a liability in the accompanying consolidated statements of financial condition, and the Corporation's obligation related to the ESOP debt is reflected as a reduction in stockholders' equity. The loan is to be paid in annual installments of $38,508 plus interest at prime plus 1% (9.50% at December 31, 1999) over a ten year period. Payments began on December 31, 1995. The Banks contribute sufficient cash funds to the ESOP to repay the loan, plus such other amounts as the Corporation's Board of Directors may determine in its discretion.

          * Greater than and equal to.

                      CECIL BANCORP, INC. AND SUBSIDIARIES
                      ------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

                                  (Continued)



14. OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

    a. Employee Stock Ownership Plan (Continued)
       -----------------------------
         Contributions to the ESOP and shares released from the suspense account are to be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Corporation. Participants must be employed at least 1,000 hours in a calendar year in order to receive an allocation. Forfeitures will be reallocated to participants on the same basis as other contributions. Dividends paid on allocated shares are expected to be credited to participant accounts within the ESOP, or paid to participants; dividends on unallocated shares are expected to be used to repay the ESOP loan. The Corporation is to administer the ESOP.

         The Corporation accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as unearned ESOP shares, a reduction of stockholders' equity. As shares are released from collateral, the Banks record compensation expense in an amount equal to the fair value of the shares, and the shares become outstanding for earnings per share computations. Compensation expense is also recognized for Corporation dividends on unallocated shares paid or added to participant accounts. Compensation expense is reduced by the amount of the annual interest paid by the ESOP to service the loan issued to acquire the shares of stock. ESOP compensation expense was $44,833 and $24,445 in 1999 and 1998, respectively. The ESOP shares as of December 31, 1999 were as follows:

              Shares released for allocation          19,255
              Shares distributed                      (1,404)
              Unreleased shares                       19,253
                                                    --------
                 Total ESOP shares                    37,104
                                                    ========

              Fair value of unreleased shares
                 at December 31, 1999               $486,138
                                                    ========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

     b.   Stock-based Compensation Plans
          ------------------------------

               In 1995, the Corporation formed a Management Recognition Plan ("MRP"), which was authorized to acquire 4% of the shares of common stock issued on the date of reorganization. The total shares authorized are to be awarded to directors and to employees in key management positions in order to provide them with a proprietary interest in the Corporation in a manner designed to encourage such employees to remain with the Corporation.

               The Corporation contributed funds in the amount of $263,351 to the MRP to enable it to acquire the shares of stock that will be required to fund the MRP (18,174 shares). The number of shares awarded for the year ended December 31, 1995 was 17,507. Awards under the MRP are earned and non-forfeitable by a participant at the rate of one-fifth per year of service.

               The $263,351 contributed to the MRP is being amortized to compensation expense as the plan participants become vested in those shares. Compensation expense in connection with the MRP was $59,116 and $66,383 in 1999 and 1998, respectively. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

     The following table summarizes information about the management recognition plan at December 31:
                                                             1999         1998
                                                          -------      -------

               Outstanding shares at beginning of year       5,197        7,796
               Vested and paid shares                    (   2,577)   (   2,599)
                                                          --------     --------
               Outstanding shares at end of year             2,620        5,197
                                                          ========     ========

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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

     b. Stock-based Compensation Plans (Continued)
        ------------------------------

          In accordance with the stock option plans a total of 57,838 shares of unissued common stock are reserved for issuance pursuant to incentive stock options. The number of shares reserved for the option plans did not change in 1999.

          The Company's 1995 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 44,519 shares of the Company's common stock. All options granted have 10 year terms and vest ratably over their respective terms.

          A summary of the Corporation's stock option activity, and related information for the year ended December 31 is as follows:


                                                1999                         1998
                              -----------------------------     ---------------------------
                                          Weighted-Average                Weighted-Average
                               Shares      Exercise Price       Shares       Exercise Price
                              --------    -----------------     --------  -----------------
        Outstanding at
          beginning of year     33,047         $  11.07           43,092         $  9.86
        Granted                  3,852            11.00
        Exercised              ( 9,271)       (   10.70)         (10,045)       (   5.85)
                                ------         --------           ------         -------
        Outstanding at
          end of year           27,628         $  10.34           33,047         $ 11.07
                                ======         ========           ======         =======

        Options exercisable
          at year end           18,106                            20,204
                                ======                            =======

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

     b. Stock-based Compensation Plans (Continued)
        ------------------------------

          The per share weighted average fair value of stock options granted during 1999 and 1998 was $6.75 and $6.60, respectively, on the date of the grants using the Black Scholes option-pricing model as a valuation technique with the following average assumptions: 3% expected dividend yield, 5.9 and 6.2 risk-free interest rate, and expected life, 7.25 years and 8.25 years; and expected volatility, 21% and 20% respectively.

          For financial statement purposes, the Corporation measures the compensation costs of its stock option plans under Accounting Principles Board (APB) Opinion No. 25 whereby, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Corporation's common stock. Had the Corporation determined cost based on the fair value at the grant date for its stock options under FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share for the years ended December 31, 1999 and 1998 would have been reduced to the proforma amounts indicated below.



                                                Earnings per Share
                                             ----------------------
                            Net income        Basic       Diluted
                            ----------       ------      ----------
     December 31, 1999
        As reported          $ 670,238        $ 1.14      $ 1.12
        Pro forma              665,518          1.13        1.12

     December 31, 1998
        As reported          $ 589,050        $ 1.03      $ 1.02
        Pro forma              577,783          1.01        1.00


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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



14.  OFFICER, DIRECTOR, AND EMPLOYEE PLANS (Continued)

     c. Retirement Plan for Non-Employee Directors -- Effective January 1, 1995
        ------------------------------------------
          the Corporation adopted a Retirement Plan for Non-Employee Directors. Under this plan, each participating director would receive monthly benefits for the ten-year period following termination of service on the Board, in an amount equal to the product of his or her "Benefit Percentage," his or her "Vested Percentage," and $500. A director's "Benefit Percentage" is based on his or her overall years of service on the Board of Directors of the Corporation, and increases in increments of 20% from 0% for less than five years of service, to 20% for five to nine years of service, to 40% for 10 to 14 years of service, to 60% for 15 to 19 years of service, to 80% for 20 to 24 years of service, and to 100% for 25 or more years of service.

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

          The Directors' Plan is unfunded. All benefits will be paid from the Corporation's general assets. The Corporation recognizes annual compensation expense as the benefits become vested. The amount of compensation expense incurred by the Corporation in connection with the plan for the years ended December 31, 1999 and 1998 was $42,000 per year.

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



15.  PENSION PLANS

     The Corporation has established a defined contribution 401(k) profit sharing plan for the benefit of its employees and the employees of Cecil and Columbian, effective January 15, 1999. The plan covers all full-time employees who meet certain eligibility requirements as to age and length of service. Contributions to the 401(k) section of the plan are based on the amounts contributed by employees. The employees may contribute a percentage of their annual compensation with contributions limited to $10,000 for the 1999 plan year. The Corporation makes a discretionary matching contribution equal to a uniform percentage of the amount of the employees' contribution. In applying the matching contribution, only employee salary reductions up to 2% will be considered. The Corporation may also make a discretionary contribution to the plan as determined by the Board of Directors. For the year ended December 31, 1999, there were no employer contributions to the plan.

     The Corporation had a defined contribution pension plan covering all full-time employees who met certain eligibility requirements as to age and length of service. The plan was funded by annual employer contributions determined at the rate of 10% of compensation of eligible employees. Pension costs charged to operations in 1999 and 1998 amount to $56,051 and $56,145, respectively. This plan was merged into the 401(k) profit sharing plan effective January 15, 2000.

     Columbian had in effect a profit sharing plan for full-time employees who have completed one full year of service. The Plan allows for annual contributions of up to 15% of its payroll. The Plan does not provide for employee contributions. Each participant in the plan becomes fully vested after five consecutive years of service under the Plan and upon retirement receives the contributions on behalf of the participant and the earnings thereon. Contributions charged to operations in 1999 and in 1998 amounted to $23,000 and $4,750, respectively. Columbian's plan was terminated effective December 31, 1999.


16.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is party to financial instruments with off-balance-sheet risk.

     The following commitments are outstanding as of December 31:


                                                 1999          1998
                                             -----------   -----------

          Unfunded lines of credit           $ 3,300,000   $ 3,397,707
          Loan commitments                     3,966,300     3,263,200
                                             -----------   -----------
                                             $ 7,266,300   $ 6,660,907
                                             ===========   ===========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



16.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

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


17.  EARNINGS PER SHARE

     During 1999 and 1998, options to acquire 18,106 and 20,204 shares, respectively of the Corporation's stock were vested and exercisable (see
        Note 14). The options expire through May 2006.

     Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares of common stock outstanding was 586,696 and 570,395 in 1999 and 1998, respectively.

     Diluted earnings per common share were determined on the assumption that the options were exercised on the date they became vested. The number of common shares was increased by the number of shares issuable on the exercise options when the market price of the common stock exceeds the exercise price of the options. This increase in the number of common shares was reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options; those purchases were assumed to have been made at the average price of $24.50 and $23.50 at December 31, 1999 and 1998, respectively. The weighted average number of shares of common stock outstanding for computation of diluted earnings per common share was 596,312 and 578,938 in 1999 and 1998, respectively.

     The following table is a reconciliation of the numerators and denominators of basic and diluted earnings per share computations for the years ended December 31:

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



17.  EARNINGS PER SHARE (Continued)

                                                   1999
                                 ----------------------------------------
                                   Income        Shares       Per-Share
                                 (Numerator)  (Denominator)     Amount
                                 ----------------------------------------
Basic EPS
   Net income                     $ 670,238       586,696       $ 1.14

Effect of dilutive securities
   Stock options                                    9,616      (   .02)
                                 ----------       -------       ------

Diluted EPS
   Net income                     $ 670,238       596,312       $ 1.12
                                 ==========       =======       ======



                                                  1998
                                 ---------------------------------------
                                   Income        Shares       Per-Share
                                 (Numerator)  (Denominator)     Amount
                                 ---------------------------------------

Basic EPS
   Net income                     $ 589,050       570,395       $ 1.03

Effect of dilutive securities
   Stock options                                    8,543      (   .01)
                                 ----------       -------       ------

Diluted EPS
   Net income                     $ 589,050       578,938       $ 1.02
                                 ==========       =======       ======


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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



18.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     The estimated fair values of financial instruments at December 31, 1999 are as follows:

                                                                Estimated
                                                    Carrying        Fair
                                                      Value         Value
                                                  ------------  ------------
     Financial assets
        Cash and cash equivalents                 $  6,032,081  $  6,032,081
        Investment securities
          Held to maturity                           5,479,757     5,202,851
          Available for sale                         1,328,199     1,328,199
        Mortgage-backed securities
          Held to maturity                           1,071,123     1,049,230
          Available for sale                         1,853,793     1,853,793
        Loans receivable                            92,098,839    91,565,753
        Investment in stock of FHLB                    657,800       657,800
     Financial liabilities
        Savings deposits                           101,217,544   100,774,983
        Employee stock ownership plan debt             192,540       192,540


     The estimated fair values of financial instruments at December 31, 1998 are as follows:

                                                                Estimated
                                                   Carrying        Fair
                                                     Value         Value
                                                  ------------  ------------
     Financial assets
        Cash and cash equivalents                 $ 10,062,190  $ 10,062,190
        Investment securities
          Held to maturity                           4,228,742     4,232,699
          Available for sale                         4,091,843     4,091,843
        Mortgage-backed securities
          Held to maturity                           2,046,983     2,044,194
          Available for sale                           863,260       863,260
        Loans held for sale                          2,515,151     2,581,475
        Loans receivable                            74,545,912    77,002,747
        Investment in stock of FHLB                    672,300       672,300
     Financial liabilities
        Savings deposits                            87,674,802    88,089,804
        Employee stock ownership plan debt             231,048       231,048

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


19.  MERGER

   In September 1998, the Corporation issued 128,132 shares of its common stock for all outstanding common stock of Columbian. Columbian shareholders received 1.7021 shares of the Corporation's common stock for each share of Columbian common stock. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interest. Accordingly, the Corporation's consolidated financial statements were restated for all periods prior to the business combination to include the results of operations, financial position and cash flows of Columbian. No adjustments were necessary to conform Columbian's methods of accounting to the methods used by the Corporation. There were no significant intercompany transactions prior to consummation of the merger. The costs associated with the merger totaled $14,356 and $302,501 in 1999 and 1998, respectively.

   The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized below:

                              Through    Year ended
                             September    December
                              30, 1998    31, 1998
                             ----------  ----------
   Interest income:
      Cecil Bancorp, Inc.    $4,010,179  $5,407,586
      Columbian               1,683,419   2,193,749
                             ----------  ----------

         Combined            $5,693,598  $7,601,335
                             ==========  ==========

   Net income (loss):
      Cecil Bancorp, Inc.    $  322,664  $  501,838
      Columbian                  69,715      87,212
                             ----------  ----------

         Combined            $  392,379  $  589,050
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

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)

20.  BRANCH ACQUISITION

   On September 26, 1999, Cecil acquired two branches of Susquehanna Bank. The acquisition was accounted for as a purchase. The results of operations of the two branches are included in the accompanying consolidated financial statements since the date of acquisition. The total liabilities assumed in the purchase amounted to $22,176,092 and exceeded the assets received by $2,815,669. The excess is being amortized on the straight-line method over ten years. The costs associated with the branch acquisition totaled $80,204 in 1999.


21.  CECIL BANCORP, INC. - HOLDING COMPANY ONLY FINANCIAL INFORMATION

   The following condensed statement of financial position as of December 31, 1999 and 1998 and condensed statements of income and cash flows for the years then ended for Cecil Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.


                       Statements of Financial Condition

                                    Assets

                                                                   December 31,
                                                             ------------------------
                                                                1999         1998
                                                             -----------  -----------
      Cash                                                   $   194,002  $   246,293
      Investment in Subsidiary Banks                          10,596,843   10,016,055
      Deferred taxes                                              12,905       12,114
      Prepaid expenses                                           232,969      149,579
                                                             -----------  -----------

                                                             $11,036,719  $10,424,041
                                                             ===========  ===========

                     Liabilities and Stockholders' Equity

       Other Liabilities                                     $    25,070    $ 134,715
       Employee stock ownership debt                             192,540      231,048
                                                             -----------  -----------
                                                                 217,610      365,763
                                                             -----------  -----------

       Stockholders' Equity
           Common stock, $.01 par value
              Authorized:  4,000,000 shares
              Issued and outstanding: 615,742 shares
                in 1999 and 606,471 shares in 1998                 6,158        6,065
           Additional paid in capital                          5,160,555    4,735,470
       Employee stock ownership debt                            (192,540)    (231,048)
       Deferred Compensation Management
          Recognition Plan                                       (45,383)     (80,676)
       Retained earnings                                       5,890,319    5,628,467
                                                             -----------  -----------
              Total stockholders' equity                      10,819,109   10,058,278
                                                             -----------  -----------

              Total liabilities and stockholders' equity     $11,036,719  $10,424,041
                                                             ===========  ===========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)


21.  CECIL BANCORP, INC. - HOLDING COMPANY ONLY FINANCIAL INFORMATION
(Continued)

                             Statements of Income

                                                      Year ended December 31,
                                                 --------------------------
                                                     1999          1998
                                                 ------------  ------------

    Equity in earnings of Subsidiary Banks         $ 755,788     $ 861,022

    Operating expenses
       Compensation and benefits                      79,349        62,727
       Merger and branch acquisition expenses                      210,003
       Other                                          44,656        31,003
                                                   ---------     ---------
                                                     124,005       303,733
                                                   ---------     ---------

    Net income before income taxes                   631,783       557,289

    Income taxes
       Current                                       (37,664)      (31,603)
       Deferred                                         (791)         (158)
                                                   ---------     ---------
                                                     (38,455)      (31,761)
                                                   ---------     ---------

    Net income                                     $ 670,238     $ 589,050
                                                   =========     =========

                           Statements of Cash Flows


                                                         Year ended December 31,
                                                        --------------------------
                                                            1999          1998
                                                        ------------  ------------

    Cash flows from operating activities
       Cash paid to suppliers and employees               ($  129,875)  ($ 179,611)
       Dividends received from Subsidiary Banks               175,000
                                                           ----------    ---------
    Net cash provided (used) by operating activities           45,125     (179,611)

    Cash flows from financing activities
       Proceeds from sale of common stock                      99,192       58,807
       Unearned ESOP compensation decrease                     38,508       38,508
       Dividends paid                                        (235,116)    (186,081)
       Cash in lieu of fractional share                                     (1,417)
                                                           ----------    ---------

    Net cash used by financing activities                     (97,416)     (90,183)
                                                           ----------    ---------

    Net decrease in cash                                      (52,291)    (269,794)

    Cash
       Beginning of year                                      246,293      516,087
                                                           ----------    ---------

       End of year                                         $  194,002    $ 246,293
                                                           ==========    =========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                    YEARS ENDED DECEMBER 31, 1999 AND 1998
                    --------------------------------------

                                  (Continued)



22.  PRIOR PERIOD ADJUSTMENT

   During 1999, an error in the calculation of certain compensation and benefits expenses related to stock options was discovered. An adjustment has been made in order to reflect the correction of the error. The adjustment resulted in an increase to previously reported net income for the period ended December 31, 1998 of $84,507, net of income tax expense of $43,534. Previously reported earnings per share increased by $.15 a share for the year ended December 31, 1998. The 1998 consolidated statements of financial condition, and related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows have been restated to reflect this adjustment.

                                                               As Previously
                                    As Restated   Adjustment     Reported
                                    ----------------------------------------

   Other liabilities                 $  672,738   $   43,534      $  629,204
   Additional paid in capital         4,735,470     (128,041)      4,863,511
   Retained earnings                  5,628,467       84,507       5,543,960
   Noninterest expense
      Compensation and benefits       1,390,792     (128,041)      1,518,833
   Income taxes
      Current                           595,196       43,534         551,662
   Net income                           589,050       84,507         504,543
   Total comprehensive income           564,512       84,507         480,005
   Earnings per common share and
      common share equivalent              1.03          .15             .88
   Earnings per common share -
      assuming full dilution               1.02          .15             .87

                        MARKET AND DIVIDEND INFORMATION

Trading in the Common Stock

     The Company's common stock is listed over-the-counter through the NASDAQ Bulletin Board, under the symbol "CECB." There were 615,742 shares of the common stock outstanding and approximately 690 holders of record of the common stock (not including shares held in "street name") as of March 6, 2000.

     The following table sets forth certain information for the most recent two fiscal years, and through March 6, 2000, as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated.


                                  High Bid (1)  Low Bid (1)  Dividends Paid
                                  ------------  -----------  --------------
      Fiscal 1998:
        First Quarter                 22.25        22.00         .10
        Second Quarter                20.00        19.50         .10
        Third Quarter                 24.25        24.00         .10
        Fourth Quarter                25.50        23.75         .10

      Fiscal 1999:
        First Quarter                 25.75        25.75         .10
        Second Quarter                25.25        24.75         .10
        Third Quarter                 24.63        24.63         .10
        Fourth Quarter                25.25        25.25         .10

      Fiscal 2000:
        First Quarter (through
          March 6, 2000)              26.00        23.00         .10

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

                              BOARD OF DIRECTORS
                              CECIL BANCORP, INC.
                              -------------------

Benard L. Siegel          Thomas L. Foard         Doris P. Scott           Howard J. Neff
Chairman of the Board     Secretary and Director  Director                 Director

Mary B. Halsey            Donald F. Angert        Howard B. Tome           Robert L. Johnson
President, C.E.O. and     Director                Director                 Director
 Director
                          Charles Sposato         Matthew G. Bathon
                          Director                Director


     CECIL FEDERAL SAVINGS BANK                   COLUMBIAN BANK, A FEDERAL SAVINGS BANK
     --------------------------                   --------------------------------------
Bernard L. Siegel         Doris P. Scott          Donald F. Angert         Kathleen Guzzo
Chairman of the Board     Director                Chairman of the Board    Senior Vice President
                                                  President and Director   and Director

Mary B. Halsey            Howard J. Neff          Robert L. Johnson        Laurie Thoner
President, C.E.O. and     Director                Secretary-Treasurer and  Director
 Director                                         Director

Thomas L. Foard           Howard B. Tome          Wilbur B. Pearce         William K. Brendle
Secretary and Director    Director                Director                 Director

Donald F. Angert          Charles F. Sposato      Arthur L. Gilbert        Mary B. Halsey
Director                  Director                Director                 Director

Matthew G. Bathon
Director



                               OFFICE LOCATIONS

Main Office of Cecil Federal:    Branch Offices of Cecil Federal:       Office of Columbian:
127 North Street                 108 North East Plaza                   303-307 St. John Street
Elkton, Maryland 21921-5547      North East, Maryland 21901             Havre de Grace, Maryland 21078

                                 Big Elk Mall Office
                                 108 Big Elk Mall
                                 Elkton, MD 21921

                              GENERAL INFORMATION

Independent Public Accountants        Annual Meeting                  Annual Report on Form 10-KSB
Simon, Master & Sidlow, P.A.          The 2000 Annual Meeting of      A copy of the Company's Annual
Certified Public Accountants          Stockholders will be held at    Report on Form 10-KSB for the
                                      Bentleys, Elkton, Maryland      fiscal year ended December 31, 1999
General Counsel                       On Wednesday, April 19,         as filed with the Securities and
William B. Calvert, Esq.              2000 at 9:00 a.m.               Exchange Commission will be
101 Courthouse Plaza                                                  furnished without charge to
Elkton, Maryland  21921                                               stockholders as of the record date
                                                                      for the 2000 Annual Meeting upon
Special Counsel                                                       written request to Mary B. Halsey,
Stradley Ronon Housley Kantarian & Bronstein, P.C.                    127 North Street, P.O. Box 568,
1220 19th Street, N.W.  Suite 700                                     Elkton, MD  21922-0568
Washington, D.C.  20036