Form 10KSB, Exhibit 13
period 2000-12-31
CECIL BANCORP INC
filed 2001-04-02
CIK 926865

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                AT DECEMBER 31,                   CHANGE
                                                          --------------------------       --------------------
                                                             2000             1999         AMOUNT      PERCENT
                                                          ---------        ---------       ------      -------
YEAR-END BALANCES
  Total Assets ........................................   $  121,961       $ 114,924       $  7,037      6.12%
  Total Deposits  .....................................       95,913         101,218         -5,305     -5.24%
  Total Loans (Net)  ..................................      102,582          92,099         10,483     11.38%
  Investment Securities ...............................        7,948           9,733         -1,785    -18.34%
  Stockholders' Equity  ...............................       11,416          10,706            710      6.63%

INCOME STATEMENT
 Operating Income  ....................................        9,936           8,192          1,744     21.29%
 Operating Expense  ...................................        9,217           7,522          1,695     22.53%
 Net Income  ..........................................          719             670             49      7.31%

PER SHARE DATA
 Shares Outstanding....................................      621,488         615,742          5,746       .93%
 Net Income Per Common Share - Basic...................   $     1.20       $    1.14       $   0.06      5.26%
 Cash Dividends Declared...............................   $      .40       $     .40       $   0.00       .00%
 Stockholders' Equity..................................   $    18.37       $   17.39       $    .98      5.64%

RATIOS
 Return on Average Assets..............................          .59%            .63%
 Return on Average Equity..............................         6.48%           6.40%
 Loans/Total Assets....................................        84.11%          80.14%
 Stockholders' Equity/Total Assets.....................         9.36%           9.32%
 Allowance for Loan Losses/Loans.......................          .41%            .47%
 Net Interest Margin...................................         3.89%           3.66%


                   [FOUR HORIZONTAL BAR GRAPHS APPEAR BELOW]


TOTAL ASSETS (IN MILLIONS)                   TOTAL NET LOANS (IN MILLIONS)

2000       $122.0                             2000          $102.6
1999       $115.0                             1999          $ 92.2
1998       $101.2                             1998          $ 77.2
1997       $ 63.7                             1997          $ 54.7
1996       $ 60.2                             1996          $ 51.5
1995       $ 54.0                             1995          $ 47.2


RETURN ON AVERAGE EQUITY                     EARNINGS PER SHARE

2000         6.48%                            2000          $ 1.20
1999         6.40%                            1999          $ 1.14
1998         6.00%                            1998          $ 1.03
1997         7.88%                            1997          $ 1.29
1996         4.50%                            1996          $ 0.72
1995         4.53%                            1995          $ 0.72

[PICTURES OMITTED]                    (Left to right)

                                      BRIAN J. HALE
                                      Sr. Vice President and C.O.O.
                                      Cecil Federal Savings Bank

                                      MARY B. HALSEY
                                      President and C.E.O
                                      Cecil Bancorp, Inc.

                                      TAYLOR F. CAMERON
                                      Vice President
                                      Cecil Bancorp, Inc.


(Left to right)                       [PICTURES OMITTED]

         CHARLES F. SPOSATO
                   Chairman
        Cecil Bancorp, Inc.

                JOSEPH PIRI
Local Real Estate Developer




[PICTURES OMITTED]                    (Left to right)

                                      THOMAS W. LOFLAND
                                      President and C.E.O.
                                      Columbian Bank

                                      DONALD F. ANGERT
                                      Chairman
                                      Columbian Bank

To Our Stockholders:

     On behalf of the directors, officers and employees of Cecil Bancorp, Inc., and its wholly-owned subsidiaries, Cecil Federal Savings Bank and Columbian Bank, A Federal Savings Bank, we are pleased to deliver to you our 2000 annual report. We welcome this opportunity to report on our financial results and other achievements for the past year, as well as share our plans for the current year.

     Let us first celebrate the outstanding achievements of two important members of our family, and offer them our best wishes in their retirement. Mr. Bernard L. Siegel, founding director and past chairman of the board, and Mrs. Edith L. Racine, Assistant Vice President with 40 years of service to the company.

     On March 13, 2001, the Company announced that it would merge Columbian Bank, A Federal Savings Bank into Cecil Federal Savings Bank. The two Columbian branches will operate as a separate division of Cecil Federal Savings Bank, and Columbian customers will thereby gain the convenience of banking at all five branches of the "new" merged Cecil Federal. Columbian customers will also see a significant increase in the banking services and products available to them including voice banking and internet banking. Cecil Federal's customers will benefit from the use of Columbian's two branches in Havre de Grace. For our Company, the merger is expected to result in increased efficiencies and reduced expenses and provide marketing advantages which are not attainable under the current structure. This merger represents a continuation of our effort to improve the services offered to our customers by integrating our existing branch network, and is also expected to benefit our net income in future periods. We are looking forward to offering the services of Cecil Federal to our long-time Columbian Bank customers.

     We always strive to consider opportunities that will enhance growth, earnings and long term shareholder value. In terms of product expansion, our retail marketing efforts will be principally devoted to increasing our core relationship accounts. We plan to introduce online banking later this year.

     The management and Board of Directors wish to thank you for your business, support and confidence in Cecil Bancorp, Inc. We are working hard to continually improve our organization and to offer the best possible return to our shareholders. We encourage you to recommend Cecil Federal and Columbian Bank to your friends, neighbors and associates. We pledge our continuing time and energy toward future growth, success and profitability. We are there when you need us.





Sincerely,

/s/ Charles F. Sposato

Charles F. Sposato
Chairman of the Board

/s/ Mary Beyer Halsey

Mary Beyer Halsey
President and Chief Executive Officer

                                [PICTURE OMITTED]





         Cecil Federal Savings Bank opened its doors in October of 1959. Mr. Bernard Siegel and a group of local business leaders felt there was a need for a local community bank, a financial organization that is responsive to the needs of the community, where the directors and employees live, work and make decisions locally.

         Cecil Federal Savings Bank has continued to grow and change. Throughout the past 42 years it has remained a locally owned and independent financial institution. Even though Mr. Siegel resigned as Chairman of the Board of Directors in August of 2000, he remains an active and very important component of our family. It is a distinct honor for our Cecil Bancorp family to express our gratitude and respect to Mr. Siegel for his 42 years of stewardship and dedication. We wish him well in his future endeavors.

NATURE OF THE BUSINESS

         Cecil Bancorp, Inc. (the "Company") is a Maryland business corporation that is a two-bank holding company with headquarters in Elkton, Maryland. Cecil Federal Savings Bank and Columbian Bank, F.S.B. are the corporation's two wholly-owned subsidiaries. Cecil Federal commenced operations in 1959 as a Federal mutual savings and loan association. It converted to a federal mutual savings bank in January 1993 and, effective November 10, 1994, converted from mutual to stock form. Columbian Bank, F.S.B. was originally chartered by the State of Maryland in 1893. In January 1989, Columbian converted to a federally insured, state chartered stock institution. On September 26, 1990, Columbian became a federally chartered stock savings bank. Together, Cecil Federal and Columbian are referred to herein as the "Banks".

         The Company's full service banking services are conducted through its two subsidiaries, which together operate five full service branch offices throughout Cecil and Harford Counties. Cecil Federal has two wholly-owned subsidiaries, Cecil Financial Services Corporation and Cecil Service Corporation. Cecil Service Corporation's primary business is acting as leasing agent for the Company's leased space, and Cecil Financial Services Corporation's primary business is the operation, through a partnership with UVEST Investment Services, of a full range of brokerage and investment services. To a lesser extent, Cecil Financial Services offers Nationwide property -casualty and auto insurance through a partnership with The Winstead Agency. Cecil Bancorp, Inc.'s income is derived primarily from the operations of the subsidiary banks.

         On March 13, 2001 the Company announced that an application has been filed with the Office of Thrift Supervision, the Bank's primary regulatory agency, to merge its Columbian Bank subsidiary into Cecil Federal Savings Bank. The two Columbian branches will operate as "Columbian Bank, a division of Cecil Federal Savings Bank. The merger represents a continuation of our effort to improve the services offered to our customers by integrating our existing branch network. The merger is expected to result in increased efficiency and reduced expenses and provide certain marketing advantages which are not attainable under the current structure.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

         Cecil Bancorp, Inc. conducts no business other than holding the stock of Cecil Federal Savings Bank and Columbian Bank, F.S.B. As community banks, the Banks' profitability depends primarily upon their levels of net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Banks' operations are also affected by their provision for loan losses, non-interest income, and non-interest expenses.

         The following discussion and analysis is intended to provide more comprehensive information about the major components of the Company's results of operations and financial condition, liquidity and capital resources than could be obtained from reading the financial statements alone.

RESULTS OF OPERATIONS

NET INCOME. Net income increased $49,075, or 7.3% to $719,313 for the year ended December 31, 2000 from $670,238 for the same period in 1999. The increase was primarily driven by continued growth in total revenues, combining traditional balance sheet growth with an expanding base of fee revenue generating products and services. The annualized return on average assets and annualized return on average equity were 0.59% and 6.48% respectively, for the year ended December 31, 2000. This compares to an annualized return on average assets and the annualized return on average equity of 0.63% and 6.40%, respectively for the same period in 1999.

NET INTEREST INCOME. Net interest income, the Company's primary source of income, is the difference between total interest income and total interest expense. The amount of net interest income is determined by the volume of interest-earning assets, the level of rates earned on those assets, and the volume and cost of funding mechanisms. Net interest income increased $707,013, or 18.7% to $4,487,745 for the year ended December 31, 2000 from $3,780,732 for the year ended December 31, 1999. This increase is primarily due to a significant increase in the volume of interest-bearing assets and liabilities between the two years. The difference between rates earned on interest-earning assets and the cost of supporting funds is measured by the net interest margin. Average earning assets were $115,400,961 and $100,457,039 for 2000 and 1999, respectively. The net interest margin increased to 3.89% for the year ended December 31, 2000, from 3.66% for the year ended December 31, 1999. The increase in the net interest margin is primarily due to changes in the mix of interest-earning assets as the Company was able to deploy some lower yielding funds to fund higher yielding loan demand.

Interest income increased 20.4% in 2000 to $9,363,055, from $7,775,225 earned in 1999. This increase is primarily due to the significant increase in the loan portfolio. The weighted average yield on all interest earning assets increased from 7.64% for the year ended December 31, 1999 to 8.11% for the year ended December 31, 2000.

Interest expense increased 22.1% in 2000 to $4,875,310, from $3,994,493 paid in 1999. This increase is primarily due to an increase in interest bearing liabilities. The weighted average rate paid on interest bearing liabilities increased from 4.25% for the year ended December 31, 1999 to 4.42% for the year ended December 31, 2000. The average balance of deposits outstanding increased in volume and had a slight increase in the weighted average yield. The average balance of Federal Home Loan Bank Advances increased significantly, although the average cost decreased slightly.

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

                                                              YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------------------------------
                                                    2000                                  1999
                                       -------------------------------       --------------------------------
                                                               AVERAGE                                AVERAGE
                                       AVERAGE                 YIELD/        AVERAGE                  YIELD/
                                       BALANCE    INTEREST      COST         BALANCE    INTEREST       COST
                                       -------    --------     -------       -------    --------      -------
                                                                 (DOLLARS IN THOUSANDS)
  Interest-earning assets:
     Loans receivables ............   $ 101,570    $  8,528     8.40%      $  84,003      6,716        7.99%
     Investment securities.........       9,258         515     5.56          10,374        532        5.13
     Federal Home Loan Bank Stock..         827          63     7.62             654         49        7.49
     Other interest-earning assets.       3,746         257     6.86           5,426        375        6.91
                                      ---------    --------                 --------    -------
       Total interest-earning assets    115,401       9,363     8.11         100,457      7,672        7.64
                                                   --------                             -------
  Noninterest-earning assets.......       6,746                                6,080
                                      ---------                             --------
       Total assets................   $ 122,147                            $ 106,537
                                      =========                            =========

  Interest-bearing liabilities:
    Advances from FHLB.............   $  12,244         705     5.76           2,715        166        6.11
    Deposits.......................      97,149       4,162     4.28          90,329      3,820        4.23
    Advances from borrowers for
      taxes and insurance..........         886           8      .90             885          9        1.02
                                      ---------    --------                ---------    -------
       Total interest-bearing
         liabilities...............     110,279       4,875     4.42          93,929      3,995        4.25
                                                   --------                             -------
  Non-interest-bearing liabilities.         762                                2,137
                                      ---------                            ---------
       Total liabilities...........     111,041                               96,066
  Retained earnings................      11,106                               10,471
                                      ---------                            ---------
       Total liabilities and
         retained earnings.........   $ 122,147                            $ 106,537
                                      =========                            =========
  Net interest income..............                $  4,488                             $ 3,677
                                                   ========                             =======
  Interest rate spread.............                             3.69%                                  3.39%
                                                              ======                                 ======
  Net yield on interest-earning
    assets.........................                             3.89%                                  3.66%
                                                              ======                                 ======
  Ratio of average interest-earning
    assets to average interest-
    bearing liabilities............                           104.64%                                106.95%
                                                              ======                                 ======


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

                                                                  YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------
                                                       2000                  VS.                 1999
                                                 -----------------------------------------------------------
                                                                    INCREASE (DECREASE)
                                                 -----------------------------------------------------------
                                                                                     RATE/
                                                   VOLUME            RATE            VOLUME           TOTAL
                                                 ----------        -------          ---------      ---------
                                                                       (IN THOUSANDS)
  Interest income:
    Loans receivable........................     $    1,404        $   337          $      71        $ 1,812
    Investment securities...................            -57             45                 -5            -17
    Mortgage-backed securities..............             13              1                  0             14
    Other interest-earning assets...........           -116             -3                  1           -118
                                                 ----------        -------          ---------      ---------
       Total interest-earning assets........          1,244            380                 67          1,691

  Interest expense:
    Advances from FHLB......................            583            -10                -34            539

  Deposits..................................            288             50                  4            342
    Advances from borrowers for
      taxes and insurance...................              0             -1                  0             -1
                                                 ----------        -------          ---------      ---------
       Total interest-bearing liabilities...            871             39                -30            880
                                                 ----------        -------          ---------      ---------
  Change in net interest income.............     $      373        $   341          $      97      $     811
                                                 ==========        =======          =========      =========

  PROVISION FOR LOAN LOSSES. Provisions for loan losses increased $180,000, or 144.0% to $305,000 for the year ended December 31, 2000 from $125,000 for the year ended December 31, 1999. The provision was increased in connection with the large volume increase in the loan portfolio. Loan loss reserves are based upon management's consideration of current and anticipated economic conditions which may affect the ability of borrowers to repay loans. Management also reviews individual loans for which the ability to collect may not be reasonably assured and considers, among other matters, the risk inherent in the Banks' loan portfolios, and the estimated net realized value of the underlying collateral. The evaluation process is ongoing and results in variations in the Banks' provisions for loan losses in various periods.

  NON-INTEREST INCOME. Non-interest income increased $156,047, or 37.4% to $573,489 for the year ended December 31, 2000 from $417,442 for the year ended December 31, 1999. Gains on sale of loans decreased $23,971, or 100.0% to $0 for the year ended December 31, 2000 from $23,971 for the year ended December 31, 1999. The decrease was attributable to the bank holding all loans in portfolio and not selling loans in the secondary mortgage market. Checking account fees increased $$79,890, or 39.6% from $201,898 for the year ended December 31, 1999 to $281,788 for the year ended December 31, 2000. Commission income on alternative investment products increased $38,446, or 50.1% to $115,233 for the year ended December 31, 2000 from $76,787 for the year ended December 31, 1999. Other fees increased $34,624 or 60.0% to $92,319 for the year ended December 31, 2000 from $57,695 for the year ended December 31, 1999.

  NON-INTEREST EXPENSE. Non-interest expense increased $641,470, or 21.9% to $3,569,568 for the year ended December 31, 2000 from $2,928,098 for the year ended December 31, 1999. The Company experienced an increase in compensation and benefits of $234,580, or 15.6% to $1,739,472 for the year ended December 31, 2000 from $1,504,892 for the year ended December 31, 1999. The increase can be attributable to increased personnel to staff new branches and annual merit increases. Occupancy expense increased $58,661, or 40.8% to $202,505 for the year ended December 31, 2000 from $143,844 for the year ended December 31, 1999. This was primarily attributable to the new branches. Equipment and data processing expense increased $111,555, or 33.1% to $448,349 for the year ended December 31, 2000 from $336,794 for the year ended December 31, 1999. The increase can be attributed to expenses related to system updates and the equipment expenses related to the building of our new Route 40 Havre de Grace branch. The Company's SAIF premium decreased $14,705, or 17.2% to $70,633 for the year ended December 31, 2000 as compared to $85,338 for the year ended December 31, 1999.
Non-interest expense was also increased by the amortization of goodwill associated with the purchase of the two Susquehanna Bancshares branches in the amount of $281,567 for the year ended December 31, 2000 in comparison to $70,391 for the year ended December 31, 1999. The increase is due to one full year's amortization of goodwill for the year ended December 31, 2000 compared to only three month's amortization of goodwill for the year ended December 31, 1999.
Other expenses increased $134,763, or 19.5% to $827,042 for the year ended December 31, 2000 from $692,279 for the year ended December 31, 1999. The increase is attributable to a increase in legal fees, stationery & office supplies, postage, ATM expense and organizational dues and subscriptions

INCOME TAXES. Income tax expense for the year ended December 31, 2000 and December 31, 1999 was $467,353 and $474,838, respectively, which equates to effective rates of 39.4% and 41.5%, respectively.

FINANCIAL CONDITION

     The Company's financial condition is measured in terms of its assets and liability composition, asset quality, capital resources, and liquidity. The growth and composition of assets and liabilities during 2000 and 1999 reflected generally stable economic conditions and the Company's overall business strategy to deploy funds acquired from the purchase of two Susquehanna Bank branches.

     Total assets were $121,960,700 and $114,923,855 at December 31, 2000 and 1999, respectively. The increase in total assets of $7,036,845, or 6.1% was primarily attributable to an increase in loans. While loans outstanding increased at a fast pace, savings deposits decreased $5,304,157, or 5.2%. As a result, alternative funding methods were put into place, borrowing from the Federal Home Loan Bank of Atlanta. Stockholder's equity increased by $709,826 or 6.6%. This was solely attributable to an increase in retained earnings.


ASSETS

CASH AND INTEREST BEARING CASH. Cash and interest earning cash decreased $2,101,474 or 35.1% to $3,880,606 at December 31, 2000 from $5,982,081 at
December 31, 1999. This was the direct result of funding lending activity and a decrease in savings deposits.

LOAN PORTFOLIO. Total net loans were $102,581,572 and $92,098,839 as of December 31, 2000 and 1999. Strong housing starts and development loans led the way for our record origination year. The Company's business development activities were key factors in the growth of the loan portfolio during those periods. Virtually all the Company's business activity is with customers located in the Cecil and Harford County areas. Management allocated $305,000 for the provision of loan losses for the year ended December 31, 2000 as compared to $125,000 for the year ended December 31, 1999. The increase was necessary due to the increase in balances outstanding in the net loan portfolio.

INVESTMENT SECURITIES. Investment securities represent the second largest component of earning assets. On December 31, 2000 and 1999 investments held to maturity totaled $5,335,289 and $6,550,880, respectively. The decrease reflects the Banks' cash requirements needed to fund new loans during the year.

PROPERTY AND EQUIPMENT. Property and Equipment increased $493,140, or 24.5% to $2,501,931 at December 31, 2000 from $2,008,791 at December 31, 1999. The increase is a result of the opening of Columbian Bank's new Route 40 branch location in Havre de Grace, Maryland.

LIABILITIES

     During 2000 and 1999, the Company relied on deposits, FHLB borrowings and excess liquidity to fund its earning assets.

DEPOSITS. Total deposits decreased $5,304,157 or 5.2% to $95,913,387 at December 31 2000 from $101,217,544 at December 31, 1999. The outflow of deposits was primarily a result of conservative pricing policies during a rate climbing cycle, in order to minimize an increase in cost of funds.

DEBT. At December 31, 2000 and 1999, the Company had outstanding advances with the Federal Home Loan Bank of Atlanta for $13,250,000 and $1,500,000, respectively. The increase was a result of increased loan activity and decreased savings deposits.

CAPITAL RESOURCES

     Total  stockholders'   equity  for  2000  and  1999,  was  $11,416,286  and
$10,706,460. At December 31, 2000, both banks had capital ratios that exceeded the federal regulatory minimum requirements for "well capitalized" banks.

ASSET AND LIABILITY MANAGEMENT

     Asset/liability management functions to maximize profitability within established guidelines for interest rate risk, liquidity, and capital adequacy. Measurement and monitoring of liquidity, interest rate risk, and capital adequacy are performed centrally through the Asset/Liability Management Committee, and reported under guidelines established by management, the Board of Directors and regulators. Oversight of this process is provided by the Board of Directors.

     The Company's principal sources of funds are deposits, short-term borrowings and capital. Core deposits less certificates of deposits in the amount of $100,000 or more are one of the Company's most stable sources of liquidity. In addition, the Banks have a line of credit with the Federal Home Loan Bank of Atlanta and have the ability to take advantage of various funding programs available from that resource.

ECONOMIC AND MARKET CONDITIONS. The Banks' results of operations are influenced by the changes in the economic conditions prevailing in the market area and the general economy. The Banks concentrate on the traditional thrift activities, continuing to emphasize one-to-four family residential lending within its market area. The Banks' philosophy for funding loans is to rely on deposits from its local market area rather than borrowing from outside sources, although the Banks do borrow funds as required to fund lending needs.

During 2000, stable economic conditions prevailed in the Banks' market areas. Federal Reserve fiscal policy was volatile during the year, allowing an increase in short term interest rates. Demand for fixed-rate mortgages were constant, although refinances were down. As the Banks expanded their outreach program, demand for small business and home equity loans increased.

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

IMPACT OF ACCOUNTING PRONOUNCEMENTS

Accounting for Derivative Instruments and Hedging Activities
------------------------------------------------------------

Statement of Financial Accounting Standard ("SFAS"), Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FAS Statement No. 133, requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The Company plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. These statements should not have a material impact on the Company's results of operations.


Accounting for Transfers and Servicing of Financial  Assets and  Extinguishments
--------------------------------------------------------------------------------
of Liabilities
--------------

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000 and replaces SFAS No. 125. The guidance in SFAS No. 140, while not changing most of the guidance originally issued in SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures related to transferred assets.

Certain provisions of the statement related to the recognition, reclassification and disclosure of collateral, as well as the disclosure of securitization transactions, became effective for the Company for 2000 year-end reporting. Other provisions related to the transfer and servicing of financial assets and extinguishments of liabilities are effective for transactions occurring after March 31, 2001.

Based on current circumstances and after consideration of planned revisions to existing securitization agreements to conform them to the requirements of SFAS No. 140, management believes the application of the new rules will not have a material impact on the Company's results of operations, financial position or liquidity.

CECIL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2000 AND 1999

  ASSETS                                                                   2000                 1999
                                                                           ----                 ----

   Cash and due from banks                                            $   1,530,547         $  2,328,170
   Interest bearing deposits with banks                                   2,350,059            3,653,911
   Federal funds sold                                                            --               50,000
   Investment securities:
     Securities held-to-maturity (fair value of $5,295,467
     in 2000 and $6,252,081 in 1999)                                      5,335,289            6,550,880
   Securities available-for-sale at fair value                            2,612,882            3,181,992

   Loans receivable, net                                                102,581,572           92,098,839
   Property and equipment - net                                           2,501,931            2,008,791
   Real estate owned                                                        254,994              371,178
   Stock in Federal Home Loan Bank of Atlanta - at cost                     905,000              657,800
   Accrued interest receivable                                              824,683              618,702
   Goodwill, net                                                          2,463,711            2,745,278
   Other assets                                                             600,032              658,314
                                                                       ------------         ------------
       TOTAL ASSETS                                                    $121,960,700         $114,923,855
                                                                       ============         ============

  LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES:
   Savings deposits                                                    $ 95,913,387         $101,217,544
   Advance payments by borrowers for property
     taxes and insurance                                                    681,853              777,509
   Employee stock ownership plan debt                                       154,032              192,540
   Other liabilities                                                        545,142              529,802
   Advances from Federal Home Loan Bank of Atlanta                       13,250,000            1,500,000
                                                                       ------------         ------------

       Total liabilities                                                110,544,414          104,217,395
                                                                       ------------         ------------

  STOCKHOLDERS' EQUITY:
   Common  stock,  $.01 par  value;  authorized  4,000,000
     shares,  issued  and outstanding 621,488 shares in
     2000 and 615,742 shares in 1999                                          6,215                6,158
   Additional paid in capital                                             5,046,082            4,898,025
   Employee stock ownership plan debt                                      (154,032)            (192,540)
   Deferred compensation - Management Recognition Plan                      (22,565)             (45,383)
   Retained earnings                                                      6,543,202            6,063,589
   Accumulated other comprehensive loss, net                                 (2,616)             (23,389)
                                                                       ------------         -------------

       Total stockholders' equity                                        11,416,286           10,706,460
                                                                       ------------         ------------

       TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY                                                        $121,960,700         $114,923,855
                                                                       ============         ============

Refer to the Cecil Bancorp, Inc. audited consolidated financial statements for a complete set of consolidated financial statements and related footnotes.

CECIL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                           2000                 1999
                                                                           ----                 ----
  INTEREST INCOME:
   Interest and fees on loans                                            $8,528,703           $6,769,717
   Interest on investment securities                                        515,080              532,116
   Dividends on Federal Home Loan Bank stock                                 62,526               49,604
   Other interest-earning assets                                            256,746              423,788
                                                                         ----------           ----------

         Total interest income                                            9,363,055            7,775,225
                                                                         ----------           ----------

  INTEREST EXPENSE:
   Interest expense on deposits                                           4,170,035            3,828,321
   Interest expense on FHLB advances                                        705,275              166,172
                                                                         ----------           ----------

         Total interest expense                                           4,875,310            3,994,493
                                                                         ----------           ----------

  NET INTEREST INCOME                                                     4,487,745            3,780,732

  PROVISION FOR LOAN LOSSES                                                 305,000              125,000
                                                                         ----------           ----------

  NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                        4,182,745            3,655,732
                                                                         ----------           ----------

  NONINTEREST INCOME:
   Checking account fees                                                    281,788              201,898
   ATM fees                                                                  84,149               57,091
   Gain on sale of loans                                                         --               23,971
   Commission income                                                        115,233               76,787
   Other                                                                     92,319               57,695
                                                                         ----------           ----------

         Total noninterest income                                           573,489              417,442
                                                                         ----------           ----------

  NONINTEREST EXPENSE:
   Salaries and employee benefits                                         1,739,472            1,504,892
   Occupancy expense                                                        202,505              143,844
   Equipment and data processing expense                                    448,349              336,794
   SAIF deposit insurance premium                                            70,633               85,338
   Branch acquisition expense                                                    --               94,560
   Goodwill amortization                                                    281,567               70,391
   Other                                                                    827,042              692,279
                                                                         ----------           ----------

         Total noninterest expense                                        3,569,568            2,928,098
                                                                         ----------           ----------

  INCOME BEFORE INCOME TAXES                                              1,186,666            1,145,076

  INCOME TAX EXPENSE                                                        467,353              474,838
                                                                         ----------           ----------

  NET INCOME                                                             $  719,313           $  670,238
                                                                         ==========           ==========

  Basic net income per common share                                           $1.20                $1.14
                                                                              =====                =====

  Diluted net income per common share                                         $1.18                $1.12
                                                                              =====                =====

Refer to the Cecil Bancorp, Inc. audited consolidated financial statements for a complete set of consolidated financial statements and related footnotes.

CECIL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS'  EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                 Deferred
                                                                     Employee   Compensation-             Accumulated
                                                       Additional      Stock     Management                 Other         Total
                                            Common      Paid-in      Ownership  Recognition   Retained  Comprehensive  Stockholders'
                                            Stock       Capital        Plan        Plan       Earnings   Income (Loss)   Equity
                                            ------     ----------    ---------  -----------   --------  -------------- ------------
  BALANCES AT JANUARY 1, 1999               $6,065    $4,735,470    $(231,048)  $(80,676)    $5,628,467    $ 15,924    $10,074,202

   Comprehensive income:
     Net income                               -             -            -          -           670,238        -           670,238
     Other comprehensive loss, net of
       related income tax effect              -             -            -          -              -        (39,313)       (39,313)
                                                                                                                       -----------
         Total comprehensive income           -             -            -          -              -           -           630,925
   Cash dividends paid                        -             -            -          -          (235,116)       -          (235,116)
   Repayment of ESOP debt                     -             -          38,508       -              -           -            38,508
   Release of ESOP shares                     -           38,508         -          -              -           -            38,508
   Deferred compensation amortization         -             -            -        35,293           -           -            35,293
   Stock options exercised                      93        99,099         -          -              -           -            99,192
   Release of vested MRP shares               -           24,948         -          -              -           -            24,948
                                            ------    ----------    ---------   --------     ----------    --------    -----------

  BALANCES AT DECEMBER 31, 1999              6,158     4,898,025     (192,540)   (45,383)     6,063,589     (23,389)    10,706,460

   Comprehensive income:
     Net income                               -            -             -          -           719,313        -           719,313
     Other comprehensive income, net of
       related income tax effect              -            -             -          -              -         20,773         20,773
                                                                                                                       -----------
         Total comprehensive income           -            -             -          -              -           -           740,086
   Cash dividends paid                        -            -             -          -          (239,700)       -          (239,700)
   Repayment of ESOP debt                     -            -           38,508       -              -           -            38,508
   Release of ESOP shares                     -           38,508         -          -              -           -            38,508
   Deferred compensation amortization         -            -             -        37,352           -           -            37,352
   Funding of Management Recognition Plan     -            -             -       (14,534)          -           -           (14,534)
   Stock purchased by dividend
     reinvestment plan                          37        71,133         -          -              -           -            71,170
   Stock options exercised                      20        21,980         -          -              -           -            22,000
   Release of vested MRP shares               -           16,436         -          -              -           -            16,436
                                            ------    ----------    ---------   --------     ----------    --------    -----------

  BALANCES AT DECEMBER 31, 2000             $6,215    $5,046,082    $(154,032)  $(22,565)    $6,543,202    $ (2,616)   $11,416,286
                                            ======    ==========    =========   ========     ==========    ========    ===========

Refer to the Cecil Bancorp, Inc. audited consolidated financial statements for a complete set of consolidated financial statements and related footnotes.

CECIL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                           2000                 1999
                                                                           ----                 ----
  OPERATING ACTIVITIES:
    Adjustments  to  reconcile  net  income to net cash
    provided  by  operating activities:
      Net income                                                       $    719,313         $    670,238
      Depreciation and amortization                                         472,006              231,042
      Provision for loan losses                                             305,000              125,000
      Gain on sale of loans                                                      --              (23,971)
      Deferred income taxes                                                 (43,404)            (117,711)
      Stock dividends received                                              (85,591)            (151,787)
      Distribution from management recognition plan trust                    53,788               60,241
      Origination of loans held for sale                                         --           (3,220,300)
      Proceeds from sales of loans held for sale                                 --            1,149,335
      Net change in:
        Accrued interest receivable and other assets                       (214,409)            (472,207)
        Other liabilities                                                    15,340             (142,936)
                                                                       ------------         ------------

             Net cash provided (used) by operating activities             1,308,851           (1,657,634)
                                                                       ------------         ------------

  CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of investment securities available for sale                         --           (8,086,172)
    Proceeds from maturities, calls and principal payments
      of investment securities held-to-maturity                           1,240,556            8,363,438
    Proceeds from maturities, calls and principal payments
      of investment securities available-for-sale                           675,474            1,287,175
    Proceeds from sale of stock in Federal Home Loan Bank                        --               27,700
    Purchase of stock in Federal Home Loan Bank                            (247,200)             (13,200)
    Net increase in loans                                               (10,887,450)         (12,996,150)
    Proceeds from sales of foreclosed real estate                           214,242               23,425
    Purchase of real estate owned                                                --             (206,861)
    Purchases of property and equipment - net                              (683,579)            (164,568)
                                                                       ------------         ------------

              Net cash used by investing activities                      (9,687,957)         (11,765,213)
                                                                       ------------         ------------

  CASH FLOWS FROM FINANCING ACTIVITIES:
    Net decrease in deposits                                             (5,304,157)          (8,633,350)
    Branch acquisition                                                           --           18,417,620
    Decrease in advance payments by borrowers
      for property taxes and insurance                                      (95,656)             (44,116)
    Proceeds from issuance of common stock                                   93,170               99,192
    Net increase (decrease) in advances from
      Federal Home Loan Bank                                             11,750,000             (250,000)
    Unearned ESOP compensation decrease                                      38,508               38,508
    Funding of management recognition plan                                  (14,534)                  --
    Payments of cash dividends                                             (239,700)            (235,116)
                                                                       ------------         ------------

              Net cash provided by financing activities                   6,227,631            9,392,738
                                                                       ------------         ------------


Refer to the Cecil Bancorp, Inc. audited consolidated financial statements for a complete set of consolidated financial statements and related footnotes.

CECIL BANCORP, INC. AND SUBSIDIARIES

For the Years Ended December 31, 2000 and 1999

                                                                           2000                 1999
                                                                           ----                 ----
  DECREASE IN CASH AND CASH EQUIVALENTS                                 $(2,151,475)         $(4,030,109)

  CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                                                   6,032,081           10,062,190
                                                                        -----------          -----------

  CASH AND CASH EQUIVALENTS
   AT END OF YEAR                                                       $ 3,880,606          $ 6,032,081
                                                                        ===========          ===========


  Supplemental disclosure of cash flows information:
   Cash paid for income taxes                                           $   594,396          $   644,929
   Cash paid for interest                                                 4,875,214            3,994,493

  Supplemental disclosure of noncash investing and financing activities:
   Conversion of loans receivable to real estate owned                      $99,717              $   -
                                                                            =======              =======

  Cash received in branch acquisition:
   Assumption of savings deposits liabilities                             $   -              $22,176,092
   Loans receivable obtained                                                  -                  (71,690)
   Office properties, equipment and leasehold
     improvements obtained                                                    -                 (871,113)
   Goodwill obtained                                                          -               (2,815,669)
                                                                          ---------          -----------

  Net cash received in branch acquisition                                 $   -              $18,417,620
                                                                          =========          ===========


Refer to the Cecil Bancorp, Inc. audited consolidated financial statements for a complete set of consolidated financial statements and related footnotes.

MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK

The Company's common stock is listed over-the-counter through the NASDAQ Bulletin Board, under the symbol "CECB". There were 624,020 shares of the common stock outstanding and approximately 665 holders of record of the common stock (not including shares held in "street name") as of March 19, 2001.

The following table sets forth certain information for the most recent two fiscal years, and through March 19, 2001, as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated.

                                   High Bid (1)      Low Bid (1)       Dividends Paid
                                   --------------------------------------------------
  Fiscal 1999:
  First Quarter                        25.75            25.75              .10
  Second Quarter                       25.25            24.75              .10
  Third Quarter                        24.63            24.63              .10
  Fourth Quarter                       25.25            25.25              .10

  Fiscal 2000:
  First Quarter                        25.25            25.75              .10
  Second Quarter                       22.00            20.00              .10
  Third Quarter                        20.50            17.00              .10
  Fourth Quarter                       19.63            16.63              .10

  Fiscal 2001:
  First Quarter                        20.00            17.00              .10
     (through March 19, 2001)

___________
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


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


Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Banks. Under these regulations, savings institutions such as the Banks are not permitted to pay dividends on their common stock if their regulatory capital is reduced below the amount required for the "liquidation account" or the capital requirements imposed by FIRREA and the OTS. Since the banks meet the fully phased in capital requirements under FIRREA, they may pay a cash dividend on their capital stock as long as the proposed dividend does not exceed the Bank's aggregate net income, less dividends paid, for the two preceding years and the current year-to-date.

                                [PICTURE OMITTED]





                               BOARD OF DIRECTORS

  CECIL BANCORP, INC.

  CHARLES F. SPOSATO                      MARY B. HALSEY                        THOMAS L. FOARD
  Chairman of the Board                   President, C.E.O. and                 Secretary and Director
                                          Director

  DONALD F. ANGERT                        MATTHEW G. BATHON                     ROBERT L. JOHNSON
  Treasurer and Director                  Director                              Director

  HOWARD J. NEFF                          DORIS P. SCOTT                        HOWARD B. TOME
  Director                                Director                              Director



  CECIL FEDERAL SAVINGS BANK                                 COLUMBIAN BANK, FSB
  BOARD OF DIRECTORS                                         BOARD OF DIRECTORS
  ---------------------------                                ----------------------

  CHARLES F. SPOSATO          DONALD F. ANGERT               DONALD F. ANGERT           ARTHUR L. GILBERT
  Chairman                    Treasurer                      Chairman

  MARY B. HALSEY              THOMAS L. FOARD                THOMAS W. LOFLAND          MARY B. HALSEY
  President & C.E.O.          Secretary                      President & C.E.O.

  HOWARD J. NEFF              DORIS P. SCOTT                 ROBERT L. JOHNSON          WILBUR B. PEARCE
  Vice President                                             Secretary-Treasurer

  MATTHEW G. BATHON           HOWARD B. TOME                 WILLIAM K. BRENDLE         CHARLES F. SPOSATO

                                                             LAURIE O. THONER



  CECIL FEDERAL SAVINGS BANK
  ADVISORY BOARD
  ----------------------------

  Brian M. Lockhart           Jeffery A. Williams
  Willard L. Pinder           Peter J. Wood
  Nancy R. Simpers            Thomas L. Vaughn, Sr.

                                    OFFICERS

  CECIL BANCORP, INC.
--------------------------------------------------------------------------------
  Charles F. Sposato                                   Thomas L. Foard
  Chairman of the Board of Directors                   Secretary

  MARY B. HALSEY                                       DONALD F. ANGERT
  President and C.E.O.                                 Treasurer

  TAYLOR F. CAMERON
  Vice President



  CECIL FEDERAL SAVINGS BANK
--------------------------------------------------------------------------------

  CHARLES F. SPOSATO                                   THOMAS L. FOARD
  Chairman of the Board                                Secretary

  MARY B. HALSEY                                       DONALD F. ANGERT
  President and C.E.O.                                 Treasurer

  BRIAN J. HALE                                        JEAN L. MAUCHER
  Senior Vice President and C.O.O.                     Assistant Secretary

  SANDRA D. FELTMAN                                    BARBARA M. HOWARD
  Vice President, Director of Lending                  Assistant Treasurer


  COLUMBIAN BANK, FSB
--------------------------------------------------------------------------------

  DONALD F. ANGERT                                     ROBERT L. JOHNSON
  Chairman of the Board                                Secretary and Treasurer

  THOMAS W. LOFLAND
  President and C.E.O.

[PICTURE OMITTED]



                                 Sandra D. Feltman
                                 Vice President, Director of Lending
                                 Cecil Federal Savings Bank




                                         [PICTURE OMITTED]


Roger L. Owens
Vice President, Investment Consultant
Cecil Financial Services



[PICTURE OMITTED]

                                 Barbara M. Howard
                                 Assistant Treasurer, Main Office Branch Manager Cecil Federal Savings Bank

                                OFFICE LOCATIONS

  CECIL FEDERAL SAVINGS BANK                                 COLUMBIAN BANK, FSB
  --------------------------                                 -------------------

  Main Office                 Loan Center                    Main Office
  127 North Street            135 North Street               303-307 St. John Street
  Elkton, MD 21921            Elkton, MD 21921               Havre de Grace, MD 21078
  410-398-1650                410-392-LEND                   410-939-2313

  North East                  Big Elk Mall                   Pulaski Highway
  108 North East Plaza        108 Big Elk Mall               1609 Pulaski Highway
  North East, MD 21901        Elkton, MD 21921               Havre de Grace, MD 21078
  410-287-2443                410-398-2966                   410-942-1100

                               GENERAL INFORMATION

  INDEPENDENT PUBLIC ACCOUNTANTS
  ------------------------------
  Stegman & Company
  Suite 200
  405 East Joppa Road
  Baltimore, MD 21286

  SPECIAL COUNSEL
  ---------------
  Stradley Ronon Housley
  Kantarian & Bronstein, LLC
  Suite 700
  1220 19th Street, N.W.
  Washington, DC 20036

  DIVIDEND CALENDAR
  -----------------
  Dividends on the common stock of Cecil Bancorp, Inc. are ordinarily paid on the 30th of March, June, August, December.

  ANNUAL REPORT ON FORM 10-KSB
  ----------------------------
  A copy of the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date for the 2001 Annual Meeting upon written request to Taylor F. Cameron, 127 North Street, P.
  O. Box 568, Elkton, MD 21922-0568.

  ANNUAL MEETING
  --------------
  The 2001 Annual Meeting of Stockholders will be held at Bentleys Restaurant, 902 Pulaski Highway, Elkton, MD on Wednesday, May 2, 2001 at 9:00 a.m.

  GENERAL COUNSEL
  ---------------
  William B. Calvert, Esq.
  101 Courthouse Plaza
  Elkton, MD 21921

  TRANSFER AGENT & REGISTRAR
  --------------------------
  Registrar and Transfer Company
  10 Commerce Drive
  Cranford, NJ 07016

  STOCK LISTING INFORMATION
  -------------------------
  The common shares of Cecil Bancorp, Inc. are traded in the over-the-counter market under the symbol "CECB".

  DIVIDEND REINVESTMENT PLAN
  --------------------------
  Cecil Bancorp offers its stockholders the convenience and benefit of a Dividend Reinvestment Plan ("DRP") with optional direct cash purchases.

  Shareholders of record of at least 50 shares may have their quarterly dividends automatically invested in additional shares of the Company's common stock. Participants of the DRP may also make voluntary cash purchases, within certain limits, of the Company's common stock without paying brokerage commissions.

  For more information, send a request to:

         Taylor F. Cameron
         c/o Cecil Bancorp, Inc.
         P.O. Box 568
         Elkton, MD 21922-0568

  Or call Mr. Cameron at 410-398-1650.